                                                                               .
                                                                               .
                                                                               .

                      FIRST AMERICAN INVESTMENT FUNDS, INC.

                       STATEMENT OF ADDITIONAL INFORMATION

                             DATED OCTOBER 29, 2007

            TAX FREE FUNDS                            BOND FUNDS
-------------------------------------   -----------------------------------
        ARIZONA TAX FREE FUND                     CORE BOND FUND
CALIFORNIA INTERMEDIATE TAX FREE FUND          HIGH INCOME BOND FUND
      CALIFORNIA TAX FREE FUND          INFLATION PROTECTED SECURITIES FUND
 COLORADO INTERMEDIATE TAX FREE FUND     INTERMEDIATE GOVERNMENT BOND FUND
       COLORADO TAX FREE FUND               INTERMEDIATE TERM BOND FUND
     INTERMEDIATE TAX FREE FUND                SHORT TERM BOND FUND
MINNESOTA INTERMEDIATE TAX FREE FUND          TOTAL RETURN BOND FUND
       MINNESOTA TAX FREE FUND             U.S. GOVERNMENT MORTGAGE FUND
       MISSOURI TAX FREE FUND
       NEBRASKA TAX FREE FUND
         OHIO TAX FREE FUND
  OREGON INTERMEDIATE TAX FREE FUND
         SHORT TAX FREE FUND
            TAX FREE FUND

     This Statement of Additional Information relates to the Class A, Class B, Class C, Class R and Class Y Shares of the funds named above (the "Funds"), each of which is a series of First American Investment Funds, Inc. ("FAIF"). This Statement of Additional Information is not a prospectus, but should be read in conjunction with the current Prospectuses dated October 29, 2007. The financial statements included as part of the Funds' Annual Reports to shareholders for the fiscal period ended June 30, 2007 for all funds are incorporated by reference into this Statement of Additional Information. This Statement of Additional Information is incorporated into the Funds' Prospectuses by reference. To obtain copies of Prospectuses or the Funds' Annual Report(s) at no charge, write the Funds' distributor, Quasar Distributors, LLC, 615 East Michigan Street, Milwaukee, WI 53202, or call Investor Services at 800 677-FUND. Please retain this Statement of Additional Information for future reference.

                      FIRST AMERICAN INVESTMENT FUNDS, INC.
                      SUPPLEMENT DATED NOVEMBER 30, 2007 TO
           TAX FREE AND BOND FUNDS STATEMENT OF ADDITIONAL INFORMATION
                             DATED OCTOBER 29, 2007

This information supplements the Statement of Additional Information of First American Investment Funds, Inc., dated October 29, 2007 (the "SAI"). This supplement and the SAI constitute a current SAI. To request a copy of the SAI, please call 800-677-FUND.

THE SECTION ENTITLED "ADDITIONAL INFORMATION CONCERNING FUND
INVESTMENTS--MUNICIPAL BONDS AND OTHER MUNICIPAL OBLIGATIONS--REFUNDED BONDS," LOCATED ON PAGE 16, IS REPLACED IN ITS ENTIRETY BY THE FOLLOWING:

     Refunded Bonds. The Tax Free Funds may invest in refunded bonds. Refunded bonds may have originally been issued as general obligation or revenue bonds, but become refunded when they are secured by an escrow fund, usually consisting entirely of direct U.S. government obligations and/or U.S. government agency obligations sufficient for paying the bondholders. There are two types of refunded bonds: pre-refunded bonds and escrowed-to-maturity ("ETM") bonds. The escrow fund for a pre-refunded municipal bond may be structured so that the refunded bonds are to be called at the first possible date or a subsequent call date established in the original bond debenture. The call price usually includes a premium from 1% to 3% above par. This type of structure usually is used for those refundings that either reduce the issuer's interest payment expenses or change the debt maturity schedule. In escrow funds for ETM refunded municipal bonds, the maturity schedules of the securities in the escrow funds match the regular debt-service requirements on the bonds as originally stated in the bond indentures.



SAI_BOND_STK

                      FIRST AMERICAN INVESTMENT FUNDS, INC.
                       SUPPLEMENT DATED JANUARY 7, 2008 TO
           STATEMENT OF ADDITIONAL INFORMATION DATED OCTOBER 29, 2007,
                           AS PREVIOUSLY SUPPLEMENTED

This information supplements the Statement of Additional Information of First American Investment Funds, Inc., dated October 29, 2007, as previously supplemented November 30, 2007 (the "SAI"). This supplement and the SAI constitute a current SAI. To request a copy of the SAI, please call 800-677-FUND.

EFFECTIVE JANUARY 1, 2008, THE FIRST SENTENCE ON PAGE 51 IN THE SAI UNDER THE HEADING "DIRECTORS AND EXECUTIVE OFFICERS--COMPENSATION" IS REPLACED BY THE
FOLLOWING:

     The First American Family of Funds, which includes FAIF, FAF, FASF, and FACEF, currently pays directors who are not paid employees or affiliates of the Funds an annual retainer of $135,000 ($245,000 in the case of the Chair).









                                                          BOND-SAI-STK#2

                      FIRST AMERICAN INVESTMENT FUNDS, INC.
                       SUPPLEMENT DATED AUGUST 11, 2008 TO
           TAX FREE AND BOND FUNDS STATEMENT OF ADDITIONAL INFORMATION
                             DATED OCTOBER 29, 2007

This information supplements the Statement of Additional Information of First American Investment Funds, Inc., dated October 29, 2007, as previously supplemented November 30, 2007 and January 7, 2008 (the "SAI"). This supplement and the SAI constitute a current SAI. To request a copy of the SAI, please call 800-677-FUND.

THE SECTION ENTITLED "ADDITIONAL INFORMATION ABOUT CERTAIN SHAREHOLDER SERVICES--REDUCING CLASS A SALES CHARGES--LETTER OF INTENT," LOCATED ON PAGE 87, IS REPLACED IN ITS ENTIRETY BY THE FOLLOWING:

     LETTER OF INTENT: If an investor intends to purchase, in the aggregate, at least $50,000 of Class A or Class C shares in the Funds, or other First American funds (other than money market funds), over the next 13 months, the sales charge may be reduced by signing a letter of intent to that effect. This letter of intent includes a provision for a sales charge adjustment depending on the amount actually purchased within the 13-month period and a provision for the Funds' custodian to hold a percentage equal to the maximum sales charge rate of the total amount intended to be purchased in escrow (in shares) until the purchase is completed.

     The amount held in escrow will be applied to the investor's account at the end of the 13-month period after deduction of the sales load applicable to the dollar value of shares actually purchased. In this event, an appropriate number of escrowed shares may be redeemed in order to realize the difference in the sales charge.

     A letter of intent will not obligate the investor to purchase shares, but if he or she does, each purchase during the period will be at the sales charge applicable to the total amount intended to be purchased. Absent complete and current notification from the investor or from his or her financial intermediary to the Funds, the investor may not realize the benefit of a reduced sales charge.

                                                                  BOND-SAI-STK#3

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
GENERAL INFORMATION ...............................................            1

ADDITIONAL INFORMATION CONCERNING FUND INVESTMENTS ................            2
   Asset-Backed Securities ........................................            2
   Brady Bonds ....................................................            2
   Collateralized Debt Obligations ................................            3
   Corporate Debt Securities ......................................            3
   Closed-End Investment Companies ................................            3
   Debt Obligations Rated Less Than Investment Grade ..............            3
   Dollar Rolls ...................................................            4
   Equity and Convertible Securities ..............................            4
   Exchange Traded Funds ..........................................            5
   Fixed and Floating Rate Debt Obligations .......................            5
   Foreign Currency Transactions ..................................            5
   Foreign Securities .............................................            6
   Futures and Options on Futures .................................            8
   Guaranteed Investment Contracts.................................           11
   Inflation Protected Securities..................................           11
   Interest Rate Caps and Floors...................................           12
   Inverse Floating Rate Municipal Obligations.....................           12
   Lending of Portfolio Securities.................................           12
   Mortgage-Backed Securities......................................           13
   Municipal Bonds and Other Municipal Obligations.................           15
   Options Transactions............................................           17
   Participation Interests.........................................           19
   Payment-In-Kind Debentures and Delayed Interest Securities......           19
   Real Estate Investment Trust ("REIT") Securities................           19
   Repurchase Agreements...........................................           20
   Royalty Trusts..................................................           20
   Short-Term Temporary Investments................................           21
   Swap Agreements.................................................           22
   Temporary Taxable Investments...................................           23
   Trust Preferred Securities......................................           23
   U.S. Government Securities......................................           24
   When-Issued and Delayed Delivery Transactions...................           24
   Zero Coupon Securities..........................................           25
   Special Factors Affecting Single State Tax Free Funds...........           25

INVESTMENT RESTRICTIONS............................................           41

PORTFOLIO TURNOVER ................................................           43

FUND NAMES ........................................................           43

DISCLOSURE OF PORTFOLIO HOLDINGS...................................           44
   Public Disclosure...............................................           44
   Nonpublic Disclosure............................................           44

DIRECTORS AND EXECUTIVE OFFICERS...................................           45
   Independent Directors...........................................           46
   Executive Officers..............................................           47
   Standing Committees of the Board of Directors...................           49

   Fund Shares Owned by the Directors..............................           51
   Compensation....................................................           51
   Sales Loads.....................................................           52

CODE OF ETHICS ....................................................           52

PROXY VOTING POLICIES..............................................           52

INVESTMENT ADVISORY AND OTHER SERVICES FOR THE FUNDS...............           53
   Investment Advisor..............................................           53
   Additional Payments to Financial Intermediaries.................           54
   Administrator ..................................................           58
   Transfer Agent .................................................           59
   Distributor ....................................................           60
   Custodian and Independent Registered Public Accounting Firm.....           63

PORTFOLIO MANAGERS ................................................           64
   Other Accounts Managed..........................................           64
   Compensation....................................................           65
   Ownership of Fund Shares........................................           66

PORTFOLIO TRANSACTIONS AND ALLOCATION OF BROKERAGE.................           67

CAPITAL STOCK .....................................................           69

NET ASSET VALUE AND PUBLIC OFFERING PRICE..........................           82

TAXATION ..........................................................           85

ADDITIONAL INFORMATION ABOUT CERTAIN SHAREHOLDER SERVICES..........           87
   Reducing Class A Sales Charges..................................           87
   Sales of Class A Shares at Net Asset Value......................           87
   Class A Shares Reinvestment Right...............................           88
   Redeeming Shares by Telephone...................................           88
   Redeeming Shares by Mail........................................           88
   Receipt of Orders by Financial Intermediaries...................           89
   Redemptions Before Purchase Instruments Clear...................           89
   Research Requests...............................................           89

FINANCIAL STATEMENTS ..............................................           89

RATINGS............................................................   Appendix A

PROXY VOTING POLICIES AND PROCEDURES...............................   Appendix B

                               GENERAL INFORMATION

     First American Investment Funds, Inc. ("FAIF") was incorporated in the State of Maryland on August 20, 1987 under the name "SECURAL Mutual Funds, Inc." The Board of Directors and shareholders, at meetings held January 10, 1991, and April 2, 1991, respectively, approved amendments to the Articles of Incorporation providing that the name "SECURAL Mutual Funds, Inc." be changed to "First American Investment Funds, Inc."

     FAIF is organized as a series fund and currently issues its shares in 42 series. Each series of shares represents a separate investment portfolio with its own investment objective and policies (in essence, a separate mutual fund). The series of FAIF to which this Statement of Additional Information relates are named on the cover. These series are referred to in this Statement of Additional Information as the "Funds."

     For purposes of this Statement of Additional Information, "Bond Funds," and "Tax Free Funds" shall consist of the Funds identified as such on the cover of this Statement of Additional Information. The Funds are open-end management investment companies and, except for the Tax Free Funds (other than Intermediate Tax Free Fund, Short Tax Free Fund, and Tax Free Fund), are diversified investment companies. The Tax Free Funds (other than Intermediate Tax Free Fund, Short Tax Free Fund, and Tax Free Fund) are non-diversified investment companies.

     Shareholders may purchase shares of each Fund through five separate classes, Class A, Class B (except for certain Bond Funds and the Tax Free Funds), Class C (except certain Bond Funds and certain Tax Free Funds), Class R (except for certain Bond Funds and the Tax Free Funds) and Class Y, which provide for variations in distribution costs, shareholder servicing fees, voting rights and dividends. To the extent permitted by the Investment Company Act of 1940, as amended ("1940 Act"), the Funds may also provide for variations in other costs among the classes. In addition, a sales load is imposed on the sale of Class A, Class B and Class C Shares of the Funds. Except for the foregoing differences among the classes pertaining to costs and fees, each share of each Fund represents an equal proportionate interest in that Fund.

     The Articles of Incorporation and Bylaws of FAIF provide that meetings of shareholders be held as determined by the Board of Directors and as required by the 1940 Act. Maryland corporation law requires a meeting of shareholders to be held upon the written request of shareholders holding 10% or more of the voting shares of FAIF, with the cost of preparing and mailing the notice of such meeting payable by the requesting shareholders. The 1940 Act requires a shareholder vote for, among other things, all amendments to fundamental investment policies and restrictions, for approval of investment advisory contracts and amendments thereto, and for amendments to Rule 12b-1 distribution plans.

     This Statement of Additional Information may also refer to affiliated investment companies, including: First American Funds, Inc. ("FAF"); First American Strategy Funds, Inc. ("FASF"); Mount Vernon Securities Lending Trust (the "Mount Vernon Trust"); and eight separate closed-end funds (American Strategic Income Portfolio Inc., American Strategic Income Portfolio Inc.--II, American Strategic Income Portfolio Inc.--III, American Municipal Income Portfolio Inc., Minnesota Municipal Income Portfolio Inc., First American Minnesota Municipal Income Fund II, Inc., American Select Portfolio Inc., and American Income Fund, Inc.), collectively referred to as the First American Closed-End Funds ("FACEF").

               ADDITIONAL INFORMATION CONCERNING FUND INVESTMENTS

     The principal investment strategies of each Fund are set forth in that Fund's Prospectuses. Additional information concerning principal investment strategies of the Funds, and other investment strategies that may be used by the Funds, is set forth below. The Funds have attempted to identify investment strategies that will be employed in pursuing each Fund's investment objective. However, in the absence of an affirmative limitation, a Fund may utilize any strategy or technique that is consistent with its investment objective. The Funds do not anticipate that any such strategy or technique would exceed 5% of a Fund's assets absent specific identification of that practice. Additional information concerning the Funds' investment restrictions is set forth below under "Investment Restrictions."

     If a percentage limitation on investments by a Fund stated in this SAI or the Prospectuses is adhered to at the time of an investment, a later increase or decrease in percentage resulting from changes in asset value will not be deemed to violate the limitation except in the case of the limitations on borrowing. A Fund which is limited to investing in securities with specified ratings or of a certain credit quality is not required to sell a security if its rating is reduced or its credit quality declines after purchase, but the Fund may consider doing so. Descriptions of the rating categories of Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("Standard & Poor's"), Fitch, Inc. ("Fitch") and Moody's Investors Service, Inc. ("Moody's) are contained in Appendix A.

ASSET-BACKED SECURITIES

     Core Bond Fund, Inflation Protected Securities Fund, Intermediate Term Bond Fund, Short Term Bond Fund, and Total Return Bond Fund may invest in asset-backed securities as a principal investment strategy. High Income Bond Fund and U.S. Government Mortgage Fund may invest in such securities as a non-principal investment strategy. Asset-backed securities generally constitute interests in, or obligations secured by, a pool of receivables other than mortgage loans, such as automobile loans and leases, credit card receivables, home equity loans and trade receivables. Asset-backed securities generally are issued by a private special-purpose entity. Their ratings and creditworthiness typically depend on the legal insulation of the issuer and transaction from the consequences of a sponsoring entity's bankruptcy, as well as on the credit quality of the underlying receivables and the amount and credit quality of any third-party credit enhancement supporting the underlying receivables or the asset-backed securities. Asset-backed securities and their underlying receivables generally are not issued or guaranteed by any governmental entity.

BRADY BONDS

     High Income Bond Fund and Total Return Bond Fund may invest in U.S. dollar-denominated "Brady Bonds" as a non-principal investment strategy. These foreign debt obligations, which may be fixed rate par bonds or floating rate discount bonds, are generally collateralized in full as to repayment of principal at maturity by U.S. Treasury zero-coupon obligations that have the same maturity as the Brady Bonds. Interest payments on these Brady Bonds generally are collateralized on a one-year or longer rolling-forward basis by cash or securities in an amount that, in the case of fixed rate bonds, is equal to at least one year of interest payments or, in the case of floating rate bonds, initially is equal to at least one year's interest payments based on the applicable interest rate at that time and is adjusted at regular intervals thereafter. Brady Bonds can be viewed as having three or four valuation components: (i) the collateralized repayment of principal at final maturity;
(ii) the collateralized interest payments; (iii) the uncollateralized interest payments; and (iv) any uncollateralized repayment of principal at maturity. Those uncollateralized amounts constitute what is called the "residual risk."

     If there is a default on collateralized Brady Bonds resulting in acceleration of the payment obligations of the issuer, the zero-coupon U.S. Treasury securities held as collateral for the payment of principal will not be distributed to investors, nor will those obligations be sold to distribute the proceeds. The collateral will be held by the collateral agent to the scheduled maturity of the defaulted Brady Bonds. The defaulted bonds will continue to remain outstanding, and the face amount of the collateral will equal the principal payments which would have then been due on the Brady Bonds in the normal course. Because of the residual risk of Brady Bonds and the history of defaults with respect to commercial bank loans by public and private entities of countries issuing Brady Bonds, Brady Bonds are considered speculative investments.

COLLATERALIZED DEBT OBLIGATIONS

     The Bond Funds, other than Intermediate Government Bond Fund and U.S. Government Mortgage Securities Fund, may invest in Collateralized Debt Obligations ("CDOs") as a non-principal investment strategy. Similar to CMOs described below under "--Mortgage-Backed Securities," CDOs are debt obligations typically issued by a private special-purpose entity and collateralized principally by debt securities (including, for example, high-yield, high-risk bonds, structured finance securities including asset-backed securities, CDOs, mortgage-backed securities and REITs) or corporate loans. The special purpose entity typically issues one or more classes (sometimes referred to as "tranches") of rated debt securities, one or more unrated classes of debt securities that are generally treated as equity interests, and a residual equity interest. The tranches of CDOs typically have different interest rates, projected weighted average lives and ratings, with the higher rated tranches paying lower interest rates. One or more forms of credit enhancement are almost always necessary in a CDO structure to obtain the desired credit ratings for the most highly rated debt securities issued by the CDO. The types of credit enhancement used include "internal" credit enhancement provided by the underlying assets themselves, such as subordination, excess spread and cash collateral accounts, hedges provided by interest rate swaps, and "external" credit enhancement provided by third parties, principally financial guaranty insurance issued by monoline insurers. Despite this credit enhancement, CDO tranches can experience substantial losses due to actual defaults, increased sensitivity to defaults due to collateral default and the disappearance of lower rated protecting tranches, market anticipation of defaults, as well as aversion to CDO securities as a class. CDOs can be less liquid than other publicly held debt issues, and require additional structural analysis.

CORPORATE DEBT SECURITIES

     The Bond Funds, other than Intermediate Government Bond Fund and U.S. Government Mortgage Fund, may invest in corporate debt securities as a principal investment strategy. U.S. Government Mortgage Fund may invest in such securities as a non-principal investment strategy. Corporate debt securities are fully taxable debt obligations issued by corporations. These securities fund capital improvements, expansions, debt refinancing or acquisitions that require more capital than would ordinarily be available from a single lender. Investors in corporate debt securities lend money to the issuing corporation in exchange for interest payments and repayment of the principal at a set maturity date. Rates on corporate debt securities are set according to prevailing interest rates at the time of the issue, the credit rating of the issuer, the length of the maturity and other terms of the security, such as a call feature. Corporate debt securities are subject to the risk of an issuer's inability to meet principal and interest payments on the obligations and may also be subject to price volatility due to such factors as market interest rates, market perception of the creditworthiness of the issuer and general market liquidity. In addition, corporate restructurings, such as mergers, leveraged buyouts, takeovers or similar corporate transactions are often financed by an increase in a corporate issuer's debt securities. As a result of the added debt burden, the credit quality and market value of an issuer's existing debt securities may decline significantly.

CLOSED-END INVESTMENT COMPANIES

     The Bond Funds may invest up to 10% of their total assets in common or preferred shares of closed-end investment companies that invest in Fund-eligible investments, to the extent permitted under the 1940 Act. Shares of certain closed-end investment companies may at times be acquired only at market prices representing premiums to their net asset values. Shares acquired at a premium to their net asset value may be more likely to subsequently decline in price, resulting in a loss to the Fund and its shareholders. If a Fund acquires shares of closed-end investment companies, Fund shareholders would bear both their proportionate share of the expenses of the Fund (including management and advisory fees) and, indirectly, the expenses of such closed-end investment companies.

DEBT OBLIGATIONS RATED LESS THAN INVESTMENT GRADE

     Core Bond Fund, Inflation Protected Securities Fund, Short Term Bond Fund, Total Return Bond Fund, and the Tax Free Funds may invest in both investment grade and non-investment grade debt obligations. High Income Bond Fund invests primarily in non-investment grade debt obligations. Debt obligations rated less than "investment grade" are sometimes referred to as "high yield securities" or "junk bonds." To be consistent with the ratings methodology used by Lehman Brothers, the provider of the benchmarks of the Bond Funds, a debt obligation is considered to be rated "investment grade" if two of Moody's, Standard & Poor's and Fitch rate the security investment-grade (i.e. at least Baa, BBB and BBB, respectively). If ratings are provided by only two of those rating agencies, the more conservative rating is used to determine whether the security is investment-grade. If only one of those rating agencies provides a rating, that rating is used. Inflation Protected Securities Fund and the Tax Free Funds may invest in non-investment grade debt obligations rated at least B by two of Standard & Poor's, Moody's and Fitch, unless only one of those rating agencies rates the security, in which case that rating must be at least B, or in unrated securities determined to be of comparable quality by FAF Advisors, Inc., the Funds' investment advisor (formerly known as U.S. Bancorp Asset Management, Inc.) ("FAF Advisors" or the "Advisor"). Core Bond Fund, Short Term Bond Fund, and Total Return Bond Fund may not invest in non-investment grade debt obligations rated by two of Standard & Poor's, Fitch and Moody's lower than CCC, CCC or Caa, respectively, unless only one of those rating agencies rates the security, in which case that rating must be at least CCC or Caa, or in unrated securities determined to be of comparable quality by the Advisor. There are no minimum rating requirements for High Income Bond Fund (which means that the Fund may invest in bonds in default).

     The "equity securities" in which certain Funds may invest include corporate debt obligations which are convertible into common stock. These convertible debt obligations may include non-investment grade obligations.

     Yields on non-investment grade debt obligations will fluctuate over time. The prices of such obligations have been found to be less sensitive to interest rate changes than higher rated obligations, but more sensitive to adverse economic changes or individual corporate developments. Also, during an economic downturn or period of rising interest rates, highly leveraged issuers may experience financial stress which could adversely affect their ability to service principal and interest payment obligations, to meet projected business goals, and to obtain additional financing. In addition, periods of economic uncertainty and changes can be expected to result in increased volatility of market prices of non-investment grade debt obligations. If the issuer of a security held by a Fund defaulted, the Fund might incur additional expenses to seek recovery.

     In addition, the secondary trading market for non-investment grade debt obligations may be less developed than the market for investment grade obligations. This may make it more difficult for a Fund to value and dispose of such obligations. Adverse publicity and investor perceptions, whether or not based on fundamental analysis, may decrease the values and liquidity of non-investment grade obligations, especially in a thin secondary trading market.

     Certain risks also are associated with the use of credit ratings as a method for evaluating non-investment grade debt obligations. For example, credit ratings evaluate the safety of principal and interest payments, not the market value risk of such obligations. In addition, credit rating agencies may not timely change credit ratings to reflect current events. Thus, the success of a Fund's use of non-investment grade debt obligations may be more dependent on the Advisor's own credit analysis than is the case with investment grade obligations.

DOLLAR ROLLS

     The Bond Funds other than Intermediate Government Bond Fund may enter into mortgage "dollar rolls" in which a Fund sells securities and simultaneously contracts with the same counterparty to repurchase similar (same type, coupon and maturity) but not identical securities on a specified future date. Core Bond Fund, Intermediate Term Bond Fund, and Total Return Bond Fund do so as a principal investment strategy. In a mortgage dollar roll, a Fund gives up the right to receive principal and interest paid on the securities sold. However, the Fund would benefit to the extent of any difference between the price received for the securities sold and the lower forward price for the future purchase plus any fee income received. Unless such benefits exceed the income, capital appreciation and gain or loss due to mortgage prepayments that would have been realized on the securities sold as part of the mortgage dollar roll, the use of this technique will diminish the investment performance of the Fund compared with what such performance would have been without the use of mortgage dollar rolls. The Fund will segregate until the settlement date cash or liquid securities in an amount equal to the forward purchase price.

EQUITY AND CONVERTIBLE SECURITIES

     As a non-principal investment strategy, High Income Bond Fund and Total Return Bond Fund may invest in equity securities, including common stock, master limited partnership (MLP) and other partnership units. The advisor anticipates that such investments will consist predominantly of income-oriented equity securities or partnership units. Common stock represents units of ownership in a corporation. Owners typically are entitled to vote on the selection of directors and other important matters as well as to receive dividends on their holdings. In the event that a corporation is liquidated, the claims of secured and unsecured creditors and owners of bonds and preferred stock take precedence over the claims of those who own common stock. The price of common stock is generally determined by corporate earnings, type of products or services offered, projected growth rates, experience of management, liquidity, and general market conditions for the markets on which the stock trades. Stocks may decline significantly in price over short or extended periods of time. Price changes may occur in the market as a whole, or they may occur in only a particular country, company, industry, or sector of the market. In addition, the types of stocks in which a particular fund invests may underperform the market or may not pay dividends as anticipated.

     MLPs are limited partnerships in which the ownership units (i.e., limited partnership interests) are publicly traded. MLP units are registered with the SEC and are freely traded on a securities exchange or in the over-the-counter market. Many MLPs operate in the oil and gas related businesses, including energy processing and distribution. Many MLPs are pass-through entities that generally are taxed at the unit holder level and are not subject to federal or state income tax at the partnership level. Annual income, gains, losses, deductions and credits of an MLP pass through directly to its unitholders. Distributions from an MLP may consist in part of a return of capital. Generally, an MLP is operated under the supervision of one or more general partners. Limited partners are not involved in the day-to-day management of the partnership. The risks of investing in an MLP are generally those involved in investing in a partnership as opposed to a corporation. For example, state law governing partnerships is often less restrictive than state law governing corporations. Accordingly, there may be fewer protections afforded investors in an MLP than investors in a corporation. Investments held by MLPs may be relatively illiquid, limiting the MLPs' ability to vary their portfolios promptly in response to changes in economic or other conditions. MLPs may have limited financial resources, their securities may trade infrequently and in limited volume, and they may be subject to more abrupt or erratic price movements than securities of larger or more broadly-based companies. Investment in MLPs by High Income Bond Fund and Total Return Bond Fund also subject these Funds to the risks associated with the specific industry or industries in which the MLPs invest. Additionally, since MLPs generally conduct business in multiple states, the Funds may be subject to income or franchise tax in each of the states in which the partnership does business. The additional cost of preparing and filing the tax returns and paying the related taxes may adversely impact the Funds' return on their investment in MLPs.

     The Bond Funds other than Intermediate Government Bond Fund, U.S. Government Mortgage Fund, and Short Term Bond Fund, may invest in preferred stock as a non-principal investment strategy. Preferred stock, unlike common stock, offers a stated dividend rate payable from the issuer's earnings. Preferred stock dividends may be cumulative or non-cumulative, participating, or auction rate. If interest rates rise, the fixed dividend on preferred stocks may be less attractive, causing the price of preferred stocks to decline. Preferred stock may have mandatory sinking fund provisions, as well as call/redemption provisions prior to maturity, a negative feature when interest rates decline.

     All of the Bond Funds other than Intermediate Government Bond Fund, as a non-principal investment strategy, may invest in debt securities which are convertible into or exchangeable for, or which carry warrants or other rights to acquire, common or preferred stocks. Equity interests acquired through conversion, exchange or exercise of rights to acquire stock will be disposed of by each of the Bond Funds as soon as practicable in an orderly manner (except that the Bond Funds that may invest in common stocks and/or preferred stocks directly are not required to dispose of any stock so acquired).

EXCHANGE TRADED FUNDS

     The Funds other than Intermediate Government Bond Fund may invest in exchange traded funds ("ETFs") as a non-principal investment strategy. These are a type of index fund bought and sold on a securities exchange. An ETF trades like common stock and represents a fixed portfolio of securities designed to track a particular market index. Each Fund could purchase an ETF to temporarily gain exposure to a portion of the U.S. or a foreign market while awaiting purchase of underlying securities. The risks of owning an ETF generally reflect the risks of owning the underlying securities they are designed to track, although lack of liquidity in an ETF could result in it being more volatile and ETFs have management fees that increase their costs.

FIXED AND FLOATING RATE DEBT OBLIGATIONS

     The debt obligations in which the Bond Funds invest as either a principal or non-principal investment strategy may have either fixed or floating rates. Floating rate securities are generally offered at an initial interest rate which is at or above prevailing market rates. The interest rate paid on these securities is then reset periodically (commonly every 90 days) to an increment over some predetermined interest rate index. Commonly utilized indices include the three-month Treasury bill rate, the 180-day Treasury bill rate, the one-month or three-month London Interbank Offered Rate (LIBOR), the prime rate of a bank, the commercial paper rates, or the longer-term rates on U.S. Treasury securities. Fixed rate securities tend to exhibit more price volatility during times of rising or falling interest rates than securities with floating rates of interest. This is because floating rate securities behave like short-term instruments in that the rate of interest they pay is subject to periodic adjustments based on a designated interest rate index. Fixed rate securities pay a fixed rate of interest and are more sensitive to fluctuating interest rates. In periods of rising interest rates the value of a fixed rate security is likely to fall. Fixed rate securities with short-term characteristics are not subject to the same price volatility as fixed rate securities without such characteristics. Therefore, they behave more like floating rate securities with respect to price volatility.

FOREIGN CURRENCY TRANSACTIONS

     Core Bond Fund, Inflation Protected Securities Fund, Short Term Bond Fund and Total Return Bond Fund may invest in securities which are purchased and sold in foreign currencies. The value of the Funds' assets as measured in U.S. dollars therefore may be affected favorably or unfavorably by changes in foreign currency exchange rates and exchange control regulations. The Funds also will incur costs in converting U.S. dollars to local currencies, and vice versa. The Funds therefore may enter into foreign currency transactions as a principal investment strategy.

     The Funds will conduct their foreign currency transactions either on a spot (i.e., cash) basis at the spot rate prevailing in the foreign currency exchange market, or through forward foreign currency exchange contracts ("forward currency contracts") to purchase or sell foreign currencies at a future date.

     The Funds may enter into forward currency contracts in order to hedge against adverse movements in exchange rates between currencies. The Funds may engage in "transaction hedging" to protect against a change in the foreign currency exchange rate between the date a Fund contracts to purchase or sell a security and the settlement date, or to "lock in" the United States dollar equivalent of a dividend or interest payment made in a foreign currency. They also may engage in "portfolio hedging" to protect against a decline in the value of their portfolio securities as measured in U.S. dollars which could result from changes in exchange rates between the United States dollar and the foreign currencies in which the portfolio securities are purchased and sold. The Funds also may hedge foreign currency exchange rate risk by engaging in foreign currency futures and options transactions.

     Although a foreign currency hedge may be effective in protecting a Fund from losses resulting from unfavorable changes in exchanges rates between the United States dollar and foreign currencies, it also would limit the gains which might be realized by the Fund from favorable changes in exchange rates. The Advisor's decision whether to enter into currency hedging transactions will depend in part on its view regarding the direction and amount in which exchange rates are likely to move. The forecasting of movements in exchange rates is extremely difficult, so that it is highly uncertain whether a hedging strategy, if undertaken, would be successful. To the extent that the advisor's view regarding future exchange rates proves to have been incorrect, a Fund may realize losses on its foreign currency transactions.

     Forward Currency Contracts. A forward currency contract involves an obligation to purchase or sell a specific currency at a future date, which may be any fixed number of days from the date of the contract agreed upon by the parties, at a price set at the time of the contract. These contracts are traded directly between currency traders (usually large commercial banks) and their customers. A Fund will not enter into such forward contracts or maintain a net exposure in such contracts where it would be obligated to deliver an amount of foreign currency in excess of the value of its securities or other assets denominated in that currency. Each Fund will comply with applicable Securities and Exchange Commission ("SEC") positions requiring it to segregate assets to cover its commitments with respect to such contracts. The Funds generally will not enter into a forward currency contract with a term longer than one year.

     Foreign Currency Futures Transactions. Unlike forward foreign currency exchange contracts, foreign currency futures contracts and options on foreign currency futures contracts are standardized as to amount and delivery period and may be traded on boards of trade and commodities exchanges or directly with a dealer which makes a market in such contracts and options. It is anticipated that such contracts may provide greater liquidity and lower cost than forward foreign currency exchange contracts. As part of their financial futures transactions, the Funds may use foreign currency futures contracts and options on such futures contracts. Through the purchase or sale of such contracts, the Funds may be able to achieve many of the same objectives as through investing in forward foreign currency exchange contracts.

     Foreign Currency Options. A foreign currency option provides the option buyer with the right to buy or sell a stated amount of foreign currency at the exercise price at a specified date or during the option period. A call option gives its owner the right, but not the obligation, to buy the currency, while a put option gives its owner the right, but not the obligation, to sell the currency. The option seller (writer) is obligated to fulfill the terms of the option sold if it is exercised. However, either seller or buyer may close its position during the option period in the secondary market for such options at any time prior to expiration.

     A foreign currency call option rises in value if the underlying currency appreciates. Conversely, a foreign currency put option rises in value if the underlying currency depreciates. While purchasing a foreign currency option may protect a Fund against an adverse movement in the value of a foreign currency, it would limit the gain which might result from a favorable movement in the value of the currency. For example, if the Fund were holding securities denominated in an appreciating foreign currency and had purchased a foreign currency put to hedge against a decline in the value of the currency, it would not have to exercise its put. In such an event, however, the amount of the Fund's gain would be offset in part by the premium paid for the option. Similarly, if the Fund entered into a contract to purchase a security denominated in a foreign currency and purchased a foreign currency call to hedge against a rise in the value of the currency between the date of purchase and the settlement date, the Fund would not need to exercise its call if the currency instead depreciated in value. In such a case, the Fund could acquire the amount of foreign currency needed for settlement in the spot market at a lower price than the exercise price of the option.

FOREIGN SECURITIES

     General. Core Bond Fund, High Income Bond Fund, Inflation Protected Securities Fund, Intermediate Term Bond Fund, Short Term Bond Fund, and Total Return Bond Fund may invest in foreign securities as a principal investment strategy.

     Core Bond Fund, High Income Bond Fund, Intermediate Term Bond Fund, and Short Term Bond Fund may invest up to 25% of total assets, and Inflation Protected Securities Fund and Total Return Bond Fund each may invest without limitation, in foreign securities payable in U.S. dollars. These securities may include securities issued or guaranteed by (i) the Government of Canada, any Canadian Province or any instrumentality and political subdivision thereof; (ii) any other foreign government agency or instrumentality; (iii) foreign subsidiaries of U.S. corporations and (iv) foreign issuers having total capital and surplus at the time of investment of at least $1 billion. In addition, up to 20% of the net assets of Inflation Protected Securities Fund, 20% of the total assets of Total Return Bond Fund, and 10% of the total assets of Core Bond Fund and Short Term Bond Fund may be invested in non-dollar denominated foreign securities.

     Investment in foreign securities is subject to special investment risks that differ in some respects from those related to investments in securities of U.S. domestic issuers. These risks include political, social or economic instability in the country of the issuer, the difficulty of predicting international trade patterns, the possibility of the imposition of exchange controls, expropriation, limits on removal of currency or other assets, nationalization of assets, foreign withholding and income taxation, and foreign trading practices (including higher trading commissions, custodial charges and delayed settlements). Foreign securities also may be subject to greater fluctuations in price than securities issued by U.S. corporations. The principal markets on which these securities trade may have less volume and liquidity, and may be more volatile, than securities markets in the United States.

     In addition, there may be less publicly available information about a foreign company than about a U.S. domiciled company. Foreign companies generally are not subject to uniform accounting, auditing and financial reporting standards comparable to those applicable to U.S. domestic companies. There is also generally less government regulation of securities exchanges, brokers and listed companies abroad than in the United States. Confiscatory taxation or diplomatic developments could also affect investment in those countries. In addition, foreign branches of United States banks, foreign banks and foreign issuers may be subject to less stringent reserve requirements and to different accounting, auditing, reporting, and record keeping standards than those applicable to domestic branches of United States banks and U.S. domestic issuers.

     Emerging Markets. Core Bond Fund, High Income Bond Fund, Short Term Bond Fund, and Total Return Bond Fund may invest in securities issued by the governmental and corporate issuers that are located in emerging market countries as a principal investment strategy. Inflation Protected Securities Fund and Intermediate Term Bond Fund may invest in such securities as a non-principal investment strategy, but only if the securities are rated investment grade. Investments in securities of issuers in emerging market countries may be subject to potentially higher risks than investments in developed countries. These risks include (i) less social, political and economic stability; (ii) the small current size of the markets for such securities and the currently low or nonexistent volume of trading, which may result in a lack of liquidity and in greater price volatility; (iii) certain national policies which may restrict the Fund's investment opportunities, including restrictions on investment in issuers or industries deemed sensitive to national interests; (iv) foreign taxation; (v) the absence of developed structures governing private or foreign investment or allowing for judicial redress for injury to private property; (vi) the limited development and recent emergence, in certain countries, of a capital market structure or market-oriented economy; and (vii) the possibility that recent favorable economic developments in certain countries may be slowed or reversed by unanticipated political or social events in such countries.

     Despite the dissolution of the Soviet Union, the Communist Party may continue to exercise a significant role in certain (particularly Eastern European) countries. To the extent of the Communist Party's influence, investments in such countries will involve risks of nationalization, expropriation and confiscatory taxation. The communist governments of a number of such countries expropriated large amounts of private property in the past, in many cases without adequate compensation, and there can be no assurance that such expropriation will not occur in the future. In the event of such expropriation, the Fund could lose a substantial portion of any investments it has made in the affected countries. Further, no accounting standards exist in many developing countries. Finally, even though certain currencies may be convertible into U.S. dollars, the conversion rates may be artificial to the actual market values and may be adverse to Fund shareholders.

     Certain countries, which do not have market economies, are characterized by an absence of developed legal structures governing private and foreign investments and private property. Certain countries require governmental approval prior to investments by foreign persons, or limit the amount of investment by foreign persons in a particular company, or limit the investment of foreign persons to only a specific class of securities of a company that may have less advantageous terms than securities of the company available for purchase by nationals.

     Authoritarian governments in certain countries may require that a governmental or quasi-governmental authority act as custodian of the Fund's assets invested in such country. To the extent such governmental or quasi-governmental authorities do not satisfy the requirements of the 1940 Act to act as foreign custodians of the Fund's cash and securities, the Fund's investment in such countries may be limited or may be required to be effected through intermediaries. The risk of loss through governmental confiscation may be increased in such countries.

     American Depositary Receipts and European Depositary Receipts. U.S. dollar-denominated American Depositary Receipts, which are traded in the United States on exchanges or over-the-counter, are issued by domestic banks. American Depositary Receipts represent the right to receive securities of foreign issuers deposited in a domestic bank or a correspondent bank. American Depositary Receipts do not eliminate all the risk inherent in investing in the securities of foreign issuers. However, by investing in American Depositary Receipts rather than directly in foreign issuers' stock, a Fund can avoid currency risks during the settlement period for either purchases or sales. In general, there is a large, liquid market in the United States for many American Depositary Receipts. The information available for American Depositary Receipts is subject to the accounting, auditing and financial reporting standards of the domestic market or exchange on which they are traded, which standards are more uniform and more exacting than those to which many foreign issuers may be subject. International Fund also may invest in European Depositary Receipts, which are receipts evidencing an arrangement with a European bank similar to that for American Depositary Receipts and which are designed for use in the European securities markets. European Depositary Receipts are not necessarily denominated in the currency of the underlying security.

     Certain American Depositary Receipts and European Depositary Receipts, typically those denominated as unsponsored, require the holders thereof to bear most of the costs of the facilities while issuers of sponsored facilities normally pay more of the costs thereof. The depository of an unsponsored facility frequently is under no obligation to distribute shareholder communications received from the issuer of the deposited securities or to pass through the voting rights to facility holders in respect to the deposited securities, whereas the depository of a sponsored facility typically distributes shareholder communications and passes through voting rights.

FUTURES AND OPTIONS ON FUTURES

     The Funds other than Intermediate Government Bond Fund may engage in futures transactions and options on futures as a principal investment strategy, including stock and interest rate index futures contracts and options thereon and, with respect to Inflation Protected Securities Fund only, commodity and commodity index futures contracts and options thereon. Certain Funds may also enter into foreign currency futures transactions, which are discussed in more detail above under "--Foreign Currency Transactions."

     A futures contract is an agreement between two parties to buy and sell a security or commodity for a set price on a future date. These contracts are traded on exchanges, so that, in most cases, either party can close out its position on the exchange for cash, without delivering the security or commodity. An option on a futures contract gives the holder of the option the right to buy or sell a position in a futures contract to the writer of the option, at a specified price and on or before a specified expiration date.

     An interest rate, commodity, foreign currency or index futures contract provides for the future sale by one party and purchase by another party of a specified quantity of a financial instrument, commodity, foreign currency or the cash value of an index at a specified price and time. A futures contract on an index is an agreement pursuant to which two parties agree to take or make delivery of an amount of cash equal to the difference between the value of the index at the close of the last trading day of the contract and the price at which the index contract was originally written. Although the value of an index might be a function of the value of certain specified securities, no physical delivery of these securities is made. Inflation Protected Securities Fund may also invest in commodity futures contracts and options thereon. A commodity futures contract is an agreement between two parties, in which one party agrees to buy a commodity, such as an energy, agricultural or metal commodity from the other party at a later date at a price and quantity agreed upon when the contract is made.

     Futures options possess many of the same characteristics as options on securities, currencies and indexes (discussed below under "--Options Transactions"). A futures option gives the holder the right, in return for the premium paid, to assume a long position (call) or short position (put) in a futures contract at a specified exercise price at any time during the period of the option. Upon exercise of a call option, the holder acquires a long position in the futures contract and the writer is assigned the opposite short position. In the case of a put option, the opposite is true.

     The Funds intend generally to use futures contracts and futures options to hedge against market risk. For example, a Bond Fund might use futures contracts to hedge against anticipated changes in interest rates that might adversely affect either the value of the Fund's securities or the price of the securities that the Fund intends to purchase. The Fund's hedging activities may include sales of futures contracts as an offset against the effect of expected increases in interest rates, and purchases of futures contracts as an offset against the effect of expected declines in interest rates. Although other techniques could be used to reduce a Fund's exposure to interest rate fluctuations, the Fund may be able to hedge its exposure more effectively and perhaps at a lower cost by using futures contracts and futures options.

     The Funds will only enter into futures contracts and futures options which are standardized and traded on a U.S. or foreign exchange, board of trade or similar entity, or quoted on an automated quotation system.

     When a purchase or sale of a futures contract is made by a Fund, the Fund is required to deposit with its custodian (or broker, if legally permitted) a specified amount of liquid assets ("initial margin"). The margin required for a futures contract is set by the exchange on which the contract is traded and may be modified during the term of the contract. Margin requirement on foreign exchanges may be modified during the term of the contract. Margin requirements on foreign exchanges may be different than U.S. exchanges. The initial margin is in the nature of a performance bond or good faith deposit on the futures contract which is returned to the Fund upon termination of the contract, assuming all contractual obligations have been satisfied. The Fund expects to earn interest income on its initial margin deposits. A futures contract held by the Fund is valued daily at the official settlement price of the exchange on which it is traded. Each day the Fund pays or receives cash, called "variation margin," equal to the daily change in value of the futures contract. This process is known as "marking to market." Variation margin does not represent a borrowing or loan by the Fund but is instead a settlement between the Fund and the broker of the amount one would owe the other if the futures contract expired. In computing daily net asset value, the Fund will mark to market its open futures positions.

     The Fund is also required to deposit and maintain margin with respect to put and call options on futures contracts written by it. Such margin deposits will vary depending on the nature of the underlying futures contract (and the related initial margin requirements), the current market value of the option, and other futures positions held by the Fund.

     Futures transactions also involve brokerage costs and the Fund may have to segregate additional liquid assets in accordance with applicable SEC requirements.

     Although some futures contracts call for making or taking delivery of the underlying currency, securities or commodities, generally these obligations are closed out prior to delivery by offsetting purchases or sales of matching futures contracts (same exchange, underlying currency, security or commodity, and delivery month). Closing out a futures contract sale is effected by purchasing a futures contract for the same aggregate amount of the specific type of financial instrument or commodity with the same delivery date. If an offsetting purchase price is less than the original sale price, the Fund realizes a capital gain, or if it is more, the Fund realizes a capital loss. Conversely, if an offsetting sale price is more than the original purchase price, the Fund realizes a capital loss. The transaction costs must also be included in these calculations.

     The Funds may write covered straddles consisting of a call and a put written on the same underlying futures contract. A straddle will be covered when sufficient assets are deposited to meet the Fund's immediate obligations.

     Limitations on Use of Futures and Futures Options. Aggregate initial margin deposits for futures contracts, and premiums paid for related options, may not exceed 5% of a Fund's total assets. Futures transactions will be limited to the extent necessary to maintain a Fund's qualification as a regulated investment company under the Internal Revenue Code of 1986, as amended (the "Code").

     Risks Associated with Futures and Futures Options. There are several risks associated with the use of futures contracts and futures options as hedging techniques. A purchase or sale of a futures contract may result in losses in excess of the amount invested in the futures contract. There can be no guarantee that there will be a correlation between price movements in the hedging vehicle and in the Fund securities being hedged. In addition, there are significant differences between the securities and futures markets that could result in an imperfect correlation between the markets, causing a given hedge not to achieve its objectives. The degree of imperfection of correlation depends on circumstances such as variations in speculative market demand for futures and futures options, including technical influences in futures trading and futures options, and differences between the financial instruments being hedged and the instruments underlying the standard contracts available for trading in such respects as interest rate levels, maturities, and creditworthiness of issuers. A decision as to whether, when and how to hedge involves the exercise of skill and judgment, and even a well-conceived hedge may be unsuccessful to some degree because of market behavior or unexpected interest rate trends.

     Futures exchanges may limit the amount of fluctuation permitted in certain futures contract prices during a single trading day. The daily limit establishes the maximum amount that the price of a futures contract may vary either up or down from the previous day's settlement price at the end of the current trading session. Once the daily limit has been reached in a futures contract subject to the limit, no more trades may be made on that day at a price beyond that limit. The daily limit governs only price movements during a particular trading day and therefore does not limit potential losses because the limit may work to prevent the liquidation of unfavorable positions. For example, futures prices have occasionally moved to the daily limit for several consecutive trading days with little or no trading, thereby preventing prompt liquidation of positions and subjecting some holders of futures contracts to substantial losses.

     There can be no assurance that a liquid market will exist at a time when a Fund seeks to close out a futures or a futures option position, and the Fund would remain obligated to meet margin requirements until the position is closed. In addition, many of the contracts discussed above are relatively new instruments without a significant trading history. As a result, there can be no assurance that an active secondary market will develop or continue to exist.

     Risks Associated with Commodity Futures Contracts. There are several additional risks associated with transactions in commodity futures contracts.

     Storage. Unlike the financial futures markets, in the commodity futures markets there are costs of physical storage associated with purchasing the underlying commodity. The price of the commodity futures contract will reflect the storage costs of purchasing the physical commodity, including the time value of money invested in the physical commodity. To the extent that the storage costs for an underlying commodity change while the Fund is invested in futures contracts on that commodity, the value of the futures contract may change proportionately.

     Reinvestment. In the commodity futures markets, producers of the underlying commodity may decide to hedge the price risk of selling the commodity by selling futures contracts today to lock in the price of the commodity at delivery tomorrow. In order to induce speculators to purchase the other side of the same futures contract, the commodity producer generally must sell the futures contract at a lower price than the expected future spot price. Conversely, if most hedgers in the futures market are purchasing futures contracts to hedge against a rise in prices, then speculators will only sell the other side of the futures contract at a higher futures price than the expected future spot price of the commodity. The changing nature of the hedgers and speculators in the commodity markets will influence whether futures prices are above or below the expected future spot price, which can have significant implications for Inflation Protected Securities Fund. If the nature of hedgers and speculators in futures markets has shifted when it is time for the Fund to reinvest the proceeds of a maturing contract in a new futures contract, the Fund might reinvest at higher or lower futures prices, or choose to pursue other investments.

     Other Economic Factors. The commodities which underlie commodity futures contracts may be subject to additional economic and non-economic variables, such as drought, floods, weather, livestock disease, embargoes, tariffs, and international economic, political and regulatory developments. These factors may have a larger impact on commodity prices and commodity-linked instruments, including futures contracts, than on traditional securities. Certain commodities are also subject to limited pricing flexibility because of supply and demand factors. Others are subject to broad price fluctuations as a result of the volatility of the prices for certain raw materials and the instability of supplies of other materials. These additional variables may create additional investment risks which subject Inflation Protected Securities Fund's investments to greater volatility than investments in traditional securities.

     CFTC Information. The Commodity Futures Trading Commission (the "CFTC"), a federal agency, regulates trading activity pursuant to the Commodity Exchange Act, as amended (the "CEA"). The CFTC requires the registration of a Commodity Pool Operator (a "CPO"), which is defined as any person engaged in a business which is of the nature of an investment trust, syndicate or a similar form of enterprise, and who, in connection therewith, solicits, accepts or receives from others funds, securities or property for the purpose of trading in a commodity for future delivery on or subject to the rules of any contract market. The CFTC has adopted Rule 4.5, which provides an exclusion from the definition of commodity pool operator for any registered investment company which files a notice of eligibility. The Funds have filed a notice of eligibility claiming exclusion from the status of CPO and, therefore, are not subject to registration or regulation as a CPO under the CEA.

GUARANTEED INVESTMENT CONTRACTS

     Short Term Bond Fund may purchase investment-type insurance products such as Guaranteed Investment Contracts ("GICs") as a non-principal investment strategy. A GIC is a deferred annuity under which the purchaser agrees to pay money to an insurer (either in a lump sum or in installments) and the insurer promises to pay interest at a guaranteed rate for the life of the contract. GICs may have fixed or variable interest rates. A GIC is a general obligation of the issuing insurance company. The purchase price paid for a GIC becomes part of the general assets of the insurer, and the contract is paid at maturity from the general assets of the insurer. In general, GICs are not assignable or transferable without the permission of the issuing insurance companies and can be redeemed before maturity only at a substantial discount or penalty. GICs, therefore, are usually considered to be illiquid investments. Short Term Bond Fund will purchase only GICs which are obligations of insurance companies with a policyholder's rating of A or better by A.M. Best Company.

INFLATION PROTECTED SECURITIES

     Inflation Protected Securities Fund invests in inflation protected securities as a principal investment strategy. The other Bond Funds may invest in such securities as a non-principal investment strategy. Inflation protected securities are fixed income securities designed to provide protection against the negative effects of inflation. Two structures are common. The U.S. Treasury and some other issuers use a structure that accrues inflation into the principal value of the bond. Most other issuers pay out the inflation accruals as part of a semiannual coupon.

     Inflation protected securities issued by the U.S. Treasury have maturities of five, ten, twenty or thirty years, although it is possible that securities with other maturities will be issued in the future. The U.S. Treasury securities pay interest on a semi-annual basis, equal to a fixed percentage of the inflation-adjusted principal amount. For example, if the Fund purchased an inflation protected bond with a par value of $1,000 and a 3% real rate of return coupon (payable 1.5% semi-annually), and inflation over the first six months were 1%, the mid-year par value of the bond would be $1,010 and the first semi-annual interest payment would be $15.15 ($1,010 times 1.5%). If inflation during the second half of the year resulted in the whole years' inflation equaling 3%, the end-of-year par value of the bond would be $1,030 and the second semi-annual interest payment would be $15.45 ($1,030 times 1.5%).

     If the periodic adjustment rate measuring inflation falls, the principal value of U.S. Treasury inflation protected securities will be adjusted downward, and consequently the interest payable on these securities (calculated with respect to a smaller principal amount) will be reduced. Repayment of the original bond principal upon maturity (as adjusted for inflation) is guaranteed in the case of U.S. Treasury inflation protected bonds, even during a period of deflation. However, the current market value of the bonds is not guaranteed, and will fluctuate. Other inflation-protected securities that accrue inflation into their principal value may or may not provide a similar guarantee. If a guarantee of principal is not provided, the adjusted principal value of the bond repaid at maturity may be less than the original principal.

     The value of inflation-protected securities is expected to change in response to changes in real interest rates. Real interest rates in turn are tied to the relationship between nominal interest rates and the rate of inflation. Therefore, if inflation were to rise at a faster rate than nominal interest rates, real interest rates might decline, leading to an increase in value of inflation protected securities. In contrast, if nominal interest rates increased at a faster rate than inflation, real interest rates might rise, leading to a decrease in value of inflation-protected securities.

     The periodic adjustment of U.S. inflation protected bonds is tied to the Consumer Price Index for Urban Consumers ("CPI-U"), which is calculated monthly by the U.S. Bureau of Labor Statistics. The CPI-U is a measurement of changes in the cost of living, made up of components such as housing, food, transportation and energy. Inflation protected securities issued by a foreign government are generally adjusted to reflect a comparable inflation index, calculated by that government. There can be no assurance that the CPI-U or any foreign inflation index will accurately measure the real rate of inflation in the prices of goods and services. Moreover, there can be no assurance that the rate of inflation in a foreign country will be correlated to the rate of inflation in the United States. If the market perceives that the adjustment mechanism of an inflation-protected security does not accurately adjust for inflation, the value of the security could be adversely affected.

     While inflation protected securities are expected to be protected from long-term inflationary trends, short-term increases in inflation may lead to a decline in value. The calculation of the inflation index ratio for inflation protected securities issued by the U.S. Treasury incorporates an approximate three-month lag, which may have an effect on the trading price of the securities, particularly during periods of significant, rapid changes in the inflation index. To the extent that inflation has increased during the three months prior to an interest payment, that interest payment will not be protected from the inflation increase. Further, to the extent that inflation has increased during the final three months of a security's maturity, the final value of the security will not be protected against that increase, which will negatively impact the value of the security. If interest rates rise due to reasons other than inflation (for example, due to changes in currency exchange rates), investors in inflation-protected securities may not be protected to the extent that the increase is not reflected in the bond's inflation measure.

     Any increase in the principal amount of an inflation-protected security will be considered taxable income to the Fund, even though the Fund does not receive its principal until maturity.

INTEREST RATE CAPS AND FLOORS

     As a principal investment strategy, the Bond Funds other than Intermediate Government Bond Fund may purchase or sell interest rate caps and floors to preserve a return or a spread on a particular investment or portion of its portfolio or for other non-speculative purposes. The Tax Free Funds may do so as a non-principal investment strategy. The purchase of an interest rate cap entitles the purchaser, to the extent a specified index exceeds a predetermined interest rate, to receive payments of interest on a contractually based principal amount from the party selling such interest rate cap. The purchase of an interest rate floor entitles the purchaser, to the extent a specified index falls below a predetermined interest rate, to receive payments of interest on a contractually based principal amount from the party selling such interest rate floor.

INVERSE FLOATING RATE MUNICIPAL OBLIGATIONS

     Each of the Tax Free Funds, as a principal investment strategy, may invest up to 10% of its total assets in inverse floating rate municipal obligations. An inverse floating rate obligation entitles the holder to receive interest at a rate which changes in the opposite direction from, and in the same magnitude as or in a multiple of, changes in a specified index rate. Although an inverse floating rate municipal obligation would tend to increase portfolio income during a period of generally decreasing market interest rates, its value would tend to decline during a period of generally increasing market interest rates. In addition, its decline in value may be greater than for a fixed-rate municipal obligation, particularly if the interest rate borne by the floating rate municipal obligation is adjusted by a multiple of changes in the specified index rate. For these reasons, inverse floating rate municipal obligations have more risk than more conventional fixed-rate and floating rate municipal obligations.

LENDING OF PORTFOLIO SECURITIES

     In order to generate additional income, as a non-principal investment strategy each of the Funds other than Intermediate Government Bond Fund may lend portfolio securities representing up to one-third of the value of its total assets to broker-dealers, banks or other institutional borrowers of securities. As with other extensions of credit, there may be risks of delay in recovery of the securities or even loss of rights in the collateral should the borrower of the securities fail financially. However, the Funds will only enter into domestic loan arrangements with broker-dealers, banks, or other institutions. The Funds will pay a portion of the income earned on the lending transaction to the placing broker and may pay administrative and custodial fees in connection with these loans.

     In these loan arrangements, the Funds will receive collateral in the form of cash, United States government securities or other high-grade debt obligations equal to at least 100% of the value of the securities loaned. This collateral must be valued daily by the Advisor or the applicable Fund's lending agent and, if the market value of the loaned securities increases, the borrower must furnish additional collateral to the lending Fund. During the time portfolio securities are on loan, the borrower pays the lending Fund any dividends or interest paid on the securities. Loans are subject to termination at any time by the lending Fund or the borrower. While a Fund does not have the right to vote securities on loan, it would terminate the loan and regain the right to vote if that were considered important with respect to the investment.

     When a Fund lends portfolio securities to a borrower, payments in lieu of dividends made by the borrower to the Fund will not constitute "qualified dividends" taxable at the same rate as long-term capital gains, even if the actual dividends would have constituted qualified dividends had the Fund held the securities. See "Taxation."

     U.S. Bank, N.A. acts as securities lending agent for the Funds and receives separate compensation for such services, subject to compliance with conditions contained in an SEC exemptive order permitting U.S. Bank to provide such services and receive such compensation. U.S. Bank receives fees up to 25% of each fund's net income from securities lending transactions. For each Fund, collateral for securities on loan will be invested in a money market fund administered by FAF Advisors and FAF Advisors will receive an administration fee equal to 0.02% of such fund's average daily net assets.

MORTGAGE-BACKED SECURITIES

     The Bond Funds other than High Income Bond Fund and Intermediate Government Bond Fund may invest in mortgage-backed securities as a principal investment strategy. High Income Bond Fund may invest in such securities as a non-principal investment strategy. These investments include Agency Pass-Through Certificates, private mortgage pass-through securities, collateralized mortgage obligations, and commercial mortgage-backed securities, as defined and described below.

     Agency Pass-Through Certificates. Agency Pass-Through Certificates are mortgage pass-through certificates representing undivided interests in pools of residential mortgage loans. Distribution of principal and interest on the mortgage loans underlying an Agency Pass-Through Certificate is an obligation of or guaranteed by the Government National Mortgage Association (GNMA, or Ginnie
Mae), the Federal National Mortgage Association (FNMA, or Fannie Mae) or the Federal Home Loan Mortgage Corporation (FHLMC, or Freddie Mac). GNMA is a wholly owned corporate instrumentality of the United States within the Department of Housing and Urban Development. The guarantee of GNMA with respect to GNMA certificates is backed by the full faith and credit of the United States, and GNMA is authorized to borrow from the United States Treasury in an amount which is at any time sufficient to enable GNMA, with no limitation as to amount, to perform its guarantee.

     FNMA is a federally chartered and privately owned corporation organized and existing under federal law. Although the Secretary of the Treasury of the United States has discretionary authority to lend funds to FNMA, neither the United States nor any agency thereof is obligated to finance FNMA's operations or to assist FNMA in any other manner.

     FHLMC is a federally chartered corporation organized and existing under federal law, the common stock of which is owned by the Federal Home Loan Banks. Neither the United States nor any agency thereof is obligated to finance FHLMC's operations or to assist FHLMC in any other manner.

     The mortgage loans underlying GNMA certificates are partially or fully guaranteed by the Federal Housing Administration or the Veterans Administration, while the mortgage loans underlying FNMA certificates and FHLMC certificates are conventional mortgage loans which are, in some cases, insured by private mortgage insurance companies. Agency Pass-Through Certificates may be issued in a single class with respect to a given pool of mortgage loans or in multiple classes.

     The residential mortgage loans evidenced by Agency Pass-Through Certificates and upon which CMOs (as described further below) are based generally are secured by first mortgages on one- to four-family residential dwellings. Such mortgage loans generally have final maturities ranging from 15 to 40 years and generally provide for monthly payments in amounts sufficient to amortize their original principal amounts by the maturity dates. Each monthly payment on such mortgage loans generally includes both an interest component and a principal component, so that the holder of the mortgage loans receives both interest and a partial return of principal in each monthly payment. In general, such mortgage loans can be prepaid by the borrowers at any time without any prepayment penalty. In addition, many such mortgage loans contain a "due-on-sale" clause requiring the loans to be repaid in full upon the sale of the property securing the loans. Because residential mortgage loans generally provide for monthly amortization and may be prepaid in full at any time, the weighted average maturity of a pool of residential mortgage loans is likely to be substantially shorter than its stated final maturity date. The rate at which a pool of residential mortgage loans is prepaid may be influenced by many factors and is not predictable with precision.

     Private mortgage pass-through securities ("Private Pass-Throughs"). Private Pass-Throughs are structured similarly to GNMA, FNMA and FHLMC mortgage pass-through securities and are issued by originators of and investors in mortgage loans, including savings and loan associations, mortgage bankers, commercial banks, investment banks and special purpose subsidiaries of the foregoing. These securities usually are backed by a pool of fixed or adjustable rate loans. Since Private Pass-Throughs typically are not guaranteed by an entity having the credit status of GNMA, FNMA or FHLMC, such securities generally are structured with one or more types of credit enhancement. Such credit support falls into two categories: (i) liquidity protection and (ii) protection against losses resulting from ultimate default by an obligor on the underlying assets. Liquidity protection refers to the provisions of advances, generally by the entity administering the pool of assets, to ensure that the pass-through of payments due on the underlying pool occurs in a timely fashion. Protection against losses resulting from ultimate default enhances the likelihood of ultimate payment of the obligations on at least a portion of the assets in the pool. Such protection may be provided through guarantees, insurance policies or letters of credit obtained by the issuer or sponsor from third parties, through various means of structuring the transaction or through a combination of such approaches. The Funds will not pay any additional fees for such credit support, although the existence of credit support may increase the price of a security.

     The ratings of securities for which third-party credit enhancement provides liquidity protection or protection against losses from default are generally dependent upon the continued creditworthiness of the enhancement provider. The ratings of such securities could be subject to reduction in the event of deterioration in the creditworthiness of the credit enhancement provider even in cases where the delinquency and loss experience on the underlying pool of assets is better than expected.

     Collateralized Mortgage Obligations ("CMOs"). CMOs are debt obligations typically issued by a private special-purpose entity and collateralized by residential or commercial mortgage loans or Agency Pass-Through Certificates. A Fund will invest only in CMOs that are rated within the rating categories in which the Fund is otherwise allowed to invest or which are of comparable quality in the judgment of the Advisor. Because CMOs are debt obligations of private entities, payments on CMOs generally are not obligations of or guaranteed by any governmental entity, and their ratings and creditworthiness typically depend, among other factors, on the legal insulation of the issuer and transaction from the consequences of a sponsoring entity's bankruptcy.

     CMOs generally are issued in multiple classes, with holders of each class entitled to receive specified portions of the principal payments and prepayments and/or of the interest payments on the underlying mortgage loans. These entitlements can be specified in a wide variety of ways, so that the payment characteristics of various classes may differ greatly from one another. For instance, holders may hold interests in CMO tranches called Z-tranches which defer interest and principal payments until one or other classes of the CMO have been paid in full. In addition, for example:

     - In a sequential-pay CMO structure, one class is entitled to receive all principal payments and prepayments on the underlying mortgage loans (and interest on unpaid principal) until the principal of the class is repaid in full, while the remaining classes receive only interest; when the first class is repaid in full, a second class becomes entitled to receive all principal payments and prepayments on the underlying mortgage loans until the class is repaid in full, and so forth.

     - A planned amortization class ("PAC") of CMOs is entitled to receive principal on a stated schedule to the extent that it is available from the underlying mortgage loans, thus providing a greater (but not absolute) degree of certainty as to the schedule upon which principal will be repaid.

     - An accrual class of CMOs provides for interest to accrue and be added to principal (but not be paid currently) until specified payments have been made on prior classes, at which time the principal of the accrual class (including the accrued interest which was added to principal) and interest thereon begins to be paid from payments on the underlying mortgage loans.

     - An interest-only class of CMOs entitles the holder to receive all of the interest and none of the principal on the underlying mortgage loans, while a principal-only class of CMOs entitles the holder to receive all of the principal payments and prepayments and none of the interest on the underlying mortgage loans.

     - A floating rate class of CMOs entitles the holder to receive interest at a rate which changes in the same direction and magnitude as changes in a specified index rate. An inverse floating rate class of CMOs entitles the holder to receive interest at a rate which changes in the opposite direction from, and in the same magnitude as or in a multiple of, changes in a specified index rate. Floating rate and inverse floating rate classes also may be subject to "caps" and "floors" on adjustments to the interest rates which they bear.

     - A subordinated class of CMOs is subordinated in right of payment to one or more other classes. Such a subordinated class provides some or all of the credit support for the classes that are senior to it by absorbing losses on the underlying mortgage loans before the senior classes absorb any losses. A subordinated class which is subordinated to one or more classes but senior to one or more other classes is sometimes referred to as a "mezzanine" class. A subordinated class generally carries a lower rating than the classes that are senior to it, but may still carry an investment grade rating.

     It generally is more difficult to predict the effect of changes in market interest rates on the return on mortgage-backed securities than to predict the effect of such changes on the return of a conventional fixed-rate debt instrument, and the magnitude of such effects may be greater in some cases. The return on interest-only and principal-only mortgage-backed securities is particularly sensitive to changes in interest rates and prepayment speeds. When interest rates decline and prepayment speeds increase, the holder of an interest-only mortgage-backed security may not even recover its initial investment. Similarly, the return on an inverse floating rate CMO is likely to decline more sharply in periods of increasing interest rates than that of a fixed-rate security. For these reasons, interest-only, principal-only and inverse floating rate mortgage-backed securities generally have greater risk than more conventional classes of mortgage-backed securities. None of the Funds will invest more than 10% of its total assets in interest-only, principal-only, inverse interest only or inverse floating rate mortgage-backed securities.

     Commercial Mortgage-Backed Securities. Commercial mortgage-backed securities include securities that reflect an interest in, and are secured by, mortgage loans on commercial property, such as hotels, office buildings, retail stores, hospitals, and other commercial buildings. These securities may have a lower prepayment uncertainty than other mortgage-backed securities because commercial mortgage loans generally prohibit or impose penalties on prepayments of principal. In addition, commercial mortgage-backed securities often are structured with some form of credit enhancement to protect against potential losses on the underlying mortgage loans. Many of the risks of investing in commercial mortgage-backed securities reflect the risks of investing in the real estate securing the underlying mortgage loans. These risks reflect the effects of local and other economic conditions on real estate markets, the ability of tenants to make loan payments, and the ability of a property to attract and retain tenants. Commercial mortgage-backed securities may be less liquid and may exhibit greater price volatility than other types of mortgage-backed securities.

     Adjustable Rate Mortgage Securities ("ARMS"). The Bond Funds, other than Intermediate Government Bond Fund, may invest in ARMS as a non-principal investment strategy. ARMS are pass-through mortgage securities collateralized by mortgages with interest rates that are adjusted from time to time. ARMS also include adjustable rate tranches of CMOs. The adjustments usually are determined in accordance with a predetermined interest rate index and may be subject to certain limits. While the values of ARMS, like other debt securities, generally vary inversely with changes in market interest rates (increasing in value during periods of declining interest rates and decreasing in value during periods of increasing interest rates), the values of ARMS should generally be more resistant to price swings than other debt securities because the interest rates of ARMS move with market interest rates. The adjustable rate feature of ARMS will not, however, eliminate fluctuations in the prices of ARMS, particularly during periods of extreme fluctuations in interest rates.

     ARMS typically have caps which limit the maximum amount by which the interest rate may be increased or decreased at periodic intervals or over the life of the loan. To the extent interest rates increase in excess of the caps, ARMS can be expected to behave more like traditional debt securities and to decline in value to a greater extent than would be the case in the absence of such caps. Also, since many adjustable rate mortgages only reset on an annual basis, it can be expected that the prices of ARMS will fluctuate to the extent changes in prevailing interest rates are not immediately reflected in the interest rates payable on the underlying adjustable rate mortgages. The extent to which the prices of ARMS fluctuate with changes in interest rates will also be affected by the indices underlying the ARMS.

MUNICIPAL BONDS AND OTHER MUNICIPAL OBLIGATIONS

     The Tax Free Funds invest principally in municipal bonds and other municipal obligations. These bonds and other obligations are issued by the states and by their local and special-purpose political subdivisions. The term "municipal bond" includes short-term municipal notes issued by the states and their political subdivisions.

     Municipal Bonds. The two general classifications of municipal bonds are "general obligation" bonds and "revenue" bonds. General obligation bonds are secured by the governmental issuer's pledge of its faith, credit and taxing power for the payment of principal and interest upon a default by the issuer of its principal and interest payment obligations. They are usually paid from general revenues of the issuing governmental entity. Revenue bonds, on the other hand, are usually payable only out of a specific revenue source rather than from general revenues. Revenue bonds ordinarily are not backed by the faith, credit or general taxing power of the issuing governmental entity. The principal and interest on revenue bonds for private facilities are typically paid out of rents or other specified payments made to the issuing governmental entity by a private company which uses or operates the facilities. Examples of these types of obligations are industrial revenue bond and pollution control revenue bonds. Industrial revenue bonds are issued by governmental entities to provide financing aid to community facilities such as hospitals, hotels, business or residential complexes, convention halls and sport complexes. Pollution control revenue bonds are issued to finance air, water and solids pollution control systems for privately operated industrial or commercial facilities.

     Revenue bonds for private facilities usually do not represent a pledge of the credit, general revenues or taxing powers of issuing governmental entity. Instead, the private company operating the facility is the sole source of payment of the obligation. Sometimes, the funds for payment of revenue bonds come solely from revenue generated by operation of the facility. Revenue bonds which are not backed by the credit of the issuing governmental entity frequently provide a higher rate of return than other municipal obligations, but they entail greater risk than obligations which are guaranteed by a governmental unit with taxing power. Federal income tax laws place substantial limitations on industrial revenue bonds, and particularly certain specified private activity bonds issued after August 7, 1986. In the future, legislation could be introduced in Congress which could further restrict or eliminate the income tax exemption for interest on debt obligations in which the Funds may invest.

     Refunded Bonds. With the exception of Nebraska Tax Free Fund, the Tax Free Funds may not invest more than 25% of Fund assets in unrated securities. Investments in refunded bonds are excluded from this limitation. Refunded bonds may have originally been issued as general obligation or revenue bonds, but become refunded when they are secured by an escrow fund, usually consisting entirely of direct U.S. government obligations and/or U.S. government agency obligations sufficient for paying the bondholders. For the purposes of excluding refunded bonds from the 25% limitation on unrated securities in the Tax Free Funds, there are two types of refunded bonds: pre-refunded bonds and escrowed-to-maturity ("ETM") bonds.

     The escrow fund for a pre-refunded municipal bond may be structured so that the refunded bonds are to be called at the first possible date or a subsequent call date established in the original bond debenture. The call price usually includes a premium from one to 3% above par. This type of structure usually is used for those refundings that either reduce the issuer's interest payment expenses or change the debt maturity schedule. In escrow funds for ETM refunded municipal bonds, the maturity schedules of the securities in the escrow funds match the regular debt-service requirements on the bonds as originally stated in the bond indentures.

     Derivative Municipal Securities. Tax Free Funds may also acquire derivative municipal securities, which are custodial receipts of certificates underwritten by securities dealers or banks that evidence ownership of future interest payments, principal payments or both on certain municipal securities. The underwriter of these certificates or receipts typically purchases municipal securities and deposits them in an irrevocable trust or custodial account with a custodian bank, which then issues receipts or certificates that evidence ownership of the periodic unmatured coupon payments and the final principal payment on the obligation.

     The principal and interest payments on the municipal securities underlying custodial receipts may be allocated in a number of ways. For example, payments may be allocated such that certain custodial receipts may have variable or floating interest rates and others may be stripped securities which pay only the principal or interest due on the underlying municipal securities. Tax Free Funds may each invest up to 10% of their total assets in custodial receipts which have inverse floating interest rates and other inverse floating rate municipal obligations.

     Municipal Leases. The Tax Free Funds also may purchase participation interests in municipal leases. Participation interests in municipal leases are undivided interests in a lease, installment purchase contract or conditional sale contract entered into by a state or local governmental unit to acquire equipment or facilities. Municipal leases frequently have special risks which generally are not associated with general obligation bonds or revenue bonds.

     Municipal leases and installment purchase or conditional sales contracts (which usually provide for title to the leased asset to pass to the governmental issuer upon payment of all amounts due under the contract) have evolved as a means for governmental issuers to acquire property and equipment without meeting the constitutional and statutory requirements for the issuance of municipal debt. The debt issuance limitations are deemed to be inapplicable because of the inclusion in many leases and contracts of "non-appropriation" clauses that provide that the governmental issuer has no obligation to make future payments under the lease or contract unless money is appropriated for this purpose by the appropriate legislative body on a yearly or other periodic basis. Although these kinds of obligations are secured by the leased equipment or facilities, the disposition of the pledged property in the event of non-appropriation or foreclosure might, in some cases, prove difficult and time-consuming. In addition, disposition upon non-appropriation or foreclosure might not result in recovery by a Fund of the full principal amount represented by an obligation.

     In light of these concerns, the Tax Free Funds have adopted and follow procedures for determining whether municipal lease obligations purchased by the Funds are liquid and for monitoring the liquidity of municipal lease securities held in each Fund's portfolio. These procedures require that a number of factors be used in evaluating the liquidity of a municipal lease security, including the frequency of trades and quotes for the security, the number of dealers willing to purchase or sell the security and the number of other potential purchasers, the willingness of dealers to undertake to make a market in security, the nature of the marketplace in which the security trades, and other factors which the Advisor may deem relevant. As set forth in "Investment Restrictions" below, each such Fund is subject to limitations on the percentage of illiquid securities it can hold.

OPTIONS TRANSACTIONS

     To the extent set forth below, the Funds may purchase put and call options on securities, stock indices, interest rate indices, commodity indices, and/or foreign currencies. These transactions will be undertaken for the purpose of reducing risk to the Funds; that is, for "hedging" purposes, or, in the case of options written by a Fund, to produce additional income. Options on futures contracts are discussed above under "-- Futures and Options on Futures."

     Options on Securities. As a principal investment strategy, the Bond Funds (other than Intermediate Government Bond Fund) may purchase put and call options on securities they own or have the right to acquire. A put option on a security gives the purchaser of the option the right (but not the obligation) to sell, and the writer of the option the obligation to buy, the underlying security at a stated price (the "exercise price") at any time before the option expires. A call option on a security gives the purchaser the right (but not the obligation) to buy, and the writer the obligation to sell, the underlying security at the exercise price at any time before the option expires. The purchase price for a put or call option is the "premium" paid by the purchaser for the right to sell or buy.

     A Fund may purchase put options to hedge against a decline in the value of its portfolio. By using put options in this way, a Fund would reduce any profit it might otherwise have realized in the underlying security by the amount of the premium paid for the put option and by transaction costs. In similar fashion, a Fund may purchase call options to hedge against an increase in the price of securities that the Fund anticipates purchasing in the future. The premium paid for the call option plus any transaction costs will reduce the benefit, if any, realized by the Fund upon exercise of the option, and, unless the price of the underlying security rises sufficiently, the option may expire unexercised.

     Options on Stock, Interest Rate and Commodity Indices. As principal investment strategies, the Bond Funds (other than Intermediate Government Bond
Fund) and the Tax Free Funds may purchase put and call options on interest rate indices and Inflation Protected Securities Fund may purchase put and call options on commodity indices. An option on an index gives the holder the right to receive, upon exercise of the option, an amount of cash if the closing value of the index upon which the option is based is greater than, in the case of a call, or less than, in the case of a put, the exercise price of the option. This amount of cash is equal to the difference between the closing price of the index and the exercise price of the option expressed in dollars times a specified multiple (the "multiplier"). The writer of the option is obligated, for the premium received, to make delivery of this amount. Settlements for index options are always in cash. Gain or loss depends on market movements with respect to specific financial instruments or commodities. The multiplier for index options determines the total dollar value per contract of each point in the difference between the exercise price of an option and the current value of the underlying index. Options on different indices may have different multipliers.

     Options on Currencies. Foreign currency options are discussed in detail above under "--Foreign Currency Transactions - Foreign Currency Options."

     Writing Options--Inflation Protected Securities Fund. Inflation Protected Securities Fund may write (sell) covered put and call options as a principal investment strategy. These transactions would be undertaken principally to produce additional income. The Fund may write covered straddles consisting of a combination of a call and a put written on the same underlying instrument.

     Covered Options. The Funds will write options only if they are "covered." In the case of a call option on a security, the option is "covered" if the Fund owns the security underlying the call or has an absolute and immediate right to acquire that security without additional cash consideration (or, if additional cash consideration is required, cash or other liquid assets in such amount are segregated) upon conversion or exchange of the securities held by the Fund. For a call option on an index or currency, the option is covered if the Fund segregates liquid assets in an amount equal to the contract value of the index or currency. A call option is also covered if the Fund holds a call on the same security, index or currency as the call written where the exercise price of the call held is (i) equal to or less than the exercise price of the call written, or (ii) greater than the exercise price of the call written, provided the difference is maintained by the Fund in segregated liquid assets. A put option on a security, currency or index is "covered" if the Fund segregates liquid assets equal to the exercise price. A put option is also covered if the Fund holds a put on the same security, currency or index as the put written where the exercise price of the put held is (i) equal to or greater than the exercise price of the put written, or (ii) less than the exercise price of the put written, provided the difference is maintained by the Fund in segregated liquid assets. A straddle will be covered when sufficient assets are deposited to meet the Fund's immediate obligations. The Fund may use the same liquid assets to cover both the call and put options where the exercise price of the call and put are the same, or the exercise price of the call is higher than that of the put. In such cases, the Fund will also segregate liquid assets equivalent to the amount, if any, by which the put is "in the money."

     Expiration or Exercise of Options. If an option written by a Fund expires unexercised, the Fund realizes a capital gain equal to the premium received at the time the option was written. If an option purchased by a Fund expires unexercised, the Fund realizes a capital loss equal to the premium paid. Prior to the earlier of exercise or expiration, an exchange traded option may be closed out by an offsetting purchase or sale of an option of the same series (type, exchange, underlying security, currency or index, exercise price, and expiration). There can be no assurance, however, that a closing purchase or sale transaction can be effected when the Fund desires.

     A Fund may sell put or call options it has previously purchased, which could result in a net gain or loss depending on whether the amount realized on the sale is more or less than the premium and other transaction costs paid on the put or call option which is sold. Prior to exercise or expiration, an option may be closed out by an offsetting purchase or sale of an option of the same series. A Fund will realize a capital gain from a closing purchase transaction if the cost of the closing option is less than the premium received from writing the option, or, if it is more, the Fund will realize a capital loss. If the premium received from a closing sale transaction is more than the premium paid to purchase the option, the Fund will realize a capital gain or, if it is less, the Fund will realize a capital loss. The principal factors affecting the market value of a put or a call option include supply and demand, interest rates, the current market price of the underlying security, currency or index in relation to the exercise price of the option, the volatility of the underlying security, currency or index, and the time remaining until the expiration date.

     The premium paid for a put or call option purchased by a Fund is an asset of the Fund. The premium received for an option written by a Fund is recorded as a deferred credit. The value of an option purchased or written is marked to market daily and is valued at the closing price on the exchange on which it is traded or, if not traded on an exchange or no closing price is available, at the mean between the last bid and asked price.

     Risks Associated with Options Transactions. There are several risks associated with options transactions. For example, there are significant differences between the securities and options markets that could result in an imperfect correlation between these markets, causing a given transaction not to achieve its objectives. A decision as to whether, when and how to use options involves the exercise of skill and judgment, and even a well-conceived transaction may be unsuccessful to some degree because of market behavior or unexpected events.

     During the option period, the covered call writer has, in return for the premium on the option, given up the opportunity to profit from a price increase in the underlying security above the exercise price, but, as long as its obligation as a writer continues, has retained the risk of loss should the price of the underlying security decline. The writer of an option has no control over the time when it may be required to fulfill it obligations as a writer of the option. Once an option writer has received an exercise notice, it cannot effect a closing purchase transaction in order to terminate its obligation under the option and must deliver the underlying security at the exercise price. If a put or call option purchased by a Fund is not sold when it has remaining value, and if the market price of the underlying security remains equal to or greater than the exercise price (in the case of a put) or remains less than or equal to the exercise price (in the case of a call), the Fund will lose its entire investment in the option. Also, where a put or call option on a particular security is purchased to hedge against price movements in a related security, the price of the put or call option may move more or less than the price of the related security.

     There can be no assurance that a liquid market will exist when a Fund seeks to close out an option position. If a Fund were unable to close out an option that it had purchased on a security, it would have to exercise the option in order to realize any profit or the option may expire worthless. If a Fund were unable to close out a covered call option that it had written on a security, it would not be able to sell the underlying security unless the option expired without exercise.

     If trading were suspended in an option purchased by a Fund, the Fund would not be able to close out the option. If restrictions on exercise were imposed, a Fund might be unable to exercise an option it had purchased. Except to the extent that a call option on an index written by a Fund is covered by an option on the same index purchased by the Fund, movements in the index may result in a loss to the Fund; however, such losses may be mitigated by changes in the value of the Fund's securities during the period the option was outstanding.

     Limitations. None of the Funds will invest more than 5% of the value of its total assets in purchased options, provided that options which are "in the money" at the time of purchase may be excluded from this 5% limitation. A call option is "in the money" if the exercise price is lower than the current market price of the underlying security or index, and a put option is "in the money" if the exercise price is higher than the current market price. A Fund's loss exposure in purchasing an option is limited to the sum of the premium paid and the commission or other transaction expenses associated with acquiring the option.

PARTICIPATION INTERESTS

     High Income Bond Fund and Total Return Bond Fund, as a non-principal investment strategy, may acquire participation interests in senior, fully secured floating rate loans that are made primarily to U.S. companies. Each Fund's investments in participation interests are subject to its limitation on investments in illiquid securities. The Funds may purchase only those participation interests that mature in one year or less, or, if maturing in more than one year, have a floating rate that is automatically adjusted at least once each year according to a specified rate for such investments, such as a published interest rate or interest rate index. Participation interests are primarily dependent upon the creditworthiness of the borrower for payment of interest and principal. Such borrowers may have difficulty making payments and may have senior securities rated as low as C by Moody's or Fitch or D by Standard & Poor's.

PAYMENT-IN-KIND DEBENTURES AND DELAYED INTEREST SECURITIES

     High Income Bond Fund and Total Return Bond Fund, as a non-principal investment strategy, may invest in debentures the interest on which may be paid in other securities rather than cash ("PIKs"). Typically, during a specified term prior to the debenture's maturity, the issuer of a PIK may provide for the option or the obligation to make interest payments in debentures, common stock or other instruments (i.e., "in kind" rather than in cash). The type of instrument in which interest may or will be paid would be known by the Fund at the time of investment. While PIKs generate income for purposes of generally accepted accounting standards, they do not generate cash flow and thus could cause the Fund to be forced to liquidate securities at an inopportune time in order to distribute cash, as required by the Code.

     Unlike PIKs, delayed interest securities do not pay interest for a specified period. Because values of securities of this type are subject to greater fluctuations than are the values of securities that distribute income regularly, they may be more speculative than such securities.

REAL ESTATE INVESTMENT TRUST ("REIT") SECURITIES

     High Income Bond Fund may invest in securities of real estate investment trusts as a non-principal investment strategy. REITs are publicly traded corporations or trusts that specialize in acquiring, holding, and managing residential, commercial or industrial real estate. A REIT is not taxed at the entity level on income distributed to its shareholders or unitholders if it distributes to shareholders or unitholders at least 90% of its taxable income for each taxable year and complies with regulatory requirements relating to its organization, ownership, assets and income.

     REITs generally can be classified as Equity REITs, Mortgage REITs and Hybrid REITs. An Equity REIT invests the majority of its assets directly in real property and derives its income primarily from rents and from capital gains on real estate appreciation which are realized through property sales. A Mortgage REIT invests the majority of its assets in real estate mortgage loans and services its income primarily from interest payments. A Hybrid REIT combines the characteristics of an Equity REIT and a Mortgage REIT.

     The Fund's investment in the real estate industry subjects the Fund to risks associated with that industry. The real estate industry has been subject to substantial fluctuations and declines on a local, regional and national basis in the past and may continue to be in the future. Real property values and income from real property may decline due to general and local economic conditions, overbuilding and increased competition, increases in property taxes and operating expenses, changes in zoning laws, casualty or condemnation losses, regulatory limitations on rents, changes in neighborhoods and in demographics, increases in market interest rates, or other factors. Factors such as these may adversely affect companies which own and operate real estate directly, companies which lend to such companies, and companies which service the real estate industry.

     The Fund is also subject to risks associated with direct investments in REITs. Equity REITs will be affected by changes in the values of and income from the properties they own, while Mortgage REITs may be affected by the credit quality of the mortgage loans they hold. In addition, REITs are dependent on specialized management skills and on their ability to generate cash flow for operating purposes and to make distributions to shareholders or unitholders. REITs may have limited diversification and are subject to risks associated with obtaining financing for real property, as well as to the risk of self-liquidation. REITs also can be adversely affected by their failure to qualify for tax-free pass-through treatment of their income under the Code or their failure to maintain an exemption from registration under the 1940 Act. By investing in REITs indirectly through the Fund, a shareholder bears not only a proportionate share of the expenses of the Fund, but also may indirectly bear similar expenses of some of the REITs in which it invests.

REPURCHASE AGREEMENTS

     Each Fund may invest in repurchase agreements as a non-principal investment strategy. Ordinarily, a Fund does not expect its investment in repurchase agreements to exceed 10% of its total assets. However, because each Fund may invest without limit in cash and short-term securities for temporary defensive purposes, there is no limit on each Fund's ability to invest in repurchase agreements. A repurchase agreement involves the purchase by a Fund of securities with the agreement that after a stated period of time, the original seller will buy back the same securities ("collateral") at a predetermined price or yield. Repurchase agreements involve certain risks not associated with direct investments in securities. If the original seller defaults on its obligation to repurchase as a result of its bankruptcy or otherwise, the purchasing Fund will seek to sell the collateral, which could involve costs or delays. Although collateral (which may consist of any fixed income security which is an eligible investment for the Fund entering into the repurchase agreement) will at all times be maintained in an amount equal to the repurchase price under the agreement (including accrued interest), a Fund would suffer a loss if the proceeds from the sale of the collateral were less than the agreed-upon repurchase price. The Advisor will monitor the creditworthiness of the firms with which the Funds enter into repurchase agreements.

     The Funds' custodian will hold the securities underlying any repurchase agreement, or the securities will be part of the Federal Reserve/Treasury Book Entry System. The market value of the collateral underlying the repurchase agreement will be determined on each business day. If at any time the market value of the collateral falls below the repurchase price under the repurchase agreement (including any accrued interest), the appropriate Fund will promptly receive additional collateral (so the total collateral is an amount at least equal to the repurchase price plus accrued interest).

ROYALTY TRUSTS

     Each of the Bond Funds may invest in publicly-traded royalty trusts as a non-principal investment strategy. Royalty trusts are income-oriented equity investments that indirectly, through the ownership of trust units, provide investors (called "unit holders") with exposure to energy sector assets such as coal, oil and natural gas. A royalty trust receives royalty income from the production of a natural resource and then distributes this income to unit holders less deductions for management fees and capital expenses. The trusts have no physical operations of their own and have no management or employees; rather, they are merely financing vehicles. Other companies mine the resources and pay royalties on those resources to the trust.

     The level of royalty income the trust receives is subject to swings in commodity prices and production levels, which can cause distributions of royalty income to be very inconsistent. Commodity prices can fluctuate widely on a month-to-month basis in response to a variety of factors that are beyond the control of the trust, including political conditions in a major commodity producing region, especially the Middle East in the case of crude oil, worldwide economic conditions, weather conditions, the supply and price of domestic and foreign energy resources, the level of consumer demand, the price and availability of alternative energy resources, the proximity to, and capacity of, transportation facilities, the effect of worldwide energy conservation measures, and the nature and extent of governmental regulation and taxation. When prices decline, the trust is affected in two ways. First, net royalties are reduced. Second, exploration and development activity on the underlying properties may decline as some projects may become uneconomic and are either delayed or eliminated. It is impossible to predict future crude oil and natural gas price movements, and this reduces the predictability of future cash distributions to unit holders.

     The assets of the trust are depleting assets and, if the operators developing the underlying properties do not perform additional development projects, the assets may deplete faster than expected. In some cases, operators may sacrifice opportunities to reinvest in the business in order to maintain or increase the level of royalty income passed onto the trust. Eventually, the assets of the trust will cease to produce in commercial quantities and the trust will cease to receive royalties. There is no guarantee that distributions made to a unit holder over the life of these depleting assets will equal or exceed the purchase price paid by the unit holder. If the business starts to lose money, the trust can reduce or even eliminate distributions.

     Trust unit holders generally have limited or no voting rights and limited ability to enforce the trust's rights against the current or future operators developing the underlying properties. For example, there is no requirement for annual meetings of trust unit holders or for an annual election of the trustee(s). In some cases, the limited liability of unit holders is also uncertain. The unit holders are not protected from the liabilities of the trust to the same extent that a shareholder would be protected from a corporation's liabilities, and could theoretically have unlimited liability for the actions of the trust.

     Royalty trusts are structured to avoid taxes at the entity level. In a traditional corporate tax structure, net income is taxed at the corporate level and again as dividends in the hands of the unit holder. An income trust, if properly structured, should not be subject to U.S Federal income tax. This flow-through structure means that the distributions to unit holders are generally higher than dividends from an equivalent corporate entity. Each unit holder is taxable on this pro rata share of the trust's net income. Distributions from U.S. royalty trusts are considered ordinary income to the holder and are taxed accordingly. Due to the depleting nature of oil and gas assets, a depletion deduction is available to unit holders to defer taxes on royalty income, enhancing the taxable equivalent yield. The flow-through tax structure of royalty trusts could be challenged under existing laws, or the tax laws could change.

SHORT-TERM TEMPORARY INVESTMENTS

     In an attempt to respond to adverse market, economic, political or other conditions, each of the Funds may temporarily invest without limit in a variety of short-term instruments such as rated commercial paper and variable amount master demand notes; United States dollar-denominated time and savings deposits (including certificates of deposit); bankers' acceptances; obligations of the United States Government or its agencies or instrumentalities; repurchase agreements collateralized by eligible investments of a Fund; securities of other mutual funds that invest primarily in debt obligations with remaining maturities of 13 months or less (which investments also are subject to an advisory fee); and other similar high-quality short-term United States dollar-denominated obligations. The other mutual funds in which the Funds may so invest include money market funds advised by the Advisor, subject to certain restrictions contained in an exemptive order issued by the SEC with respect thereto.

     Each of the Funds may also invest in Eurodollar certificates of deposit issued by foreign branches of United States or foreign banks; Eurodollar time deposits, which are United States dollar-denominated deposits in foreign branches of United States or foreign banks; and Yankee certificates of deposit, which are United States dollar-denominated certificates of deposit issued by United States branches of foreign banks and held in the United States. In each instance, these Funds may only invest in bank instruments issued by an institution which has capital, surplus and undivided profits of more than $100 million or the deposits of which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund.

     Short-term investments and repurchase agreements may be entered into on a joint basis by the Funds and other funds advised by the Advisor to the extent permitted by an exemptive order issued by the SEC with respect to the Funds. A brief description of certain kinds of short-term instruments follows:

     Commercial Paper. Commercial paper consists of unsecured promissory notes issued by corporations. Issues of commercial paper normally have maturities of less than nine months and fixed rates of return. Subject to the limitations described in the Prospectuses, the Funds may purchase commercial paper consisting of issues rated at the time of purchase within the two highest rating categories by Standard & Poor's, Fitch or Moody's, or which have been assigned an equivalent rating by another nationally recognized statistical rating organization. The Funds also may invest in commercial paper that is not rated but that is determined by the Advisor to be of comparable quality to instruments that are so rated. For a description of the rating categories of Standard & Poor's, Fitch and Moody's, see Appendix A.

     Bankers' Acceptances. Bankers' acceptances are credit instruments evidencing the obligation of a bank to pay a draft drawn on it by a customer. These instruments reflect the obligation both of the bank and of the drawer to pay the full amount of the instrument upon maturity.

     Variable Amount Master Demand Notes. Variable amount master demand notes are unsecured demand notes that permit the indebtedness thereunder to vary and provide for periodic adjustments in the interest rate according to the terms of the instrument. Because master demand notes are direct lending arrangements between a Fund and the issuer, they are not normally traded. Although there is no secondary market in the notes, a Fund may demand payment of principal and accrued interest at any time. While the notes are not typically rated by credit rating agencies, issuers of variable amount master demand notes (which are normally manufacturing, retail, financial, and other business concerns) must satisfy the same criteria as set forth above for commercial paper. The Advisor will consider the earning power, cash flow and other liquidity ratios of the issuers of such notes and will continuously monitor their financial status and ability to meet payment on demand.

     Variable Rate Demand Obligations. Variable rate demand obligations ("VRDO") are securities in which the interest rate is adjusted at pre-designated periodic intervals. VRDOs may include a demand feature which is a put that entitles the holder to receive the principal amount of the underlying security or securities and which may be exercised either at any time on no more than 30 days' notice or at specified intervals not exceeding 397 calendar days on no more than 30 days' notice.

SWAP AGREEMENTS

     The Bond Funds other than Intermediate Government Bond Fund may enter into interest rate, total return and credit default swap agreements as a principal investment strategy. These Funds may also enter into options on the foregoing types of swap agreements ("swap options") and in bonds issued by special purpose entities that are backed by a pool of swaps.

     Swap agreements are two party contracts entered into primarily by institutional investors for a specified period of time. In a standard swap transaction, two parties agree to exchange the returns (or differentials in rates of return) earned or realized on a particular predetermined investment or index. The gross returns to be exchanged or swapped between the parties are generally calculated with respect to a notional amount, i.e., the return on or increase in value of a particular dollar amount invested at a particular interest rate or in a basket of securities representing a particular index. A swap option is a contract that gives a counterparty the right (but not the obligation) to enter into a new swap agreement or to shorten, extend, cancel, or otherwise modify an existing swap agreement at some designated future time on specified terms. The Funds may write (sell) and purchase put and call swap options.

     Interest rate swaps involve the exchange of a fixed rate of interest for a floating rate of interest, usually over a one- to ten-year term. In a total return swap, one party agrees to pay the other the "total return" of a defined underlying asset, usually in return for a specified fixed or floating cash flow unrelated to the credit worthiness of the underlying asset. A total return swap may be applied to any underlying asset but is most commonly used with equity indices, single stocks, bonds and defined portfolios of loans and mortgages. Credit default swaps involve the exchange of a monthly interest rate spread over a period of time for the risk of default by an individual corporate borrower or with respect to a basket of securities.

     One example of the use of swaps within a Fund may be to manage the interest rate sensitivity of the Fund. The Fund might receive or pay a fixed interest rate of a particular maturity and pay or receive a floating rate in order to increase or decrease the duration of the Fund. Or, the Fund may buy or sell swap options to effect the same result. The Fund may also replicate a security by selling it, placing the proceeds in cash deposits, and receiving a fixed rate in the swap market.

     Another example of the use of swaps within a Fund is the use of credit default swaps to buy or sell credit protection. A credit default swap is a bilateral contract that enables an investor to buy or sell protection against a defined-issuer credit event. The seller of credit protection against a security or basket of securities receives an upfront or periodic payment to compensate against potential default events. The Fund may enhance income by selling protection or protect credit risk by buying protection. Market supply and demand factors may cause distortions between the cash securities market and the credit default swap market. The credit protection market is still relatively new and should be considered illiquid.

     A Fund might enter into a total return swap involving an underlying index or basket of securities to create exposure to a potentially widely-diversified range of securities in a single trade. An index total return swap can be used by a portfolio manager to assume risk, without the complications of buying the component securities from what may not always be the most liquid of markets.

     Most swap agreements entered into by a Fund would calculate the obligations of the parties to the agreement on a "net basis." Consequently, a Fund's current obligations (or rights) under a swap agreement will generally be equal only to the net amount to be paid or received under the agreement based on the relative values of the positions held by each party to the agreement (the "net amount"). A Fund's current obligations under a net swap agreement will be accrued daily (offset against any amounts owed to the Fund) and any accrued but unpaid net amounts owed to a swap counterparty will be covered by assets determined to be liquid by the Advisor.

     The use of swap agreements by a Fund entails certain risks. Interest rate swaps could result in losses if interest rate changes are not correctly anticipated by the Fund. Total return swaps could result in losses if the underlying asset does not perform as anticipated by the fund. Credit default swaps could result in losses if the Fund does not correctly evaluate the creditworthiness of the company or companies on which the credit default swap is based.

     A Fund will generally incur a greater degree of risk when it writes a swap option than when it purchases a swap option. When a Fund purchases a swap option it risks losing only the amount of the premium it has paid should it decide to let the option expire unexercised. However, when a Fund writes a swap option it will be obligated, upon exercise of the option, according to the terms of the underlying agreement.

     Because swaps are two party contracts and because they may have terms of greater than seven days, swap agreements may be considered to be illiquid. Moreover, a Fund bears the risk of loss of the amount expected to be received under a swap agreement in the event of the default or bankruptcy of a swap agreement counterparty. The swaps market is a relatively new market and is largely unregulated. It is possible that developments in the swaps market, including potential government regulation, could adversely affect a Fund's ability to terminate existing swap agreements or to realize amounts to be received under such agreements.

TEMPORARY TAXABLE INVESTMENTS

     The Tax Free Funds may make temporary taxable investments. Temporary taxable investments will include only the following types of obligations maturing within 13 months from the date of purchase: (i) obligations of the United States Government, its agencies and instrumentalities (including zero coupon securities); (ii) commercial paper rated not less than A-1 by Standard & Poor's, F1 by Fitch or P-1 by Moody's or which has been assigned an equivalent rating by another nationally recognized statistical rating organization; (iii) other short-term debt securities issued or guaranteed by corporations having outstanding debt rated not less than BBB- by Standard & Poor's or Fitch or Baa3 by Moody's or which have been assigned an equivalent rating by another nationally recognized statistical rating organization; (iv) certificates of deposit of domestic commercial banks subject to regulation by the United States Government or any of its agencies or instrumentalities, with assets of $500 million or more based on the most recent published reports; and (v) repurchase agreements with domestic banks or securities dealers involving any of the securities which the Fund is permitted to hold.

TRUST PREFERRED SECURITIES

     The Bond Funds other than Intermediate Government Bond Fund may invest in trust preferred securities as a non-principal investment strategy. Trust preferred securities are preferred securities typically issued by a special purpose trust subsidiary and backed by subordinated debt of that subsidiary's parent corporation. Trust preferred securities may have varying maturity dates, at times in excess of 30 years, or may have no specified maturity date with an onerous interest rate adjustment if not called on the first call date. Dividend payments of the trust preferred securities generally coincide with interest payments on the underlying subordinated debt. Trust preferred securities generally have a yield advantage over traditional preferred stocks, but unlike preferred stocks, distributions are treated as interest rather than dividends for federal income tax purposes and therefore, are not eligible for the dividends-received deduction. See "Taxation." Trust preferred securities are subject to unique risks, which include the fact that dividend payments will only be paid if interest payments on the underlying obligations are made, which interest payments are dependent on the financial condition of the parent corporation and may be deferred for up to 20 consecutive quarters. There is also the risk that the underlying obligations, and thus the trust preferred securities, may be prepaid after a stated call date or as a result of certain tax or regulatory events, resulting in a lower yield to maturity.

U.S. GOVERNMENT SECURITIES

     The Bond Funds, other than High Income Bond Fund, invest in U.S. government securities as a principal investment strategy. The other Funds may invest in such securities as a non-principal investment strategy. The U.S. government securities in which the Funds may invest are either issued or guaranteed by the U.S. government, its agencies or instrumentalities. The U.S. government securities in which the Funds invest principally are:

     - direct obligations of the U.S. Treasury, such as U.S. Treasury bills, notes, and bonds;

     - notes, bonds, and discount notes issued and guaranteed by U.S. government agencies and instrumentalities supported by the full faith and credit of the United States;

     - notes, bonds, and discount notes of U.S. government agencies or instrumentalities which receive or have access to federal funding; and

     - notes, bonds, and discount notes of other U.S. government instrumentalities supported only by the credit of the instrumentalities.

     The government securities in which the Funds may invest are backed in a variety of ways by the U.S. government or its agencies or instrumentalities. Some of these securities, such as Government National Mortgage Association ("GNMA") mortgage-backed securities, are backed by the full faith and credit of the U.S. government. Other securities, such as obligations of the Federal National Mortgage Association ("FNMA") or the Federal Home Loan Mortgage Corporation ("FHLMC") are backed by the credit of the agency or instrumentality issuing the obligations but not the full faith and credit of the U.S. government. No assurances can be given that the U.S. government will provide financial support to these other agencies or instrumentalities because it is not obligated to do so. See "-- Mortgage-Backed Securities" above for a description of these securities and the Funds that may invest in them.

WHEN-ISSUED AND DELAYED DELIVERY TRANSACTIONS

     Each of the Funds may purchase securities on a when-issued or delayed delivery basis as a non-principal investment strategy. When such a transaction is negotiated, the purchase price is fixed at the time the purchase commitment is entered, but delivery of and payment for the securities take place at a later date. A Fund will not accrue income with respect to securities purchased on a when-issued or delayed delivery basis prior to their stated delivery date. Pending delivery of the securities, each Fund will segregate cash or liquid securities in an amount sufficient to meet its purchase commitments.

     The purchase of securities on a when-issued or delayed delivery basis exposes a Fund to risk because the securities may decrease in value prior to delivery. In addition, a Fund's purchase of securities on a when-issued or delayed delivery basis while remaining substantially fully invested could increase the amount of the Fund's total assets that are subject to market risk, resulting in increased sensitivity of net asset value to changes in market prices. A seller's failure to deliver securities to a Fund could prevent the Fund from realizing a price or yield considered to be advantageous.

     When a Fund agrees to purchase securities on a when-issued or delayed delivery basis, the Fund will segregate cash or liquid securities in an amount sufficient to meet the Fund's purchase commitments. It may be expected that a Fund's net assets will fluctuate to a greater degree when it sets aside securities to cover such purchase commitments than when it sets aside cash. In addition, because a Fund will set aside cash or liquid securities to satisfy its purchase commitments, its liquidity and the ability of the Advisor to manage it might be affected in the event its commitments to purchase when-issued or delayed delivery securities ever became significant. Under normal market conditions, however, a Fund's commitments to purchase when-issued or delayed delivery securities will not exceed 25% of the value of its total assets.

ZERO COUPON SECURITIES

     The Bond Funds and the Tax Free Funds may invest in zero coupon, fixed income securities. The Tax Free Funds do so as a principal investment strategy. The Bond Funds do so as a non-principal investment strategy. Zero coupon securities pay no cash income to their holders until they mature and are issued at substantial discounts from their value at maturity. When held to maturity, their entire return comes from the difference between their purchase price and their maturity value. Because interest on zero coupon securities is not paid on a current basis, the values of securities of this type are subject to greater fluctuations than are the value of securities that distribute income regularly and may be more speculative than such securities. Accordingly, the values of these securities may be highly volatile as interest rates rise or fall. In addition, while zero coupon securities generate income for purposes of generally accepted accounting standards, they do not generate cash flow and thus could cause a Fund to be forced to liquidate securities at an inopportune time in order to distribute cash, as required by the Internal Revenue Code of 1986, as amended (the "Code").

SPECIAL FACTORS AFFECTING SINGLE STATE TAX FREE FUNDS

     As described in their Prospectuses, except during temporary defensive periods, each of Arizona Tax Free Fund, California Intermediate Tax Free Fund, California Tax Free Fund, Colorado Intermediate Tax Free Fund, Colorado Tax Free Fund, Minnesota Intermediate Tax Free Fund, Minnesota Tax Free Fund, Missouri Tax Free Fund, Nebraska Tax Free Fund, Ohio Tax Free Fund and Oregon Intermediate Tax Free Fund will invest primarily in municipal obligations issued by the state indicated by the particular Fund's name, and by the local and special-purpose political subdivisions of that state. Each such Fund, therefore, is susceptible to the political, economic and regulatory factors affecting issuers of the applicable state's municipal obligations. The following highlights only some of the more significant financial trends for each such state, and is based on information drawn from reports prepared by state budget officials, official statements and prospectuses relating to securities offerings of or on behalf of the respective state, its agencies, instrumentalities and political subdivisions, and other publicly available documents, as available on the date of this Statement of Additional Information. For each state, obligations of the local governments may be affected by budgetary pressures affecting the state and economic conditions in the state. The Funds have not independently verified any of the information contained in such official statements and other publicly available documents, but are not aware of any facts which would render such information inaccurate.

     The economy and financial operations of each state are exposed to the risk of cyclical national recessions. In a recession, credit quality can drop if debt issuers do not maintain a balance between revenues and expenditures. The economy of any state is inextricably linked to the health of the U.S. national economy. Considerable risks remain for the national economy, including the threat of further U.S. involvement in wars abroad with Iraq and Iran. Additional threats of terrorism in the U.S. remain at the forefront of concern. Other risks include the further implosion of the real estate market or confidence erosion on Wall Street due to accounting and other regulatory improprieties. These, and other national threats, may directly or indirectly influence the obligations of each state's local governments.

     ARIZONA. Located in the country's Sunbelt, the State of Arizona has been, and is projected to continue to be, one of the fastest growing areas in the United States. The population of Arizona in 2006 was approximately 6.1 million, ranking 16th in the nation. The State is divided into 15 counties. Two of these counties, Maricopa County (including Phoenix) and Pima County (including Tucson), are more urban in nature and account for approximately 75% of total population and 80% of total wage and salary employment in Arizona, based on 2000 estimates. Also, the statewide population tends to fluctuate seasonally. The State has a significant winter tourist and part-time resident population. These demographic factors affect the amounts of revenue generated to pay for Arizona bonds. It also limits the diversity of these bonds.

     As growth in the mining and agricultural employment sectors has diminished over the last 25 years, significant job growth has occurred in the areas of aerospace and high technology, construction, finance, insurance, and real estate. In 2007, the fastest growing industry in Arizona was natural resources and mining, while there was a decline within the construction industry after several years of growth. Many of the State's export industries -- those that bring money into the region from outside --are tied to business spending. Arizona's strong reliance on the electronics manufacturing industry exposes it to dependence on the pace of business investment in information technology products and services.


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

High-tech industries include electronics, instruments, aircraft, space vehicles and communications. Tourism, particularly in the urban areas, is heavily skewed to business travel. Manufacturing, which is heavily high tech, is also tied to business spending as a result of the massive levels of investment by firms in productivity tools. In addition, the State's dependence on the hospitality and construction industries exposes its economy to shocks in consumer confidence.

     Arizona's gross domestic product ("GDP") was $232 billion in 2006, making Arizona the 19th largest state economy. Arizona's average annual growth rate ranked 10th in the U.S. for the period from 2000 through 2006. Arizona's seasonally adjusted unemployment rate was a historically low 3.3% in September 2007, down 17.5% from September 2006. The U.S. seasonally adjusted unemployment rate for September 2007 was 4.7%. Non-farm job growth is expected to be 2.4% in 2007 and 1.7% in 2008. The 2006 total personal income in Arizona reflected an increase of 8.9% from 2005, compared to 6.6% nationally. Economic growth in the rest of the nation and other parts of the world helped to strengthen the State's economy in recent years. Productivity enhancements from automation and information technology have contributed to this overall economic improvement. Rapid economic growth in other parts of the world such as China has increased demand for many globally traded commodities such as copper and, therefore, has resulted in rising prices. Higher copper prices have resulted in expansion in the metal ores sector of the natural resources and mining industry. Further, many of Arizona's Asian exports are assembled into products that are imported into the U.S., where consumer demand is generally higher than most countries. Continued U.S. military operations abroad have bolstered employment in the aerospace products and parts sector of durable goods manufacturing. Strong construction activity has bolstered another durable goods manufacturing sector, fabricated metal products.

     Budgetary pressures that affect State and economic conditions may also affect obligations of the State or its local governments. The budget for the State for each fiscal year ("FY") is required by law to be balanced, with planned expenditures being no higher than anticipated revenues and other available funds. In June 2007, the Arizona Legislature enacted a FY 2008 budget for the year beginning July 1, 2007. The State's FY 2008 General Fund budget was $10.6 billion and the State's total budget was $27.5 billion. The budget was built on baseline revenue growth rates of 9.4% in FY 2007 and 6.0% in FY 2008. Certain municipal securities of local Arizona governments may be obligations of issuers that rely on State aid, and future cuts in State spending and budgetary constraints may adversely affect local government by shifting additional monetary and administrative burdens onto local governments. There can be no assurance that any particular level of State aid to local governments will be maintained in future years.

     In 1990 the State legislature enacted a formula-based Budget Stabilization Fund (a "Rainy Day" fund) into which deposits are required to be made during years of "above-trend" economic growth, for use in "below-trend" periods. Reductions in the Budget Stabilization Fund may adversely affect future State budgets if such funds are needed to cover additional revenue shortfalls. The enacted FY 2008 budget requires any FY 2008 revenues above forecast to be deposited into the Budget Stabilization Fund. The first deposit will not be made until Joint Legislative Budget Committee Staff and the Governor's Office of Strategic Planning and Budgeting ("OSPB") report in February 2008 on revenues for the first six months of the fiscal year.

     Certain municipal securities may be obligations of issuers that rely in whole or in part on State revenues for payment of such obligations. Since most of the State's tax revenues come from volatile sources - sales and individual income taxes - the result is often fiscal stress during times of recession. In Arizona, on average, around 88% of General Fund revenue flow is made up of individual income tax and sales tax collections, with corporate income taxes accounting for less than 10% even in robust years. For the fiscal year ended June 30, 2007, revenues deposited into the State's General Fund totaled nearly $9.62 billion, an increase of 6.0% over the prior year. This is the fifth consecutive year of revenue increases, but such increases were significantly lower than the more substantial increases in General Fund growth rates of 18.8% and 16.5% in FY 2005 and FY 2006, respectively. The main drop-offs were in sales tax and individual income tax revenues, which may relate to the national housing and mortgage credit downturns. National factors that could continue to negatively affect growth and revenues in Arizona include the slowdown in consumer spending, the housing downturn and uncertainty in the mortgage market.

     The State of Arizona does not issue general obligation bonds. As a result, Arizona municipal bonds are issued by local jurisdictions (cities, school districts) or are tied to specific municipal projects. This also means that bonds are not always backed by statewide revenues. The State enters into certain lease transactions that are subject to annual renewal at its option. Local governmental units in the State are also authorized to incur indebtedness. The major source of financing for such local government indebtedness is an ad valorem property tax. In addition to financing public projects, local governments may also issue revenue bonds to be paid from the revenues of an enterprise or the proceeds of an excise tax, or from assessment bonds payable from special assessments. Arizona local governments have also financed public projects through leases that are subject to annual appropriation at the option of the local government.

     Local governments face additional risks and constraints that may limit their ability to raise money. Certain obligations held by the Arizona Tax Free Fund may be obligations of issuers that rely in whole or in part, directly or indirectly, on ad valorem property taxes as a source of revenue. Arizona law limits the taxing powers of Arizona local governments and districts. There are two separate tax systems: a Primary system for taxes levied to pay current operation and maintenance expenses; and a Secondary system for taxes levied to pay principal and interest on bonded indebtedness, special district assessments and tax overrides. There are specific provisions under each system governing property value, the basis of assessment and maximum annual tax levies.

     Under the Primary system, property value is the basis for determining primary property taxes of locally assessed real property and may increase by more than 10% per year only under certain circumstances. Under the Secondary system, there is no limitation on annual increases in full cash value of any property. Under the Primary system, annual tax levies are limited based on the nature of the property being taxed, and the nature of the taxing authority. Taxes levied for Primary purposes on residential property only are limited to 1% of the full cash value of such property. In addition, taxes levied for Primary purposes on all types of property by counties, cities, towns and community college districts are limited to a maximum increase of 2% over the prior year's levy, plus any amount directly attributable to new construction and annexation and involuntary tort judgments. The 2% limitation does not apply to taxes levied for Primary purposes on behalf of local school districts. Annual tax levies for bonded indebtedness and special district assessments are unlimited under the Secondary system.

     There are periodic attempts in the form of voter initiatives and legislative proposals to further limit the amount of annual increases in taxes that can be levied by the various taxing jurisdictions without voter approval. In June 2006, Governor Janet Napalitano signed State legislation to freeze local property tax assessments at the 2005 level, with annual increases limited to 2% plus the value of new construction. It is possible that if other such proposals were enacted, there would be an adverse impact on State or local government financing. It is not possible to predict whether any such proposals will be enacted in the future or what would be their possible impact on State or local government financing.

     Provisions of the Arizona Constitution and State legislation limit increases in annual expenditures by counties, cities and towns and community college districts and school districts to an amount determined by the Arizona Economic Estimates Commission. This limitation is based on the entity's actual expenditures for FY 1979-80, with this base adjusted annually to reflect changes in population, cost of living, and boundaries.

     Budgetary pressures affecting the State and the ability of the State to raise revenue may affect obligations of the State or local governments. A 1992 amendment to the Constitution of Arizona states that any legislation that provides for a net increase in State revenues will be effective only on the affirmative vote of two-thirds of the members of each house of the State Legislature, and Gubernatorial approval. If the Governor vetoes the measure, then the legislation may not become effective unless the legislation is approved by an affirmative vote of three-fourths of the members of each house. The constitutional amendment does not apply to the effects of inflation, increasing assessed valuation or any other similar effect that increases State revenue but which is not caused by an affirmative act of the Legislature. The budgets enacted since FY 1993-94 have not provided for any increases in State revenues that required an approval from two-thirds of the State Legislature.

     As of July 2007, Arizona was assigned an issuer credit rating of "AA" by Standard & Poor's and "Aa3" by Moody's. Any explanation concerning the significance of such ratings must be obtained from the rating agencies. There can be no assurance that such ratings will be maintained in the future. It should be noted that the creditworthiness of obligations issued by local Arizona issuers may be unrelated to the creditworthiness of obligations issued by the State of Arizona, and that there is no obligation on the part of the State to make payment on such local obligations in the event of default.

     The foregoing information constitutes only a brief summary of some of the general factors that may impact certain issuers of Arizona municipal obligations and does not purport to be a complete or exhaustive description of all adverse conditions to which the issuers of such obligations held by the Arizona Tax Free Fund are subject. This information has not been independently verified. Additionally, many factors, including national economic, social and environmental policies and conditions, which are not within the control of the issuers of Arizona municipal bonds, could affect or could have an adverse impact on the financial condition of the issuers. The Fund is unable to predict whether or to what extent such factors or other factors may affect the issuers of Arizona municipal obligations, the market value or marketability of such obligations or the ability of the respective issuers of the obligations acquired by the Fund to pay interest on or principal of such obligations.

     CALIFORNIA. The economy of the State of California is the largest in the U.S. and one of the largest in the world, having a gross domestic product ("GDP") of over $1.7 trillion in 2007. California accounts for slightly over 13% of the nation's output. The nation's next largest state economy--Texas--is about 62% the size of California's economy. The State's population of over 36.4 million has more than doubled since 1960 and now constitutes about 12% of the U.S. total.

     California began 2007 with net job losses in January, but February and March brought positive job gains. The annual benchmark revision of employment statistics in March revealed that considerably more jobs were created in the State during 2006 than were initially reported. The State added 275,000 jobs in 2006, the best gain since 2000. Nine out of 11 major industry sectors saw employment grow in 2006. The State's unemployment rate averaged 4.9% in 2006 and was 4.8% in each of the first three months of 2007. An important development has been improved job growth in the San Francisco Bay Area. The region had the strongest percentage job growth of major California regional economies in 2006. California personal income grew by an estimated 6.1% in 2006, somewhat stronger than in 2005. The forecast for California personal income growth in 2007 has been lowered in the expectation that earnings will grow more slowly for construction workers, realtors, mortgage lenders, and other housing-related workers. Overall job growth in 2007, however, is slightly higher than expected, as other sectors of the State's economy are doing a good job of making up for jobs lost in the housing sector.

     Made-in-California exports grew by 9.4% to a new-record level of $127.7 billion in 2006. High-tech exports grew 6.7% in 2006. Exports of chemicals, miscellaneous manufactured products, and food and kindred products all grew at double-digit rates. Leading export destinations, in order, were Mexico, Canada, Japan, mainland China, South Korea, Taiwan, the United Kingdom, Hong Kong, Singapore, and Germany. Except for Hong Kong, State exports expanded to all of these markets.

     California home building and residential real estate markets slowed considerably in 2006. The number of residential units permitted fell 22%, as compared to 15% in the nation; however, permits increased in the State in the first quarter of 2007. Existing single-family detached home sales fell 24% in 2006, and home price appreciation slowed considerably. The struggling housing sector continued to weigh on the State, as well as national, economies through 2007.

     Although agriculture is gradually yielding to industry as the core of the State's economy, farming-related sales have more than quadrupled over the past three decades, from $7.3 billion in 1974 to nearly $31 billion in 2004. This increase has occurred despite a 15% decline in acreage devoted to farming during the period. Factors contributing to the growth in sales-per-acre include more intensive use of active farmlands and technological improvements in crop production. The largest production categories are fruits and nuts (about one-third of the statewide total), livestock and poultry (about one-fourth of the statewide total), and vegetables and melons (roughly one-fifth of the statewide total). Much of the State's industrial production depends on the processing of farm produce and upon such local resources as petroleum, natural gas, lumber, cement, sand, and gravel. Since World War II, however, manufacturing, notably of electronic equipment, computers, machinery, transportation equipment, and metal products, has increased enormously. These demographic factors affect the amount of revenue generated to pay for California bonds.

     The State's principal sources of General Fund revenues are the California personal income tax, sales tax, and bank and corporate taxes. The 2007-08 California Budget adopted in August 2007 assumes the State ended the Fiscal Year ("FY") 2006-07 with a reserve of $4.1 billion. The budget projects $102.3 billion in budget-year revenues, an increase of 6.5% from FY 2006-07. The budget authorizes expenditures of an equal amount, an increase of 0.6% from FY 2006-07. Thus, the plan leaves the General Fund with a year-end reserve of $4.1 billion. This reserve is made up of $2.6 billion in the State's traditional reserve (known as the Special Fund for Economic Uncertainties) and $1.5 billion in the Budget Stabilization Account, which was established when voters approved the Balanced Budget Amendment (Proposition 58) in March 2004. The budget provides authority for the administration to transfer these funds to the General Fund during the fiscal year if needed. As noted above, FY 2007-08 budged expenditures do not exceed revenues. By comparison, State spending exceeded revenues by more than $5 billion in FY 2006-07. Based on the FY 2007-08 budget plan's policies, however, the State would once again face operating shortfalls of more than $5 billion in both FY 2008-09 and FY 2009-10. This is because many of the solutions enacted in the budget plan are of a one-time nature.


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

     On May 17, 2006, Standard and Poor's raised its rating on California's general obligation bonds from "A" to "A+." In doing so, it cited the easing of immediate liquidity pressure on the State following the sale of long-term bonds to fund operating fund deficits and the State's recent economic improvement accompanied by a FY 2005 State budget that continued to be reliant on substantial amounts of long-term borrowing. On June 9, 2006, Fitch raised its rating on California's general obligation bonds from "A" to "A+." The rating actions reflected California's improved economic and revenue performance, and some progress in addressing the structural imbalance, which remains large. On May 22, 2006, Moody's raised its rating on California's general obligation bonds from "A2" to "A1," citing an established recovery trend in the California economy and tax revenues, as well as improved State budgetary and liquidity outlooks. There can be no assurance that such ratings will be maintained in the future. It should be noted that the creditworthiness of obligations issued by local California issuers may be unrelated to the creditworthiness of obligations issued by the State of California, and that there is no obligation on the part of the State to make payment on such local obligations in the event of default.

     In addition to California's credit quality, there are a number of additional risks to investing in California municipal securities. Certain municipal securities may be obligations of issuers that rely in whole or in part on State revenues for payment of such obligations. Such revenues may be affected by limitations imposed on new taxes or tax increases. In 1978, State voters approved an amendment to the State Constitution known as Proposition 13. The amendment limits ad valorem (according to value) taxes on real property and restricts the ability of taxing entities to increase real property taxes and assessments, and limits the ability of local governments to raise other taxes. State legislation was adopted that provided for the reallocation of property taxes and other revenues to local public agencies, increased State aid to such agencies, and provided for the assumption by the State of certain obligations previously paid out of local funds. More recent legislation has reduced State assistance payments to local governments. There can be no assurance that any particular level of State aid to local governments will be maintained in future years. For example, when vehicle license fees, which go to local governments, were recently lowered, the State contributed the amount of money lost so local governments would not lose needed income. The Governor's May 2005 revised budget, by way of example, included pay-back of 50% of the Vehicle License Fee Gap due to local governments. Local governments could suffer financially if the State government were to halt such payments. In addition, local governments may face other reductions in State fiscal aid for various programs.

     Some local governments in California have experienced notable financial difficulties, and there is no assurance that any California issuer will make full or timely payments of principal or interest or remain solvent. For example, in December 1994, Orange County, California, together with its pooled investment funds, which included investment funds from other governments, filed for bankruptcy. Orange County has since emerged from bankruptcy. Los Angeles County, the nation's largest county, in the recent past has also experienced financial difficulty and its financial condition will continue to be affected by the large number of county residents who are dependent on government services and a structural deficit in its health department.

     To close certain loopholes in previously passed Propositions, California voters approved Proposition 218 in November 1996. It requires that all taxes for general purposes obtain a simple majority popular vote and that taxes for special purposes obtain a two-thirds majority vote. Proposition 218 limits the authority of local governments to impose property-related assessments, fees and charges, requiring that such assessments be limited to the special benefit conferred and prohibiting their use for general governmental services. Proposition 218 also allows voters to use their initiative power to reduce or repeal previously authorized taxes, assessments, fees and charges. It is unclear how this right of local initiative may be used in cases where taxes or charges have been or will be specifically pledged to secure debt issues. The interpretation and application of Proposition 218 will ultimately be determined by the courts with respect to a number of matters, and it is not possible at this time to predict with certainty the outcome of such cases. Due to limitations like Propositions 13 and 218, obligations of the State or local governments may be affected by the ability of the State to raise revenue.

     Article XIII B of the California Constitution (the "Appropriation Limit") imposes a limit on annual appropriations from tax proceeds. Originally adopted in 1979, Article XIII B was modified by Proposition 98 in 1988 and Proposition 111 in 1990. Excluded from the Appropriation Limits are prior (pre 1979) debt service and subsequent debt incurred as the result of voter authorizations, court mandates, qualified capital outlay projects and certain increases in gasoline taxes and motor vehicle weight fees. Certain civil disturbance emergencies declared by the Governor and appropriations approved by a two-thirds vote of the legislature are excluded from the determination of excess appropriations, and the appropriations limit may be overridden by local voter approval for up to a four-year period. On November 8, 1988, California voters approved Proposition 98, a combined initiative constitutional amendment and statute called "the Classroom Instruction Improvement and Accountability Act." This amendment changed school


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

funding below the University level by guaranteeing K-14 schools a minimum share of General Fund Revenues. Suspension of the Proposition 98 funding formula requires a two-thirds vote of Legislature and the Governor's concurrence. Proposition 98 also contains provisions transferring certain funds in excess of the Article XIII B limit to K-14 schools. As amended by Proposition 111, the Appropriation Limit recalculated annually by taking the actual FY1986-1987 limit and applying the Proposition 111 cost of living and population adjustments as if that limit had been in effect. The Appropriations Limit is tested over consecutive two-year periods under this amendment. Any excess "proceeds of taxes" received over such two-year period above the Appropriation Limits for the two-year period is divided equally between transfers to K-14 and taxpayers.

     In March 2004, California voters approved two measures designed to address the cumulative budget deficit and to implement structural reform. Under the California Economic Recovery Bond Act (Proposition 57), the State is authorized to issue up to $15 billion of economic recovery bonds (of which $10.9 billion have been issued as of October 2006 to finance the negative General Fund reserve as of June 30, 2004, and other General Fund obligations undertaken prior to June 30, 2004. The Balanced Budget Amendment (Proposition 58), discussed above, restricts future long-term deficit financing and requires the State to adopt and maintain a balanced budget and to establish a reserve fund.

     In November 2006, voters approved Proposition 1A, which had been placed on the ballot by the Legislature as Senate Constitutional Amendment No. 7, to protect Proposition 42 transportation funds from any further suspensions. Current provisions of the State Constitution enacted as Proposition 42 in 2002, permit the suspension of the annual transfer of motor vehicle fuel sales tax revenues from the General Fund to the Transportation Investment Fund if the Governor declares that the transfer will result in a "significant negative fiscal impact" on the General Fund and the Legislature agrees with a two-thirds vote of each house. The new measure modifies the constitutional provisions of Proposition 42 in a manner similar to Proposition 1A of 2004, so that if such a suspension occurs, the amount owed by the General Fund must be repaid to the Transportation Investment Fund within three years, and only two such suspensions can be made within any ten-year period. In FY 2003-04, $868 million of the scheduled Proposition 42 transfer was suspended, and in FY 2004-05 the full transfer of $1.258 billion was suspended. The Proposition 42 transfer was fully funded in FY 2005-06 at $1.355 billion. The FY 2006 Budget Act fully funded the Proposition 42 transfer at $1.420 billion for FY 2006-07, and also included $1.415 billion ($1.215 billion General Fund) for advance repayment of a portion of the FY 2003-04 and FY 2004-05 suspensions.

     California has been burdened with unexpected repercussions from electricity market deregulation and adverse developments in the electric utilities industry. These include imbalances between supply and demand, unexpectedly high and volatile generating costs, decreased system reliability, increased competitive pressures, deterioration in the financial condition and credit quality of electric utilities, and the effects of changing environmental, safety, licensing and other requirements. Widely publicized difficulties in California's energy supplies had been seen in early 2001 to pose some risks to the economy, but during the summers of 2001 and 2002 there were no electricity blackouts or shortages of natural gas. Energy difficulties are mitigated by the fact that California's economy is very energy-efficient. U.S. Department of Energy statistics for 1999 revealed that California ranked 50th of the 50 states in energy expenditures as a percentage of State domestic product. Additional risks exist and others may develop in the future. The timing and success of any market, regulatory, legislative, or other solution to these problems is uncertain.

     There are numerous civil actions pending against the State, which could, if decided against the State, require the State to make significant future expenditures and may substantially impair revenues and cash flow. It is not possible to predict what impact, if any, such proceedings may have on the California Tax Free Fund and California Intermediate Tax Free Fund.

     Finally, California is subject to unique natural hazard risks. Earthquakes can cause localized economic harm that could limit the ability of governments to repay debt. Cycles of drought and flooding are also concerns insofar as they affect agricultural production, power generation, and the supply of drinking water. One of the State's most acute problems is its need for water. Wells and underground aquifers are drying up in San Diego County and Southern California because of five years of drought, an occurrence that has had little effect upon current water supplies, but which could eventually put added strain on the region's scarcest, shrinking, resource. Cutbacks in federally funded water projects in the 1970s and 80s led many California cities to begin buying water from areas with a surplus, but political problems associated with water sharing continue.

     The foregoing information constitutes only a brief summary of some of the general factors that may impact certain issuers of California municipal obligations and does not purport to be a complete or exhaustive description of all adverse conditions to which the issuers of such obligations held by the California Intermediate Tax Free Fund and

California Tax Free Fund are subject. This information has not been independently verified. Additionally, many factors, including national economic, social and environmental policies and conditions, which are not within the control of the issuers of California municipal bonds, could affect or could have an adverse impact on the financial condition of the issuers. The Funds are unable to predict whether or to what extent such factors or other factors may affect the issuers of California municipal obligations, the market value or marketability of such obligations or the ability of the respective issuers of the obligations acquired by the Funds to pay interest on or principal of such obligations.

     COLORADO. The State of Colorado is the most populous state in the Rocky Mountain region. The State has two distinctive geographic and economic areas. The eastern half of the State consists of the eastern plains, which are flat, open and largely devoted to farming, and the Front Range, which contains the major metropolises. The State's population and wealth are concentrated in the Front Range, principally in four major metropolitan areas: Denver/Boulder, Colorado Springs, Fort Collins/Greeley and Pueblo. The population of Colorado in 2006 was 4.7 million, ranking 22nd in the nation. These demographic factors affect the amounts of revenue generated to pay for Colorado bonds. They may also limit the diversity of these bonds.

     Denver, the State capital and the largest city in Colorado, is the major economic center in the State and the Rocky Mountain region, having developed as a regional center for transportation, communication, finance and banking. More recently, the Front Range has attracted advanced-technology industries. Colorado's gross domestic product ("GDP") was $230 billion in 2006, making Colorado the 20th largest state economy. The State's economy is sensitive to the national economy, leading to economic performance that depends a great deal on economic performance at the national level. The State economy and State financial operations are exposed to the risk of cyclical national recessions. In a recession, credit quality can drop if debt issuers do not maintain a balance between revenues and expenditures.

     The Colorado economy has experienced sustained growth since the recession of 2001-2002. The Office of State Planning and Budgeting ("OSPB") expects growth to continue, but at a slower pace through Fiscal Year ("FY") 2008-09. In 2006, Colorado employment rose 2.4%, a net increase of 52,800 new jobs. The OSPB forecasts that 2007 employment growth will continue this trend at a slightly slower pace, reaching 1.9% in 2007 and 1.8% in 2008. Colorado wage and salary income rose 7.5% in 2006, reflecting a reasonably strong labor market, growth in the labor force and inflation. The OSPB currently forecasts wage and salary income to increase 6.0% in 2007 and 2008, which represents a slight downward adjustment as compared to earlier forecasts, caused by the slightly weaker employment projections. In 2006, retail trade sales in Colorado rose 5.6%. Retail sales growth is forecasted to grow by a similar, but slowing, rate in 2007 of 5.4% due to rising consumer debt payments. The OSPB expects retail sales growth to be 6.4% in 2008. Residential single family permits dropped 15% in 2006, as the supply of homes outstripped demand. However, multifamily permits grew 38.1% in response to renewed strength in the apartment market and the continuing build-out of urban renewal sites. The OSPB projects a drop of 4.9% in permits issued in 2007, then stabilizing in 2008. The total value of non-residential construction permits fell 2.2% in 2006, reflecting conservatism in the construction of new commercial space. The OSPB forecasts the value of nonresidential permits to begin to recover, with a decrease of 0.7% in 2007 and a 1.5% increase in 2008. The OSPB believes the risk to its economic forecast is skewed to the downside, due to economic uncertainty at the national level, which may make it more difficult for businesses and consumers to borrow money at any interest rate, as domestic and foreign markets begin to re-price risks associated with collateralized debt instruments.

     Because of limitations in the State Constitution, the State of Colorado issues no general obligation bonds. Although Colorado has no outstanding general obligation debt, as of July 2007, Standard & Poor's rates Colorado lease obligations "AA-" and Moody's rates these obligations "Aaa." Fitch has no ratings for Colorado obligations. These ratings reflect the State's credit quality only and do not indicate the creditworthiness of other tax-exempt securities in which the Funds may invest.

     The State's budget process begins in June of each year when State departments prepare both operating and capital budgets for the fiscal year beginning 13 months later. In August, these budgets are submitted to the OSPB for review and analysis. The OSPB advises the governor on departmental budget requests and overall budgetary status. Budget decisions are made by the governor following consultation with affected departments and the OSPB. The State Constitution requires that expenditures for any fiscal year not exceed revenues for such fiscal year.

     Certain municipal securities may be obligations of issuers that rely in whole or in part on State revenues for payment of such obligations. The largest source of the State's General Fund revenues is receipts generated by the individual income tax. Since most of Colorado's tax revenues come from volatile sources - sales and personal income taxes - the result is often fiscal stress during times of recession.


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     Like many states, the State of Colorado faced budgetary constraints as a result of the recession that started in spring 2001 and the events of September 11, 2001. Over the last few years, however, the State's financial situation has improved. Colorado managed to close an $809 million gap in 2003 with spending reductions and revenue enhancement measures. The State's General Fund ended FY 2002-03 with a $224.9 million reserve and FY 2003-04 with a $346.9 million reserve. In FY 2004-05, the State's General Fund ended the year with a $331.4 million reserve. This reserve exceeded the statutory 4% reserve, described below, by $94 million. The FY 2005-06 General Fund ended the year with a $688.5 million reserve, exceeding the statutory 4% reserve by $436.8 million. The FY 2006-07 General Fund ended the year with a $536.7 million reserve, exceeding the statutory 4% reserve by $269.7 million. According to the OSPB's September 2007 forecast, after increasing 8.6% in FY 2006-07, gross General Fund revenues are expected to increase 3.0% in FY 2007-08 and 4.0% in FY 2008-09. Through FY 2008-09, the State is projected to have enough General Fund revenue to maintain appropriations growth of 6%. Additionally, the State is projected to have excess reserves of $147 million in FY 2007-08, and $49 million in FY 2008-09.

     The adoption by voters of revenue and expenditure limitations poses additional risks in Colorado. In Colorado, unlike many states, only voters can approve tax increases, making it harder to increase State and local revenues. The Taxpayers Bill of Rights ("TABOR") is one limitation, which applies to all levels of State and local government. TABOR limits increases in State revenue collections from one year to the next to the rate of inflation rate plus the percentage of population growth and requires voter approval of tax increases. Voter approval is also required for any new taxes or to increase current taxes. Any surpluses the State collects must be returned to taxpayers. There is no provision in TABOR to account for cyclical revenue swings. After logging TABOR revenue surpluses for five years, the TABOR surplus disappeared in FY 2001-02 and remained absent through FY 2003-04. In FY 2004-05, the TABOR surplus reappeared after a four-year absence, totaling $44.7 million. Colorado voters in November 2005 passed Referendum C, which (i) allows the State to keep and spend revenues above normal TABOR limits for five years and (ii) beginning in 2011, creates a new State spending cap equal to the greatest amount of money collected in any fiscal year between 2006 and 2010, adjusted for inflation and population growth in 2011 and subsequent years.

     The State has accumulated very limited emergency reserve funds and it does not currently have a device in place, such as a "Rainy Day" fund, to smooth government revenues and expenditures over the business cycle. Colorado operates under two separate reserve requirements that obligate the State to set aside moneys. First, the statutory reserve requires that 4% of General Fund appropriations be set aside for revenue shortfalls. If at any time during the year revenue projections indicate that there would not be sufficient General Fund revenues to maintain at least half of the required 4% (i.e., 2%), the Governor must take steps to reduce or restrict spending. Secondly, Article XX of the Colorado Constitution, enacted by popular vote in response to the 1992 TABOR initiative, includes a requirement for an "emergency reserve fund" of 3% of the annual budget. This emergency reserve fund is specifically forbidden for use in economic emergencies. It can only be used in the case of a natural disaster like a flood or tornado, and all dollars used must be repaid by the close of the fiscal year.

     Issuers of municipal securities that rely on revenue sources, such as property taxes, may encounter financial constraints that impact the obligations of these issuers. Recently, many of the State's resort-related commercial real estate has converted to residential property in the form of timeshares. Under the State constitution, commercial properties are taxed at a higher rate than are residential parcels. As more commercial real estate converts into residential real estate, there may be less tax income from property tax to fund local governments. Under the Gallagher Amendment to the Colorado Constitution enacted in 1982 the State's total residential assessed value cannot make up more than 45% of the overall assessed value of property in the State. That means as home values rise, or new homes are constructed, the 45% cap forces residential real estate to be assessed at an ever-decreasing rate.

     The State's tourism industry is a major component of Colorado's economic base. It encompasses a cross section of economic sectors, though not reported as a separate economic sector. Accommodations & food services, along with recreation services, provide a reasonable indication of tourism activity. Colorado's tourism industry generated over $8.2 billion per year from domestic overnight visitors in 2005, and an estimated $620 million from international tourists. Denver International Airport is currently ranked the 6th busiest airport in the country and 11th busiest in the world. If there is another U.S. terrorist attack, Colorado's tourism industry could be hurt as visitors fearful of traveling stay home.

     Finally, Colorado is subject to unpredictable weather. If there is good snow for the upcoming ski season the profits of ski resorts and the tourism industry as a whole could likely benefit. Ample snow would also likely mean fuller reservoirs and could potentially reduce the chance of severe droughts. Cycles of drought and flooding are concerns insofar as they affect agricultural production, power generation, and the supply of drinking water.


                                       32

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     The foregoing information constitutes only a brief summary of some of the general factors that may impact certain issuers of Colorado municipal obligations and does not purport to be a complete or exhaustive description of all adverse conditions to which the issuers of such obligations held by the Colorado Intermediate Tax Free Fund and Colorado Tax Free Fund are subject. This information has not been independently verified. Additionally, many factors, including national economic, social and environmental policies and conditions, which are not within the control of the issuers of Colorado municipal bonds, could affect or could have an adverse impact on the financial condition of the issuers. The Funds are unable to predict whether or to what extent such factors or other factors may affect the issuers of Colorado municipal obligations, the market value or marketability of such obligations or the ability of the respective issuers of the obligations acquired by the Funds to pay interest on or principal of such obligations.

     MINNESOTA. Minnesota's constitutionally prescribed fiscal period is a biennium, and Minnesota operates on a biennial budget basis. Legislative appropriations for each biennium are prepared and adopted during the final legislative session of the immediately preceding biennium. Prior to each fiscal year of a biennium, Minnesota's Department of Finance allots a portion of the applicable biennial appropriation to each agency or other entity for which an appropriation has been made. An agency or other entity may not expend moneys in excess of its allotment. If revenues are insufficient to balance total available resources and expenditures, Minnesota's commissioner of finance, with the approval of the governor, is required to reduce allotments to the extent necessary to balance expenditures and forecasted available resources for the then current biennium. The governor may prefer legislative action when a large reduction in expenditures appears necessary, and if Minnesota's legislature is not in session the governor is empowered to convene a special session.

     Diversity and a significant natural resource base are two important characteristics of the Minnesota economy. Generally, the structure of the State's economy parallels the structure of the United States economy as a whole. There are, however, employment concentrations in the manufacturing categories of fabricated metals, machinery, computers and electronics, and food. Historically, the State's unemployment rate has consistently been less than the national unemployment rate, but in recent months Minnesota's unemployment rate has moved above the U.S. average. Since 1980, Minnesota per capita income generally has remained above the national average. In 2006, Minnesota per capita personal income was 106.7% of its U.S. counterpart.

     The State relies heavily on a progressive individual income tax and a retail sales tax for revenue, which results in a fiscal system that is sensitive to economic conditions. During the first half of 2003, the State addressed substantial projected budget deficits by substantially reducing projected spending, including aid to local government and higher education, transferring funds from other accounts, deferring certain expenditures and transfers, in some cases by borrowing funds, deferring certain sales tax refunds, and raising fees. On February 27, 2004, the Minnesota Department of Finance released an Economic Forecast projecting, under then current laws, a general fund deficit of $160 million for the biennium ending June 30, 2005. A forecasted deficit is not automatically reduced by the budget reserve, because gubernatorial or legislative action is required to access the reserve. Minnesota's Constitution prohibits borrowing for operating purposes beyond the end of a biennium, but the commissioner of finance, with the approval of the governor, has statutory authority in the event of a projected deficit to release reserve funds and reduce unexpended allotments of prior transfers and appropriations. The State legislature adjourned its 2004 regular session without substantially reducing the projected deficit, but the governor exercised his statutory powers to eliminate the projected deficit, primarily through reductions in spending. On February 28, 2005, the Department of Finance released an updated Economic Forecast projecting, under then current laws, a general fund balance of $175 million for the biennium ending June 30, 2005, but, after reflecting legislatively mandated allocations of this surplus to restoring the State's budget reserve to $653 million and reversing some shifts in the timing of school aid payments, the projected balance was reduced to zero. The Department also forecast a $466 million General Fund shortfall for the biennium ending June 30, 2007, after allowing for a $350 million cash flow account and a $653 million budget reserve, based on projected expenditures of $30.2 billion. The State enacted legislation to eliminate the shortfall, largely relying on a new cigarette fee and a variety of tax increases.

     The General Fund had a substantial surplus at the end of the last biennium, June 30, 2007. At the end of the 2007 regular legislative session, Department of Finance estimates projected a General Fund balance of $373 million for the biennium ending June 30, 2009, after allowing for a $350 million cash flow account and $686 million in budget reserves, based on projected expenditures for the biennium of $34.5 billion. A special legislative session in September 2007 authorized an additional $79 million of General Fund spending relating to flood relief, resulting in a corresponding reduction in the projected General Fund balance for the end of the biennium to $294 million. Although net non-dedicated General Fund revenues for the first quarter of the current biennium exceeded the earlier estimates, the State's


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

national economic consultant has materially reduced its forecast for real economic growth through the remainder of the biennium, and the State Budget Director has stated that a slowdown of the U.S. economy would affect the State's budget forecast, because the State's major tax revenues are dependent upon economic activity. The Minnesota Council of Economic Advisors has, for some time, urged the State to increase its budget reserve substantially to 5 percent of biennial spending.

     The State is a party to a variety of civil actions that could adversely affect the State's General Fund. In addition, substantial portions of State and local revenues are derived from federal expenditures, and reductions in federal aid to the State and its political subdivisions and other federal spending cuts may have substantial adverse effects on the economic and fiscal condition of the State and its local governmental units. Risks are inherent in making revenue and expenditure forecasts. Economic or fiscal conditions less favorable than those reflected in State budget forecasts may create additional budgetary pressures.

     State grants and aids represent a large percentage of the total revenues of cities, towns, counties and school districts in Minnesota, so State budgetary difficulties may have substantial adverse effects on such local government units. Generally, the State has no obligation to make payments on local obligations in the event of a default. Accordingly, factors in addition to the State's financial and economic condition will affect the creditworthiness of Minnesota tax-exempt obligations that are not backed by the full faith and credit of the State. Even with respect to revenue obligations, no assurance can be given that economic or other fiscal difficulties and the resultant impact on State and local government finances will not adversely affect the ability of the respective obligors to make timely payment of the principal of and interest on Minnesota tax-exempt obligations that are held by the Funds or the value or marketability of such obligations.

     Certain Minnesota tax legislation could adversely affect the tax-exemption, value and marketability of Minnesota municipal bonds held by the Funds. (Please see the final two paragraphs in "Taxation".) Possible future changes in federal and State income tax laws, including rate reductions, also could adversely affect the value and marketability of such bonds.

     The foregoing information constitutes only a brief summary of some of the general factors that may impact certain issuers of Minnesota municipal obligations and does not purport to be a complete or exhaustive description of all adverse conditions to which the issuers of such obligations held by the Funds are subject. This information has not been independently verified. Additionally, many factors, including national economic, social and environmental policies and conditions, which are not within the control of the issuers of Minnesota municipal bonds, could affect or could have an adverse impact on the financial condition of the issuers. The Funds are unable to predict whether or to what extent such factors or other factors may affect the issuers of Minnesota municipal obligations, the market value or marketability of such obligations or the ability of the respective issuers of the obligations acquired by the Funds to pay interest on or principal of such obligations.

     MISSOURI. Missouri's economic base is diversified and its economic profile generally resembles that of the nation. The Missouri economy continued to grow in calendar year 2006, but started to slow in the fall of 2006 as slowdowns in residential construction and automobile manufacturing reduced Missouri employment toward the end of 2006. Between November 2005 and November 2006, 8,000 jobs were lost in motor vehicle and transportation equipment manufacturing, a reduction of 11%. Conversely, the State gained 18,400 private service-producing jobs over the same period. Through December 2006, the State had gained 22,400 jobs over the previous 12 months (a growth rate of 1.0%) and 53,500 jobs since January 2005. Despite this churning in the job market, on a year-over-year basis, personal income growth during calendar year 2006 was 5.8%, which is about average. According to the State's Fiscal Year ("FY") 2008 budget assumptions, Missouri's economic outlook over the next two years is similar to that of the nation, but is weighed down by recent restructurings and the general outlook in the automotive industry. Employment in the construction industry is expected to stabilize, while growth is expected to continue in the service sectors. Overall employment growth of 0.8% is expected annually. Forecasts of personal income growth rates remain closer to historical averages, around 4.5% in 2007, and 4.4% in 2008. Risks to this outlook include an exacerbated slowdown in vehicle manufacturing, slower consumer spending as a result of higher energy prices and interest rates, and reduced output in industries with high energy demands.

     Missouri's gross domestic product ("GDP") was $225 billion in 2006, making Missouri the 22nd largest state economy. Missouri's economy rests chiefly on industry, with aerospace and transportation equipment as the main industries. Food products, chemicals, printing and publishing, machinery, fabricated metals, and electrical equipment are also important. The development of resorts in the Ozarks, including Branson and several lakes, has boosted tourism


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

income. St. Louis is an important center for the manufacture of metals and chemicals. In Kansas City, long a leading market for livestock and wheat, the manufacture of vending machines and of cars and trucks are leading industries. Because Missouri and certain municipalities have large exposure to manufacturing, trends in these industries, over the long term, may impact the demographic and financial position of Missouri and its municipalities.

     Missouri remains important agriculturally. With over 100,000 farms, the State ranks second only to Texas. The most valuable farm products are soybeans, corn, cattle, hogs, wheat, and dairy items. The State consistently ranks high in the amount of cash it receives from farm crops, livestock and products. Because of this, Missouri is subject to unique natural hazard risks. Cycles of drought and flooding are concerns insofar as they affect agricultural production, in addition to affecting drinking water and power supplies.

     Defense-related businesses play an important role in Missouri's economy. In addition to the large number of civilians employed at the various military installations and training bases in the State, aircraft production and defense-related businesses receive sizable annual defense contract awards, and thus Missouri is vulnerable to possible cutbacks in defense spending. Over the past two decades, Missouri has consistently ranked among the top eight states in total military contract awards.

     The State faces significant challenges related to the expenditure demands of Medicaid, elementary and secondary education, higher education, and correctional institutions. From a financial standpoint, Missouri continues to proactively address its budget concerns and maintains a conservative financial management policy. The Missouri Constitution limits the amount of taxes that can be imposed in addition to giving the governor line-item veto power and the authority to withhold allotments of appropriated funds in the course of a fiscal year whenever actual revenues are below projections. A constitutional amendment also requires a reserve fund be maintained at 7.5% of the previous year's net general revenue collections. It remains fully funded.

     Missouri's budget is approved on an annual basis. After nearly unprecedented revenue growth in FY 2006, State revenue collections continued to grow in FY 2007. Through the first six months of FY 2007, net general revenue collections were up by 4.4%. General revenue growth slightly below long-term averages is expected in FY 2008. The revised FY 2007 and initial FY 2008 revenue estimates project net growth of 4.0% and 3.8%, respectively. Growth in individual income tax receipts is expected to remain strong and may be boosted further as a result of mounting equity gains. However, the slowdown in residential investment is expected to dampen consumer spending on taxable items, which is already slowing as consumers reduce debt loads, return to saving, and increase Internet purchases. The deceleration in corporate profit growth will likely cool corporate income tax collections. Further, favorable economic conditions spurred significant capital investment that was eligible for tax credits over the last two calendar years. Many of these tax credits are expected to be redeemed within the next two fiscal years. Finally, the continued implementation of the 2004 transportation ballot initiative, Constitutional Amendment No. 3, will impact FY 2007 and FY 2008, lowering general revenue collections by an estimated $25 million annually.

     Fixing any potential State revenue shortfalls may be complicated by the fact that the State Constitution prohibits raising taxes beyond a certain point without voter approval. The adoption by voters of revenue and expenditure limitations, like Missouri's Hancock Amendment, a measure that limits the growth of State-government income, has placed many local governments under a degree of fiscal stress. The amendment, which was approved by voters in 1980, generally restricts the growth of State income to the rate of growth of personal income in Missouri. It also requires that voters must approve most government tax or fee increases.

     In November 2000, the voters of Missouri approved the creation of a Budget Reserve Fund (commonly called the "Rainy Day" fund) by combining the State's Cash Operating Reserve Fund and the Budget Stabilization Fund. The fund is required to have 7.5% of the previous year's net general revenue collections. Reductions in the Rainy Day fund may adversely affect future State budgets if such funds are needed to cover additional revenue shortfalls.

     Local governments face additional constraints that may limit their ability to raise money. These constraints may impact the municipal obligations of these issuers. In Missouri, the property tax has traditionally been the largest source of revenue for local governments in general. Property taxes are taxes on the value of real property (such as land and buildings) owned by a resident or business in the community and are paid on an annual basis. For counties, property tax revenues are 40% of total revenues, and for municipalities, 17%. In Missouri, tax levies were reduced following reassessment pursuant to Article X
Section 22 of the Constitution of Missouri adopted by the voters in 1980 to ensure that taxing jurisdictions would not reap windfalls as a result of biennial reassessments. Thus, revenues generated after implementation of reassessment did not increase appreciably from revenues received prior to the statewide reassessment program.

     As of July 2007, Missouri's general obligation debt carried ratings of "Aaa" by Moody's and "AAA" by Standard & Poor's and Fitch. Missouri is one of only seven states that has received this rating from all three rating organizations. General obligation bonds can only be issued through voter-approved amendments to the State's Constitution.

     There are also limitations on State and local debt issuance that may affect the ability to generate revenue on a State and local level. Limitations on the State debt and bond issues are contained in Article III, Section 37 of the Constitution of Missouri. The General Assembly, or the people by initiative, may submit the proposition to incur indebtedness to voters of the State, and the bonds may be issued if approved by a majority of those voting. Locally, under
Article V of the Missouri Constitution, no county, city, incorporated town or village, school district or other political corporation or subdivision of the State is allowed to incur debt beyond the income and revenue provided for such year plus any unencumbered balances from previous years.

     Missouri has a Constitutional Amendment, Article X, approved by voters in November 1980, that limits revenue to the ratio of FY 1980-81 State revenue to calendar year 1979 State personal income (about 5.6%) multiplied by the greater of State personal income in the previous calendar year or the average State personal income over the previous three calendar years. No assurances can be given that the amount of revenue derived from taxes will remain at its current level or that the amount of State grants to local governments will continue. Future spending cuts and budgetary constraints may adversely affect local government by placing shifting additional monetary and administrative burdens onto local governments.

     The foregoing information constitutes only a brief summary of some of the general factors that may impact certain issuers of Missouri municipal obligations and does not purport to be a complete or exhaustive description of all adverse conditions to which the issuers of such obligations held by the Missouri Tax Free Fund are subject. This information has not been independently verified. Additionally, many factors, including national economic, social and environmental policies and conditions, which are not within the control of the issuers of Missouri municipal bonds, could affect or could have an adverse impact on the financial condition of the issuers. The Fund is unable to predict whether or to what extent such factors or other factors may affect the issuers of Missouri municipal obligations, the market value or marketability of such obligations or the ability of the respective issuers of the obligations acquired by the Fund to pay interest on or principal of such obligations.

     NEBRASKA. Agriculture is Nebraska's dominant occupational pursuit. In 2006, 93% of the State's land was farm and ranch land, most of it privately owned. The State's chief agricultural products are cattle, corn, hogs, soybeans, and wheat. As the dollar depreciates against other foreign currencies, U.S. exports are promoted. Nebraska's agriculture sector has a large dependency on international markets. If the U.S. dollar falls too quickly, this could harm Nebraska's trading partners, weakening their economies and lowering their demand for Nebraska products. A controlled lowering of the U.S. dollar is most beneficial to the Nebraska economy.

     Because of the importance of agriculture, Nebraska is also subject to unique natural hazard risks. Cycles of drought and flooding are concerns insofar as they affect agricultural production, power generation, and the supply of drinking water. Much of the State remains categorized as being in moderate or severe drought. In November 2005, the U.S. Department of Agriculture agreed to designate thirteen Nebraska counties as disaster areas due to the ongoing drought and other damaging weather events. The drought leads to less sales tax revenue, less income tax, fewer sales at retailers in rural Nebraska and other potential negative effects on local municipal government.

     Nebraska's gross domestic product ("GDP") was $75 billion in 2006, making Nebraska the 37th largest state economy. Nebraska's largest industry is food processing, which derives much of its raw materials from local farms. The State has diversified its industries since World War II, and the manufacture of electrical machinery, primary metals, and transportation equipment, is also important. Mineral deposits of oil (discovered in Cheyenne County in 1949-50), sand and gravel, and stone contribute to the State's economy. Data from the State Department of Labor show Nebraska's total nonfarm employment (not seasonally adjusted) at 964,000, which is 1.2% more than September 2006. Nebraska's annual average unemployment rate has been among the lowest in the nation for the last decade. In July 2007, State labor data showed Nebraska's unemployment rate (not seasonally adjusted) at 3.4%, compared to 4.6% nationally. In 2006, Nebraska had a per capita personal income (PCPI) of $34,397, 95% of the national average and ranking it 24th in the nation. Nebraska's 2006 PCPI reflected an increase of 4.3% from 2005, compared to 5.2% nationally.

     The General Fund is the chief operating fund of the State. On June 30, 2005, the General Fund had a positive fund balance of $409 million. While both revenues and expenditures increased in Fiscal Year ("FY") 2006, revenues were greater than expenditures which resulted in an increase in fund balance of $289 million in FY 2006, which was greater than the $173 million increase that occurred in FY 2005. The operating increase in 2006, when coupled with the $6 million decrease of other financing sources, caused the General Fund balance to increase by $283 million, ending with a fund balance of $692 million. Revenues in FY 2006 were more than anticipated and were up $186 million over 2005 chiefly due to (1) continued increase in corporate income tax revenue because of increased corporate profits as a result of the improved economy and (2) increased individual income tax revenue resulting from the effect of more capital gains being reported and increased salaries being paid. Sales taxes from increased retail sales were offset somewhat by legislation that decreased the sales tax base, causing only a slight increase in sales taxes collected. Expenditures were less than budgeted due to continued efforts by agency heads to be conservative in spending.

     To compensate for any downturns in revenues, the State has maintained a budgetary basis Cash Reserve Fund. While this Cash Reserve Fund is commingled with General Fund cash in the General Fund financial statements, it is separate and distinct in that, by State statute, it can only be used (1) when the cash balance of the General Fund is insufficient to meet General Fund current obligations and (2) for legislatively mandated transfers to other funds. Any money transferred in accordance with item one above must be repaid as soon as there is sufficient cash in the General Fund cash account to do so. Such reserve was at $87 million at the beginning of 2005. Due to the fact that FY 2005 revenues exceeded the forecast, a statutory requirement caused a $109 million transfer from the General Fund cash account to the Cash Reserve Fund in July 2005. Cigarette and tobacco products tax revenues of $8 million were placed into the Cash Reserve Fund in 2005 and $27 million was transferred to the General Fund cash account and other funds, leaving a Cash Reserve Fund balance at the end of 2005 of $177 million. In July 2005, the statutory transfer for excess receipts for FY 2006 was $262 million. Offsetting this large transfer was a $146 million payment made on August 1, 2005 from the Cash Reserve to settle a lawsuit against the State related to a low-level waste site. There were transfers out of the reserve of $19 million, leaving a balance of $274 million at the end of 2006. Again, because 2006 revenues exceeded the forecast, a $260 million transfer was made from the General Fund into the Cash Reserve Fund in July 2006. As a result, at the end of July 2006, the Cash Reserve Fund had $534 million. An estimated June 30, 2007 balance in excess of $500 million will mark the highest ever fiscal year ending balance in the Cash Reserve Fund.

     Certain municipal securities may be obligations of issuers that rely in whole or in part on State revenues for payment of such obligations. A decline in State revenues may adversely affect the obligations of these municipal security issuers.

     There were no new bonds issued in 2006 or 2005. There were only three small capitalized leases added in 2006 (three leases were also added in 2005), and such additional debt was more than offset by debt repayments. Bonds and certificates of participation for leases issued on behalf of the State maintain an "AA" rating from Standard and Poor's and an "Aa3' rating from Moody's, as of July 2007. Standard and Poor's has issued an "AA+" rating for the State as a whole, as of July 2007. There can be no assurance that such ratings will be maintained in the future. It should be noted that the creditworthiness of obligations issued by local Nebraska issuers may be unrelated to the creditworthiness of obligations issued by the State of Nebraska, and that there is no obligation on the part of the State to make payment on such local obligations in the event of default.

     The foregoing information constitutes only a brief summary of some of the general factors which may impact certain issuers of Nebraska municipal obligations and does not purport to be a complete or exhaustive description of all adverse conditions to which the issuers of such obligations held by the Nebraska Tax Free Fund are subject. This information has not been independently verified. Additionally, many factors, including national economic, social and environmental policies and conditions, which are not within the control of the issuers of Nebraska municipal bonds, could affect or could have an adverse impact on the financial condition of the issuers. The Fund is unable to predict whether or to what extent such factors or other factors may affect the issuers of Nebraska municipal obligations, the market value or marketability of such obligations or the ability of the respective issuers of the obligations acquired by the Fund to pay interest on or principal of such obligations.

     OHIO. Ohio's gross domestic product ("GDP") was $461 billion in 2006, making Ohio the 7th largest state economy. Ohio ranks third in the nation in manufacturing, with a concentration of both durable and non-durable goods production, especially transportation equipment (mostly cars, trucks and their parts), primary metals (principally iron and steel), fabricated metal products, non-metallic mineral products, electrical equipment and appliances, machinery, and plastic and rubber products. As a result of Ohio's reliance on manufacturing, the State's general economic activity, as in many other industrially developed states, tends to be more cyclical than in some other states and in the nation as a whole. Economic activity in and around Ohio has been sluggish. GDP grew 1.1% in 2006, ranking 47th among all states. The State projects GDP to increase within ranges of 2.3%-2.6% between the fourth quarter of 2006 to the fourth quarter of 2007 and 2.9%-3.2% from the fourth quarter of 2007 to the fourth quarter of 2008.

     Although manufacturing remains the largest single major sector in Ohio, the service-producing sectors now produce a combined 75% of the State's GDP and are expected to account for virtually all job growth over the 2002-2012 period. Service sectors concentrated in Ohio include the management of companies and enterprises and, to a lesser extent, the provision of health care and social assistance.

     With 14.5 million acres (of a total land area of 26.4 million acres) in farmland and an estimated 77,200 individual farms, agriculture combined with related agricultural sectors also is an important segment of Ohio's economy. In 2006, Ohio's agricultural sector output totaled slightly over $6.8 billion with agricultural exports estimated at a value of $1.7 billion.

     Ohio's seasonally adjusted unemployment rate was 5.9% in September 2007, up from 5.5% in September 2006. The U.S. seasonally adjusted unemployment rate for September 2007 was 4.7%. Total employment in Ohio is expected to increase 9.7% over the 10-year period from 2002 to 2012. Personal income in Ohio grew at a 4.6% rate in 2006, with a forecasted growth rate of 4.7% in 2007.

     The State operates on the basis of a fiscal biennium for its appropriations and expenditures. Under current law that biennium for operating purposes runs from July 1 in an odd-numbered year to June 30 in the next odd-numbered year. The current fiscal biennium began July 1, 2007 and will end June 30, 2009. Most State operations are financed through the general revenue fund ("GRF"). Personal income and sales use taxes are the major GRF sources. Growth and depletion of GRF ending fund balances show a consistent pattern related to national economic conditions, with the ending fiscal year balance reduced during less favorable and increased during more favorable economic periods. The Ohio constitution prohibits the State from borrowing money to fund operating expenditures in the GRF. Therefore, by law, the GRF's budget must be balanced so that appropriations do not exceed available cash receipts and cash balances for the current fiscal year. The State also maintains a "rainy day" fund, the Budget Stabilization Fund ("BSF"), generally funded by designation from the fiscal year GRF surplus, if any, and which under current law and until used is intended to carry a balance of up to 5% of the GRF revenue for the preceding fiscal year.

     Fiscal Year ("FY") 2007 GRF tax revenues totaled $19.9 billion, which was 1% above original estimates. Overall tax receipts declined by 0.5% compared to FY 2006 due mostly to the phase-in of tax reforms, but were 1.0% over original forecast because positive variances in the personal income tax and corporate franchise tax offset below estimate receipts from the sales tax and cigarette tax. Total expenditures in FY 2007 totaled $25.9 billion, which was 1.1% above FY 2006 levels, but 3.5% below original forecast. As of the end of FY 2007 (June 30, 2007), the State had a GRF budgetary fund balance of $215.5 million, down from a $1.5 billion fund balance at the end of FY 2006. The State currently projects tax revenues to increase by 0.7% in FY 2008 and to decrease 0.3% in FY 2009, year over year. Expenditures are projected to increase by 2.1% in FY 2008 and increase by 4.2% in 2009. The FY 2008 ending fund balance is projected to be $934.2 million.

     Most capital improvements in Ohio are funded through the issuance of debt. The incurrence or assumption of debt by the State without a popular vote is, with limited exceptions, prohibited by the State Constitution. Currently, tax supported general obligation debt of the State is authorized to be incurred for the following purposes: highways, local infrastructure, coal development, natural resources, higher education, common schools, conservation, research and development, and site development. State special obligation debt is authorized by the State Constitution for certain specified purposes. This debt is not supported by excises or taxes levied by the General Assembly. Rather, debt service payments are subject to biennial appropriations (from the GRF, with certain exceptions) by the General Assembly pursuant to leases or agreements entered into by the State. A 1999 constitutional amendment provides an annual debt service "cap" applicable to future issuances of State general obligations and other State direct obligations payable from the GRF or net State lottery proceeds. Generally, and except for the additional $650,000,000 of general obligation debt approved by voters at the November 8, 2005 election for research and development and the development of sites and facilities, new bonds may not be issued if future fiscal year debt service on those new and the then outstanding bonds of those categories would exceed 5% of the total estimated GRF revenues plus net State lottery proceeds during the fiscal year of issuance. Direct obligations of the State subject to the debt service cap include general obligation and special obligation bonds that are paid from the State's GRF, but exclude general obligation bonds payable from non-GRF funds (such as highway bonds that are paid from highway user receipts). Application of the 5% cap may be waived in a particular instance by a three-fifths vote of each house of the Ohio General Assembly.


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

     State and local agencies issue obligations that are payable from revenues from or relating to certain facilities (but not from taxes). By judicial interpretation, these obligations are not "debt" within constitutional provisions described above. Ohio's general obligation debt is rated "Aa1" by Moody's and "AA+" by Fitch. S&P rates the State's general obligation debt as "AA+', except for Highway Capital Improvement Obligations, which are rated "AAA." For special obligation bonds, which the Ohio Building Authority and the Treasurer of the State issue and GRF appropriations secure, Moody's rating is "Aa2," while S&P and Fitch rate these bonds "AA." There can be no assurance that such ratings will be maintained in the future. It should be noted that the creditworthiness of obligations issued by local Ohio issuers may be unrelated to the creditworthiness of obligations issued by the State of Ohio, and that there is no obligation on the part of the State to make payment on such local obligations in the event of default.

     The foregoing information constitutes only a brief summary of some of the general factors that may impact certain issuers of Ohio municipal obligations and does not purport to be a complete or exhaustive description of all adverse conditions to which the issuers of such obligations held by the Ohio Tax Free Fund are subject. This information has not been independently verified. Additionally, many factors, including national economic, social and environmental policies and conditions, which are not within the control of the issuers of Ohio municipal bonds, could affect or could have an adverse impact on the financial condition of the issuers. The Fund is unable to predict whether or to what extent such factors or other factors may affect the issuers of Ohio municipal obligations, the market value or marketability of such obligations or the ability of the respective issuers of the obligations acquired by the Fund to pay interest on or principal of such obligations.

     OREGON. Oregon has a diverse economic base with significant components in timber and other natural resources, construction, high technology, manufacturing, trade and tourism. Oregon's gross domestic product ("GDP") was $151 billion in 2006, making Oregon the 26th largest state economy. In the 1970s, Oregon grew rapidly due to population increases and continued economic diversification. Oregon grew much faster than the nation during this period, and from 1975 to 1980, non-farm jobs grew by 25% in Oregon versus 17% nationally. The 1980s saw continued diversification of Oregon's economy as the timber industry continued to decline. The high technology expansion was beginning, but did not create enough jobs to offset the timber industry losses. In the 1990s, Oregon continued to diversify. Low costs, abundant natural resources and a perceived high quality of life attracted both people and firms to the State. After its robust expansion during the 1990s, Oregon's economic growth slowed rather sharply in 1998 as exports and foreign investment dropped off during the Asian crisis. The economic recoveries of Oregon's key Asian trading partners boosted export growth between 1998 and 2000. Beginning in late 2000, the State's economy entered a recession, from which it appears to have been recovering since the second half of 2003. According to the September 2007 Economic and Revenue Forecast prepared by the Oregon Office of Economic Analysis ("OEA"), economic growth in Oregon is expected to slow as a result of slowing in the housing market and the negative impacts of high energy prices.

     During 2006, Oregon's seasonally adjusted nonfarm payroll employment rose by 47,900, an increase of 2.9% over 2005. Oregon has seen 16 consecutive quarters of job gains, but job gains have been slowing since the first quarter of 2006. OEA forecasts employment to rise by 1.3% for both 2007 and 2008, a sharp deceleration from 2005 and 2006 growth figures. The annual average unemployment rate in Oregon was 6.2% in 2005 and 5.4% in 2006. These figures were above the U.S. average of 5.1% in 2005 and 4.6% in 2006. The 45% increase in per capita income in Oregon for the period 1996 through 2006 trails the overall U.S. increase of 50%. Oregon's per capita income as a percentage of the national per capita income was 93% in 2006, reflecting the slower emergence from the deeper recession experienced in Oregon than the rest of the nation. The high point for Oregon was 97% of the U.S. average achieved in 1996. The OEA forecasts per capita income in Oregon to rise 5.9% in 2007 and 5.4% in 2008.

     The dependence on the high-tech industry, accounting for about 25% of the overall state economy compared to an average of about 12% nationally, led Oregon into the recent national recession. The sector that contains semiconductors, computer and electronic products showed job gains in 2006 with growth of 1.7%; however, jobs are expected to decline 2.5% in 2007, followed by an expected increase of 3.6% in 2008. The OEA forecast horizon goes out to 2013, and job levels still fail to reach the peak year of 2001. Continued outsourcing of manufacturing could slow growth in this region. Recent commitments to move research out of the country would be very harmful to Oregon's high technology sector.

     Like other segments of Oregon's economy, geography and natural resources have played a role in the development of the State's international activities. The majority of the State's international trade occurs through the Port of Portland, where an efficient system for dealing with a large number of vessels has been developed, including modern grain elevators, cranes, break-bulk and containerized cargo facilities, and ship repair and dry-dock facilities. Other


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

important ports are located at the coastal cities of Astoria, Newport and Coos Bay. The State has a total of twenty-three port districts, all of which are located on navigable waterways.

     Oregon natural resources attract millions of visitors each year. Nearly four hundred miles of the Oregon Coast define its western border, where all the beaches are public by statute. With nine climate regions, Oregon offers a variety of environments from rain forest to high desert, and plateau to dormant volcanic ranges topped with glacier-covered peaks. As Oregon's economy continues to diversify, tourism plays a vital role in creating new job opportunities and strengthening local and regional revenues. In 2006, an estimated $7.9 billion was generated in Oregon by travel spending, a 6.7% increase over 2005 spending. This was the third consecutive year of growth of more than 6%. However, a substantial share of this increase was due to higher gasoline prices and room rates.

     The Oregon budget is approved on a biennial basis by separate appropriation measures. Although the governor recommends a budget, no omnibus budget measure is approved. A biennium begins July 1 and ends June 30 of odd-numbered years. Measures are passed for the approaching biennium during each regular legislative session, held beginning in January of odd-numbered years. The most significant feature of the budgeting process in Oregon is the constitutional requirement that the budget be in balance at the end of each biennium. Because of this provision, Oregon may not budget a deficit and is required to alleviate any revenue shortfalls within each biennium.

     The 1979 Legislative Assembly approved a statutory mechanism under which taxpayers could receive a tax refund if certain conditions occurred after the close of the legislative session. This statutory process was made a constitutional requirement by voters at the November 2000 General Election. If the estimated revenues from either of two General Fund revenue categories of corporate tax or all other revenues (which includes the personal income tax) is exceeded by more than 2%, a tax credit for corporations or a tax refund for individuals is extended to all taxpayers in that category (also known as the "2% kicker"). For corporations, the credit is based on the tax liability for the calendar year containing the end of the biennium (for example, 1999 liability for the 1997-99 kicker). For individuals, the refund is based on the previous calendar year's tax liability (for example, the 1998 liability for the 1997-99 kicker). The personal tax refund has been triggered eight times since 1981 and was last triggered for during the 2005-2007 biennium. The corporate tax credit was last triggered in 2003-05, the sixth time that it has occurred. Under the constitutional amendment adopted in November 2000, the State may retain the kicker moneys only if two-thirds of each house of the Legislative Assembly votes to keep the kicker.

     The actual General Fund revenues received during the 2005-2007 biennium equaled $12.7 billion. The ending balance in the General Fund at biennium's end was $1.4 billion, taking into account expenditures of $11.6 billion. In its September 2007 forecast of the 2007-09 biennium, the OEA projects total General Fund revenues for the biennium to amount to $13.1 billion, with expenditures of $13.9 billion, and an ending General Fund balance of $184.6 million. General Fund revenues are projected to reach $15.7 billion in the 2009-11 biennium, an increase of 19.8% relative to the previous biennium.

     Oregon does not have a sales tax. As a result, State tax revenues are particularly sensitive to economic recessions. The principal source of State tax revenues are personal income and corporate income taxes. The State derives a substantial majority of its general fund revenues from its personal income tax and is, therefore, particularly susceptible to economic changes that affect personal income levels. Among the risks facing the Oregon economy are: geopolitical events and domestic economic factors (such as inflation, increased interest rates or stock market corrections) that could depress business activity or consumer behavior; changes in the value of the U.S. dollar against foreign currencies that could lower demand for Oregon products; a possible collapse of the housing market; rising regional energy prices slower than anticipated recovery or outsourcing of manufacturing; and possible reforms to the State's public employees retirement system, possible State and local government budget shortfalls and other potential initiatives and reforms that could result in increased taxes, reduced services and increased debt to address unfunded liabilities.

     The Oregon State Constitution reserves to the people the initiative power to amend the constitution and State statutes by placing measures on the general election ballot. In the November 2004 general election, Oregon voters approved Measure 37, which entitles certain landowners to compensation for the decline in market value of their property as a result of certain land use regulations, or alternatively, to have land use regulations waived as to their use of their property. Measure 37 primarily affects the State, counties and certain other units of local government that make and enforce Oregon's land use laws. According to a report of the Institute of Portland Metropolitan Studies at Portland State University, at the end of October 2006, approximately 3,500 Measure 37 claims had been filed, requesting a total of more than $6 billion in compensation. The vast majority of Measure 37 claims submitted have resulted in a waiver of land use regulations. There can be no assurance that most Measure 37 claims will continue to be waived in the future, or that litigation will not require the payment of some claims. A lawsuit was filed challenging the constitutionality of Measure 37, and in February 2006, the Oregon Supreme Court held that the measure does not violate the Oregon or U.S. Constitution. Additional lawsuits have been filed, and remain pending, challenging denials of claims and waivers.

     The 2003 State Legislative Assembly enacted certain changes to the Oregon Public Employees Retirement System (PERS). These changes were challenged in several lawsuits in State and federal courts. The Oregon State Supreme Court ruled on several of the cases in March 2005, upholding some changes and rejecting others. Other cases remain pending in State and federal courts. Depending on the outcome of these cases, State and local governments may need to increase taxes, reduce other expenditures or increase bonded indebtedness to cover unfunded liabilities to PERS.

     As of July 2007, Fitch, Moody's and Standard & Poor's rated the State's general obligation, respectively, "AA-," "Aa3-" and "AA-." Each such rating reflects only the views of the respective rating agency, and an explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such ratings will continue for any given period of time or that they will not be revised downward or withdrawn entirely by such rating agency if, in the judgment of such rating agency, circumstances so warrant. Any such downward revisions or withdrawals of ratings could have adverse effects on the market price of the State's municipal obligations.

     The foregoing information constitutes only a brief summary of some of the general factors that may impact certain issuers of Oregon municipal obligations and does not purport to be a complete or exhaustive description of all adverse conditions to which the issuers of such obligations held by the Oregon Intermediate Tax Free Fund are subject. This information has not been independently verified. Additionally, many factors, including national economic, social and environmental policies and conditions, which are not within the control of the issuers of Oregon municipal bonds, could affect or could have an adverse impact on the financial condition of the issuers. The Fund is unable to predict whether or to what extent such factors or other factors may affect the issuers of Oregon municipal obligations, the market value or marketability of such obligations or the ability of the respective issuers of the obligations acquired by the Fund to pay interest on or principal of such obligations.

                             INVESTMENT RESTRICTIONS

     In addition to the investment objectives and policies set forth in the Prospectus and under the caption "Additional Information Concerning Fund Investments" above, each of the Funds is subject to the investment restrictions set forth below. The investment restrictions set forth in paragraphs 1 through 8 below are fundamental and cannot be changed with respect to a Fund without approval by the holders of a majority of the outstanding shares of that Fund as defined in the 1940 Act, i.e., by the lesser of the vote of (a) 67% of the shares of the Fund present at a meeting where more than 50% of the outstanding shares are present in person or by proxy, or (b) more than 50% of the outstanding shares of the Fund.

     None of the Funds will:

     1. Concentrate its investments in a particular industry, except that any Fund with one or more industry concentrations implied by its name shall, in normal market conditions, concentrate in securities of issues within that industry or industries. For purposes of this limitation, the U.S. Government, and state or municipal governments and their political subdivisions are not considered members of any industry. Whether a Fund is concentrating in an industry shall be determined in accordance with the 1940 Act, as interpreted or modified from time to time by any regulatory authority having jurisdiction.

     2. Borrow money or issue senior securities, except as permitted under the 1940 Act, as interpreted or modified from time to time by any regulatory authority having jurisdiction.

     3. With respect to 75% of its total assets, purchase securities of an issuer (other than (i) securities issued by other investment companies, (ii) securities issued by the U.S. Government, its agencies, instrumentalities or authorities, or (iii) repurchase agreements fully collateralized by U.S. Government securities) if (a) such purchase would, at the time, cause more than 5% of the Fund's total assets taken at market value to be invested in the securities of such issuer; or (b) such purchase would, at the time, result in more than 10% of the outstanding voting securities of such issuer being held by the Fund. This investment restriction does not apply to the Tax Free Funds (other than Tax Free Fund, Short Tax Free Fund and Intermediate Tax Free Fund).

     4.   Invest in companies for the primary purpose of control or management.

     5. Purchase physical commodities or contracts relating to physical commodities. With respect to Inflation Protected Securities Fund, this restriction shall not prohibit the Fund from investing in options on commodity indices, commodity futures contracts and options thereon, commodity-related swap agreements, and other commodity-related derivative instruments.

     6. Purchase or sell real estate unless as a result of ownership of securities or other instruments, but this shall not prevent the Funds from investing in securities or other instruments backed by real estate or interests therein or in securities of companies that deal in real estate or mortgages.

     7. Act as an underwriter of securities of other issuers, except to the extent that, in connection with the disposition of portfolio securities, it may be deemed an underwriter under applicable laws.

     8. Make loans except as permitted under the 1940 Act, as interpreted or modified from time to time by any regulatory authority having jurisdiction.

     For purposes of applying the limitation set forth in number 1 above, according to the current interpretation by the SEC, the Fund would be concentrated in an industry if 25% or more of its total assets, based on current market value at the time of purchase, were invested in that industry. The Fund will use industry classifications provided by Bloomberg, Lehman Brothers, or other similar sources to determine its compliance with this limitation.

     For purposes of applying the limitation set forth in number 2 above, under the 1940 Act as currently in effect, the Fund is not permitted to issue senior securities, except that the Fund may borrow from any bank if immediately after such borrowing the value of the Fund's total assets is at least 300% of the principal amount of all of the Fund's borrowings (i.e., the principal amount of the borrowings may not exceed 33 1/3% of the Fund's total assets). In the event that such asset coverage shall at any time fall below 300% the Fund shall, within three days thereafter (not including Sundays and holidays) reduce the amount of its borrowings to an extent that the asset coverage of such borrowing shall be at least 300%.

     For purposes of applying the limitation set forth in number 8 above, there are no limitations with respect to unsecured loans made by the Fund to an unaffiliated party. However, when the Fund loans its portfolio securities, the obligation on the part of the Fund to return collateral upon termination of the loan could be deemed to involve the issuance of a senior security within the meaning of Section 18(f) of the 1940 Act. In order to avoid violation of Section 18(f), the Fund may not make a loan of portfolio securities if, as a result, more than one-third of its total asset value (at market value computed at the time of making a loan) would be on loan.

     The following restrictions are non-fundamental and may be changed by FAIF's Board of Directors without a shareholder vote:

     None of the Funds will:

     1. Invest more than 15% of its net assets in all forms of illiquid investments.

     2. Borrow money in an amount exceeding 10% of the borrowing Fund's total assets except that High Income Bond Fund may borrow up to one-third of its total assets and pledge up to 15% of its total assets to secure such borrowings. None of the Funds will borrow money for leverage purposes. For the purpose of this investment restriction, the use of options and futures transactions and the purchase of securities on a when-issued or delayed delivery basis shall not be deemed the borrowing of money. No Fund will make additional investments while its borrowings exceed 5% of total assets.

     3.   Make short sales of securities.

     4. Lend portfolio securities representing in excess of one-third of the value of its total assets.

     5. Pledge any assets, except in connection with any permitted borrowing and then in amounts not in excess of one-third of the Fund's total assets, provided that for the purposes of this restriction, margin deposits, security interests, liens and collateral arrangements with respect to options, futures contracts, options on futures contracts, and other permitted investments and techniques are not deemed to be a pledge of assets for purposes of this limitation.

     6. Acquire any securities of registered open-end investment companies or registered unit investment trusts in reliance on subparagraph (F) or subparagraph (G) of Section 12(d)(1) of the 1940 Act.

     With respect to the non-fundamental restriction set forth in number 1 above, the Fund will monitor portfolio liquidity on an ongoing basis and, in the event more than 15% of the Fund's net assets are invested in illiquid investments, the Fund will reduce its holdings of illiquid securities in an orderly fashion in order to maintain adequate liquidity.

     The Board of Directors has adopted guidelines and procedures under which the Funds' investment advisor is to determine whether the following types of securities which may be held by certain Funds are "liquid" and to report to the Board concerning its determinations: (i) securities eligible for resale pursuant to Rule 144A under the Securities Act of 1933; (ii) commercial paper issued in reliance on the "private placement" exemption from registration under Section 4(2) of the Securities Act of 1933, whether or not it is eligible for resale pursuant to Rule 144A; (iii) interest-only and principal-only, inverse floating and inverse interest-only securities issued or guaranteed by the U.S. Government or its agencies or instrumentalities; and (iv) municipal leases and securities that represent interests in municipal leases.

     For determining compliance with its investment restriction relating to industry concentration, each Fund classifies asset-backed securities in its portfolio in separate industries based upon a combination of the industry of the issuer or sponsor and the type of collateral. The industry of the issuer or sponsor and the type of collateral will be determined by the Advisor. For example, an asset-backed security known as "Money Store 94-D A2" would be classified as follows: the issuer or sponsor of the security is The Money Store, a personal finance company, and the collateral underlying the security is automobile receivables. Therefore, the industry classification would be Personal Finance Companies -- Automobile. Similarly, an asset-backed security known as "Midlantic Automobile Grantor Trust 1992-1 B" would be classified as follows: the issuer or sponsor of the security is Midlantic National Bank, a banking organization, and the collateral underlying the security is automobile receivables. Therefore, the industry classification would be Banks -- Automobile. Thus, an issuer or sponsor may be included in more than one "industry" classification, as may a particular type of collateral.

                               PORTFOLIO TURNOVER

The portfolio turnover rate for U.S. Government Mortgage Fund was significantly higher during the fiscal year ended June 30, 2007 than during the nine-month period ended June 30, 2006. The fund's portfolio turnover rate increased from 220% to 303% primarily because the fund focused on holding a large amount of its assets in forward to-be-announced (TBA) mortgage positions, as the fund saw significant opportunities in shorter duration, non-agency mortgage and commercial mortgage securities. The fund generally does not take delivery of forward TBA positions, but rather rolls them forward from month to month. In so doing, portfolio turnover increases; however, because there is no bid/offer spread in rolling TBA positions, the fund incurs no additional trading costs.

                                   FUND NAMES

     With respect to any Fund that has adopted an investment strategy pursuant to Rule 35d-1 of the 1940 Act, whereby at least 80% of the Fund's net assets (plus the amount of any borrowings for investment purposes) must be invested in a strategy suggested by the Fund's name, a policy has been adopted by the Funds to provide shareholders with at least 60 days notice in the event of a planned change to the investment strategy. Such notice to shareholders will meet the requirements of Rule 35d-1(c).


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

                        DISCLOSURE OF PORTFOLIO HOLDINGS

     PUBLIC DISCLOSURE

     Each Fund is required by the SEC to file its portfolio holdings schedule with the SEC on a quarterly basis. This schedule is filed with each fund's annual and semi-annual reports on form N-CSR for the second and fourth fiscal quarters and on Form N-Q for the first and third fiscal quarters. These filings are generally available within sixty days of the end of the relevant Fund's fiscal quarter. In addition, the First American Fund Family makes portfolio holdings information publicly available for all First American Funds other than Equity Index Fund, Mid Cap Index Fund and Small Cap Index Fund (the "Index Funds," series of FAIF), the series of FAF (the "Money Market Funds"), which are money market funds, and the series of the Mount Vernon Trust by posting the information on the First American Funds website on a quarterly basis. The Funds will attempt to post such information within ten business days of the quarter end. Until such time as it is posted, it will be Undisclosed Holdings Information, as defined below, and subject to the Funds' procedures regarding the disclosure of Undisclosed Holdings Information.

     NONPUBLIC DISCLOSURE

     The Funds' board of directors has adopted policies and procedures (the "Disclosure Policies"), which prohibit the release of information concerning portfolio holdings, or information derived therefrom ("Undisclosed Holdings Information"), that has not been made public through SEC filings or the website. Different exceptions to this prohibition are made depending on the type of third party that receives the Undisclosed Holdings Information. The Disclosure Policies are designed to prevent the use of portfolio holdings information to trade against the Funds, or otherwise use the information in a way that would harm the Funds, and to prevent selected investors from having nonpublic information that will allow them to make advantageous decisions with respect to purchasing and selling Fund shares.

     Because the portfolios of the Index Funds generally mirror the composition of published indices, the Index Funds are not subject to the Disclosure Policies. In addition, the Money Market Funds are not subject to the Disclosure Policies because these Funds hold only short-term money market securities that generally do not vary significantly in value over short periods of time. The Mount Vernon Trust is not subject to the Disclosure Policies because the series of the trust are not available to the general public, but are only offered in connection with the investment of collateral received in connection with securities lending. Because of the types of securities held by, or the limited purpose of, the foregoing Funds, such Funds' portfolio holdings information would not be subject to the types of misuses that the Disclosure Policies are designed to prevent.

     Disclosure within FAF Advisors and Its Affiliates and to Fund Directors. Undisclosed Holdings Information and information derived therefrom may be provided (a) without prior approval, to individuals who are employed by FAF Advisors and who have a need to know the information, such as investment, compliance and treasury personnel, and (b) to individuals employed by affiliates of FAF Advisors who are not otherwise entitled to receive such information under "Disclosure to Fund Service Providers and Prospective Service Providers," below, if (1) such individuals are subject to FAF Advisors Code of Ethics, or that of an affiliate; (2) the fund to which such information relates is subject to FAF Advisors' market timing review; and (3) FAF Advisors' Internal Compliance Controls Committee has determined that improper use of such information by such individuals is not likely to affect the funds in any material respect based on factors such as the types of funds to which the Undisclosed Holdings Information relate, the flows of investment into such funds, and reports of portfolio managers regarding the stability of assets in such funds.

     Undisclosed Holdings Information and information derived therefrom also may be provided to directors of the First American Funds and their service providers, such as counsel, as part of the materials for regular or special board of directors meetings without prior approval.

     Disclosure to Fund Service Providers and Prospective Service Providers. Undisclosed Holdings Information and information derived therefrom may be provided to organizations that provide or propose to provide services to the First American Funds, such as sub-advisors, custodians, administrators, transfer agents, securities lending agents, outside accountants, outside counsel, entities that provide Class B share financing, proxy voting organizations, financial printers, pricing services and the like, provided that such organization has entered into a written agreement with the Funds to maintain the information in confidence, to use the information only for the purpose for which it is provided, and not to trade on the basis of any such information that is material nonpublic information

     Disclosure to Fund Ranking and Ratings Organizations. Undisclosed Holdings Information and information derived therefrom may be provided to organizations that provide mutual fund rankings and ratings, such as Morningstar, Lipper, Moody's, and Standard & Poor's, and to entities that provide investment coverage and/or analytical information regarding a Fund's portfolio, provided that the recipient has entered into a written agreement with the Fund to maintain the information in confidence, to use the information only for the purpose for which it is provided, and not to trade on the basis of any such information that is material nonpublic information.

     Disclosure to Investors, Prospective Investors, and Investor Consultants. Undisclosed Holdings Information and information derived therefrom may not be provided to investors, prospective investors, or investor consultants without the prior approval of the Funds' Chief Compliance Officer in the specific instance. The Chief Compliance Officer will only approve such disclosure after concluding that it is in the best interests of the Fund in question and its shareholders and if the recipient has agreed in writing to maintain the information in confidence and not to trade on the basis of any such information that is material nonpublic information. In considering a request for such approval, the Chief Compliance Officer also shall identify and consider any conflict of interest between the Fund and its shareholders, on the one hand, and the Advisor and its affiliates, on the other, which is presented by the request. If the Chief Compliance Officer determines that there is a conflict of interest between the Fund and its shareholders on the one hand and the Advisor and its affiliates, on the other, he or she will approve such disclosure only if he or she determines that such conflict is materially mitigated by the execution of a confidentiality agreement and that, despite such conflict of interest, disclosure is in the best interests of the relevant Fund and its shareholders. The Funds' Chief Compliance Officer is responsible for the creation of a written record that states the basis for the conclusion that the disclosure is in the best interests of the relevant Fund and its shareholders.

     Disclosure as Required by Applicable Law. Undisclosed Holdings Information and information derived therefrom may be disclosed to any person as required by applicable laws, rules and regulations. For example, such information may be disclosed in response to regulatory requests for information or in response to legal process in litigation matters.

     Disclosure of Limited Holdings. Portfolio managers, analysts and other personnel of the Advisor and any sub-advisor may discuss portfolio information in interviews with members of the media, or in due diligence or similar meetings with clients or prospective purchasers of Fund shares or their representatives. In no case will a material number of portfolio holdings be provided that have not yet been posted on the First American Funds website or filed with the SEC unless the recipient has entered into a written agreement with the Funds to maintain the confidentiality of such information and not to trade on the basis of any such information that is material nonpublic information. In addition, brokers and dealers may be provided with individual portfolio holdings in order to obtain bids or bid and asked prices (if securities held by a Fund are not priced by the Fund's regular pricing services) or in connection with portfolio transactions.

     No Compensation or Consideration. Neither the Funds, nor the Advisor or any sub-advisor or any affiliate of either, including the Chief Compliance Officer or his or her designee, will solicit or accept any compensation or other consideration in connection with the disclosure of Undisclosed Holdings Information or information derived therefrom.

     Chief Compliance Officer Reports to Fund Board. The Funds' Chief Compliance Officer must provide a quarterly report to the Funds' board of directors addressing exceptions to these policies and procedures during the preceding quarter, if any.

     Detective and Corrective Action. Any unauthorized release of Undisclosed Holdings Information which comes to the attention of an employee of the Advisor shall be reported to the Chief Compliance Officer. The Chief Compliance Officer shall recommend an appropriate sanction to be imposed by the individual's supervisor if the individual releasing such information is an employee of the Advisor or other appropriate action if the individual is not an employee of the Advisor.

     Designee of Chief Compliance Officer. In the event of the absence or unavailability of the Chief Compliance Officer, all of the obligations of the Chief Compliance Officer may be performed by his or her designee.

                        DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of FAIF are listed below, together with their business addresses and their principal occupations during the past five years. The Board of Directors is generally responsible for the overall operation and management of FAIF. The Board of Directors consists entirely of directors who are not "interested persons" of FAIF, as that term is defined in the 1940 Act ("Independent Directors").

INDEPENDENT DIRECTORS

                                                                                                       NUMBER OF           OTHER
                         POSITION(S)          TERM OF OFFICE                                      PORTFOLIOS IN FUND   DIRECTORSHIPS
NAME, ADDRESS, AND YEAR      HELD              AND LENGTH OF            PRINCIPAL OCCUPATION(S)   COMPLEX OVERSEEN        HELD BY
OF BIRTH                  WITH FUND             TIME SERVED               DURING PAST 5 YEARS         BY DIRECTOR        DIRECTOR*
-----------------------  -----------  -------------------------------  ------------------------  --------------------  -------------
Benjamin R. Field III,   Director     Term expiring earlier of death,  Retired; Senior           First American Funds  None
P.O. Box 1329,                        resignation, removal,            Financial Advisor, Bemis  Complex: twelve
Minneapolis, MN                       disqualification, or successor   Company, Inc. from May    registered
55440-1329                            duly elected and qualified.      2002 through February     investment
(1938)                                Director of FAIF since           2004                      companies, including
                                      September 2003.                                            62 portfolios

Roger A. Gibson,         Director     Term expiring earlier of death,  Director, Charterhouse    First American Funds  None
P.O. Box 1329,                        resignation, removal,            Group, Inc., a private    Complex: twelve
Minneapolis, MN                       disqualification, or successor   equity firm, since        registered
55440-1329                            duly elected and qualified.      October 2005; Vice        investment
(1946)                                Director of FAIF since October   President and Chief       companies, including
                                      1997.                            Operating Officer, Cargo  62 portfolios
                                                                       - United Airlines, from
                                                                       July 2001 through
                                                                       retirement in June 2004

Victoria J. Herget,      Director     Term expiring earlier of death,  Investment consultant     First American Funds  None
P.O. Box 1329,                        resignation, removal,            and non-profit board      Complex: twelve
Minneapolis, MN                       disqualification, or successor   member since 2001         registered
55440-1329                            duly elected and qualified.                                investment
(1951)                                Director of FAIF since                                     companies, including
                                      September 2003.                                            62 portfolios

John P. Kayser           Director     Term expiring earlier of death,  Retired; Principal        First American Funds  None
P.O. Box 1329,                        resignation, removal,            (1983-2004) and Chief     Complex: twelve
Minneapolis, MN                       disqualification, or successor   Financial Officer and     registered
55440-1329                            duly elected and qualified.      Chief Administrative      investment
(1949)                                Director of FAIF since October   Officer (1988-2002),      companies, including
                                      2006.                            William Blair & Company,  62 portfolios
                                                                       LLC.

Leonard W. Kedrowski,    Director     Term expiring earlier of death,  Owner, Executive and      First American Funds  None
P.O. Box 1329,                        resignation, removal,            Management Consulting,    Complex: twelve
Minneapolis, MN                       disqualification, or successor   Inc., a management        registered
55440-1329                            duly elected and qualified.      consulting firm; Board    investment
(1941)                                Director of FAIF since November  member, GC McGuiggan      companies, including
                                      1993.                            Corporation (dba Smyth    62 portfolios
                                                                       Companies), a label
                                                                       printer; former Chief
                                                                       Executive Officer,
                                                                       Creative Promotions
                                                                       International, LLC, a
                                                                       promotional award
                                                                       programs and products
                                                                       company, through October
                                                                       2003; Advisory Board
                                                                       Member, Designer Doors,
                                                                       a manufacturer of
                                                                       designer doors, through
                                                                       2002

                                                                                                       NUMBER OF           OTHER
                         POSITION(S)          TERM OF OFFICE                                      PORTFOLIOS IN FUND   DIRECTORSHIPS
NAME, ADDRESS, AND YEAR      HELD              AND LENGTH OF            PRINCIPAL OCCUPATION(S)   COMPLEX OVERSEEN        HELD BY
OF BIRTH                  WITH FUND             TIME SERVED               DURING PAST 5 YEARS         BY DIRECTOR        DIRECTOR*
-----------------------  -----------  -------------------------------  ------------------------  --------------------  -------------
Richard K. Riederer,     Director     Term expiring earlier of death,  Owner and CEO, RKR        First American Funds  Cleveland-
P.O. Box 1329,                        resignation, removal,            Consultants, Inc. and     Complex: twelve       Cliffs Inc.
Minneapolis, MN                       disqualification, or successor   non-profit board member   registered            (a producer
55440-1329                            duly elected and qualified.      since 2005                investment            of iron ore
(1944)                                Director of FAIF since August                              companies, including  pellets)
                                      2001.                                                      62 portfolios

Joseph D. Strauss,       Director     Term expiring earlier of death,  Attorney At Law, Owner    First American Funds  None
P.O. Box 1329,                        resignation, removal,            and President, Strauss    Complex: twelve
Minneapolis, MN                       disqualification, or successor   Management Company, a     registered
55440-1329                            duly elected and qualified.      Minnesota holding         investment
(1940)                                Director of FAIF since April     company for various       companies, including
                                      1991.                            organizational            62 portfolios
                                                                       management business
                                                                       ventures; Owner,
                                                                       Chairman and Chief
                                                                       Executive Officer,
                                                                       Community Resource
                                                                       Partnerships, Inc., a
                                                                       strategic planning,
                                                                       operations management,
                                                                       government relations,
                                                                       transportation planning
                                                                       and public relations
                                                                       organization; Owner,
                                                                       Chairman and Chief
                                                                       Executive Officer,
                                                                       Excensus(TM) LLC, a
                                                                       strategic demographic
                                                                       planning and application
                                                                       development firm, since
                                                                       2001

Virginia L. Stringer,    Chair;       Chair term three years.          Governance consultant     First American Funds  None
P.O. Box 1329,           Director     Director term expiring earlier   and non-profit board      Complex: twelve
Minneapolis, MN                       of death, resignation, removal,  member; former Owner and  registered
55440-1329                            disqualification, or successor   President, Strategic      investment
(1944)                                duly elected and qualified.      Management Resources,     companies, including
                                      Chair of FAIF's Board since      Inc., a management        62 portfolios
                                      September 1997; Director of      consulting firm;
                                      FAIF since September 1987.       Executive Consultant for
                                                                       State Farm Insurance
                                                                       Company through 2003

James M. Wade,           Director     Term expiring earlier of death,  Owner and President, Jim  First American Funds  None
P.O. Box 1329,                        resignation, removal,            Wade Homes, a             Complex: twelve
Minneapolis, MN                       disqualification, or successor   homebuilding company,     registered
55440-1329                            duly elected and qualified.      since 1999                investment
(1943)                                Director of FAIF since August                              companies, including
                                      2001.                                                      62 portfolios

----------
* Includes only directorships in a company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act or subject to the requirements of Section 15(d) of the Securities Exchange Act, or any company registered as an investment company under the Investment Company Act.

EXECUTIVE OFFICERS

                                                                 TERM OF OFFICE
                                       POSITION(S) HELD           AND LENGTH OF
NAME, ADDRESS, AND YEAR OF BIRTH          WITH FUND                TIME SERVED           PRINCIPAL OCCUPATION(S) DURING PAST 5 YEARS
--------------------------------     -------------------  -----------------------------  -------------------------------------------
Thomas S. Schreier, Jr., FAF         President &          Re-elected by the Board        Chief Executive Officer of FAF Advisors,
Advisors, Inc.,                      Vice President -     annually; President of FAIF    Inc.; Chief Investment Officer of FAF
800 Nicollet Mall, Minneapolis, MN   Investments          since February 2001            Advisors, Inc. since September 2007
55402
(1962) *

                                                                 TERM OF OFFICE
                                       POSITION(S) HELD           AND LENGTH OF
NAME, ADDRESS, AND YEAR OF BIRTH          WITH FUND                TIME SERVED           PRINCIPAL OCCUPATION(S) DURING PAST 5 YEARS
--------------------------------     -------------------  -----------------------------  -------------------------------------------
Jeffery M. Wilson,                   Vice President -     Re-elected by the Board        Senior Vice President of FAF Advisors, Inc.
FAF Advisors, Inc.                   Administration       annually; Vice President -
800 Nicollet Mall,                                        Administration of FAIF since
Minneapolis, MN 55402                                     March 2000
(1956) *

Charles D. Gariboldi,                Treasurer            Re-elected by the Board        Mutual Funds Treasurer, FAF Advisors, Inc.,
FAF Advisors, Inc.                                        annually; Treasurer of FAIF    since October 2004; prior thereto, Vice
800 Nicollet Mall,                                        Since December 2004            President-Investment Accounting and Fund
Minneapolis, MN55402                                                                     Treasurer, Thrivent Financial for Lutherans
(1959) *

Jill M. Stevenson,                   Assistant Treasurer  Re-elected by the Board        Assistant Mutual Funds Treasurer, FAF
FAF Advisors, Inc.                                        annually; Assistant Treasurer  Advisors, Inc. since September 2005;
800 Nicollet Mall,                                        of FAIF since September 2005   Director, Senior Project Manager, FAF
Minneapolis, MN 55402                                                                    Advisors, Inc. from May 2003 to September
(1965) *                                                                                 2005; prior thereto, Vice President,
                                                                                         Director of Operations, Paladin Investment
                                                                                         Associates, LLC

David H. Lui,                        Chief Compliance     Re-elected by the              Chief Compliance Officer, FAF Advisors,
FAF Advisors, Inc.                   Officer              Board annually;                Inc. since March 2005; Chief Compliance
800 Nicollet Mall,                                        Chief Compliance               Officer, Franklin Advisors, Inc. and Chief
Minneapolis, MN 55402                                     Officer of FAIF since          Compliance Counsel, Franklin Templeton
(1960) *                                                  February 2005                  Investments from March 2004 to March 2005;
                                                                                         prior thereto, Vice President, Charles
                                                                                         Schwab & Co., Inc.

Jason K. Mitchell                    Anti-Money           Re-elected by the Board        Compliance Manager, FAF Advisors, Inc.
FAF Advisors, Inc.                   Laundering Officer   annually; Anti-Money           since June 2006; prior thereto, Compliance
800 Nicollet Mall,                                        Laundering Officer of FAIF     Analyst, FAF Advisors, Inc. from October
Minneapolis, MN 55402                                     since September 2006           2004 through June 2006; prior thereto,
(1976) *                                                                                 Senior Systems Helpdesk Analyst, Wachovia
                                                                                         Retirement Services, from November 2002
                                                                                         through October 2004; prior thereto, Senior
                                                                                         Retirement Plan Specialist for PFPC, Inc.

Kathleen L. Prudhomme,               Secretary            Re-elected by the Board        Deputy General Counsel, FAF Advisors, Inc.,
FAF Advisors, Inc.                                        annually; Secretary of FAIF    since November 2004; prior thereto,
800 Nicollet Mall,                                        since December 2004;           Partner, Dorsey & Whitney LLP, a
Minneapolis, MN 55402                                     Assistant Secretary of FAIF    Minneapolis-based law firm
(1953) *                                                  from September 1998 through
                                                          December 2004

Brett L. Agnew,                      Assistant Secretary  Re-elected by the Board        Counsel, FAF Advisors, Inc., since August
FAF Advisors, Inc.                                        annually; Assistant Secretary  2004; prior thereto, Senior Counsel,
800 Nicollet Mall,                                        of FAIF since December 2004    Thrivent Financial for Lutherans
Minneapolis, MN 55402
(1971) *

Richard J. Ertel,                    Assistant            Re-elected by the Board        Counsel, FAF Advisors, Inc., since May
FAF Advisors, Inc.,                  Secretary            annually; Assistant Secretary  2006; prior thereto, Counsel, Ameriprise
800 Nicollet Mall,                                        of FAIF since June 2006 and    Financial Services, Inc. from September
Minneapolis, MN 55402                                     from June 2003 through August  2004 to May 2006; prior thereto, Counsel,
(1967) *                                                  2004                           FAF Advisors, Inc. from May 2003 to August
                                                                                         2004; prior to May 2003, Associate Counsel,
                                                                                         Hartford Life and Accident Insurance
                                                                                         Company

James D. Alt,                        Assistant Secretary  Re-elected by the Board        Partner, Dorsey & Whitney LLP, a
Dorsey & Whitney LLP                                      annually; Assistant Secretary  Minneapolis-based law firm
50 South Sixth Street, Suite 1500,                        of FAIF since December 2004;
Minneapolis, MN 55402 (1951)                              Secretary of FAIF from June
                                                          2002 through December 2004;
                                                          Assistant Secretary of FAIF
                                                          from September 1998 through
                                                          June 2002

                                                                 TERM OF OFFICE
                                       POSITION(S) HELD           AND LENGTH OF
NAME, ADDRESS, AND YEAR OF BIRTH          WITH FUND                TIME SERVED           PRINCIPAL OCCUPATION(S) DURING PAST 5 YEARS
--------------------------------     -------------------  -----------------------------  -------------------------------------------
James R. Arnold,                     Assistant Secretary  Re-elected by the Board        Senior Vice President, U.S. Bancorp Fund
U.S. Bancorp Fund Services, LLC,                          annually; Assistant Secretary  Services, LLC
615 E. Michigan Street,                                   of FAIF since June 2003
Milwaukee, WI 53202
(1957)*

----------
* Messrs. Schreier, Jordahl, Wilson, Gariboldi, Lui, Mitchell, Agnew, and Ertel, Ms. Stevenson and Ms. Prudhomme are each officers and/or employees of FAF Advisors, Inc., which serves as investment advisor and administrator for FAIF. Mr. Arnold is an officer of U.S. Bancorp Fund Services, LLC, which is a subsidiary of U.S. Bancorp and which serves as transfer agent for FAIF.

STANDING COMMITTEES OF THE BOARD OF DIRECTORS

     There are currently three standing committees of the FAIF Board of
Directors: Audit Committee, Pricing Committee and Governance Committee. Mr. Kayser began serving as a director in October 2006 and had not yet been assigned to a committee as of the date of this SAI.

                                                                                                                     NUMBER OF FUND
                                                                                                                         COMPLEX
                                                                                                                        COMMITTEE
                                                                                                                      MEETINGS HELD
                                                                                                                      DURING FAIF'S
                                                                                                                      FISCAL PERIOD
                                           COMMITTEE FUNCTION                             COMMITTEE MEMBERS           ENDED 6/30/07
                      ----------------------------------------------------------  ---------------------------------  --------------
Audit Committee       The purposes of the Committee are (1) to oversee the           Leonard W. Kedrowski (Chair)           5
                      Funds' accounting and financial reporting policies and            Benjamin R. Field III
                      practices, their internal controls and, as appropriate,               John P. Kayser
                      the internal controls of certain service providers; (2) to         Richard K. Riederer
                      oversee the quality of the Funds' financial statements and  Virginia L. Stringer (ex-officio)
                      the independent audit thereof; (3) to assist Board
                      oversight of the Funds' compliance with legal and
                      regulatory requirements; and (4) to act as a liaison
                      between the Funds' independent auditors and the full Board of Directors. The Audit Committee, together with the Board of Directors, has the ultimate authority and
                      responsibility to select, evaluate and, where appropriate, replace the outside auditor (or to nominate the outside
                      auditor to be proposed for shareholder approval in any
                      proxy statement).

Pricing Committee     The Committee is responsible for valuing portfolio               Roger A. Gibson (Chair)              4
                      securities for which market quotations are not readily            Benjamin R. Field III
                      available, pursuant to procedures established by the Board            James M. Wade
                      of Directors.                                               Virginia L. Stringer (ex-officio)

Governance Committee  The Committee has responsibilities relating to (1) Board        Joseph D. Strauss (Chair)             4
                      and Committee composition (including, interviewing and                James M. Wade
                      recommending to the Board nominees for election as                  Victoria J. Herget
                      directors; reviewing the independence of all independent    Virginia L. Stringer (ex-officio)
                      directors; reviewing Board composition to determine the
                      appropriateness of adding individuals with different
                      backgrounds or skills; reporting to the Board on which
                      current and potential members of the Audit Committee
                      qualify as Audit Committee Financial Experts; recommending a successor to the Board Chair when a vacancy occurs;
                      consulting with the Board Chair on Committee assignments;
                      and in anticipation of the Board's request for shareholder approval of a slate of directors, recommending to the
                      Board the slate of directors to be presented for Board and shareholder approval); (2) Committee structure (including, at least annually, reviewing each Committee's structure
                      and membership and reviewing each Committee's charter and
                      suggesting changes thereto); (3) director education
                      (including

                                                                                                                     NUMBER OF FUND
                                                                                                                         COMPLEX
                                                                                                                        COMMITTEE
                                                                                                                      MEETINGS HELD
                                                                                                                      DURING FAIF'S
                                                                                                                      FISCAL PERIOD
                                           COMMITTEE FUNCTION                             COMMITTEE MEMBERS           ENDED 6/30/07
                      ----------------------------------------------------------  ---------------------------------  --------------
                      developing an annual education calendar; monitoring
                      independent director attendance at educational seminars
                      and conferences; developing and conducting orientation
                      sessions for new independent directors; and managing the
                      Board's education program in a cost-effective manner); and
                      (4) governance practices (including reviewing and making
                      recommendations regarding director compensation and
                      director expenses; monitoring director investments in the
                      Funds; monitoring compliance with director retirement
                      policies; reviewing compliance with the prohibition from
                      serving on the board of directors of mutual funds that are not part of the First American Fund Complex; if requested, assisting the Board Chair in overseeing self-evaluation
                      process; in collaboration with outside counsel, developing policies and procedures addressing matters which should
                      come before the Committee in the proper exercise of its
                      duties; reviewing the Board's adherence to industry "best
                      practices;" reviewing and recommending changes in Board
                      governance policies, procedures and practices; reporting
                      the Committee's activities to the Board and making such
                      recommendations; reviewing and, as appropriate;
                      recommending that the Board make changes to the
                      Committee's charter).

     In addition to the above committees, the Board of Directors also appoints a Fund Review Liaison. The responsibility of the Fund Review Liaison is to lead the Board of Directors, together with the Board Chair, in evaluating Fund performance, Fund service provider contracts and arrangements for execution of Fund trades. Ms. Herget is the current Fund Review Liaison.

     The Governance Committee will consider shareholder recommendations for director nominees in the event there is a vacancy on the Board of Directors or in connection with any special shareholders meeting which is called for the purpose of electing directors. FAIF does not hold regularly scheduled annual shareholders meetings. There are no differences in the manner in which the Governance Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder.

     A shareholder who wishes to recommend a director nominee should submit his or her recommendation in writing to the Chair of the Board (Ms. Stringer) or the Chair of the Governance Committee (Mr. Strauss), in either case at First American Funds, P.O. Box 1329, Minneapolis, Minnesota 55440-1329. At a minimum, the recommendation should include:

     - the name, address, and business, educational, and/or other pertinent background of the person being recommended;

     - a statement concerning whether the person is "independent" within the meaning of New York Stock Exchange and American Stock Exchange listing standards and is not an "interested person" as defined in the Investment Company Act of 1940;

     - any other information that the Funds would be required to include in a proxy statement concerning the person if he or she was nominated; and

     - the name and address of the person submitting the recommendation, together with the number of Fund shares held by such person and the period for which the shares have been held.

     The recommendation also can include any additional information which the person submitting it believes would assist the Governance Committee in evaluating the recommendation. Shareholder recommendations for nominations to the Board will be accepted on an ongoing basis and will be kept on file for consideration when there is a vacancy on the Board or prior to a shareholders meeting called for the purpose of electing directors.

FUND SHARES OWNED BY THE DIRECTORS

     The information in the table below discloses the dollar ranges of (i) each Director's beneficial ownership in FAIF, and (ii) each Director's aggregate beneficial ownership in all funds within the First American Funds complex, including in each case the value of fund shares elected by Directors in the directors' deferred compensation plan.

                                                                    AGGREGATE DOLLAR RANGE OF EQUITY SECURITIES
NAME OF DIRECTOR        DOLLAR RANGE OF EQUITY SECURITIES IN FAIF       IN THE FIRST AMERICAN FUNDS COMPLEX*
----------------        -----------------------------------------   -------------------------------------------
Benjamin R. Field III              $10,001-$50,000                                 Over $100,000
Roger A. Gibson                     Over $100,000                                  Over $100,000
Victoria J. Herget                  Over $100,000                                  Over $100,000
John P. Kayser                      Over $100,000                                  Over $100,000
Leonard W. Kedrowski                Over $100,000                                  Over $100,000
Richard K. Riederer                 Over $100,000                                  Over $100,000
Joseph D. Strauss                   Over $100,000                                  Over $100,000
Virginia L. Stringer                Over $100,000                                  Over $100,000
James M. Wade                       Over $100,000                                  Over $100,000

----------
* The dollar range disclosed is based on the value of the securities as of June 30, 2007.

     As of October 15, 2007, none of the Independent Directors or their immediate family members owned, beneficially, or of record, any securities in
(i) an investment advisor or principal underwriter of the Funds or (ii) a person (other than a registered investment company) directly or indirectly controlling, controlled by, or under common control with an investment advisor or principal underwriter of the Funds.

COMPENSATION

     The First American Family of Funds, which includes FAIF, FAF, FASF, and FACEF, currently pays directors who are not paid employees or affiliates of the Funds an annual retainer of $115,000 ($215,000 in the case of the Chair). The Fund Review Liaison and the Audit Committee Chair each receive an additional annual retainer of $20,000. The other standing Committee Chairs receive an additional annual retainer of $15,000. In addition, directors are paid the following fees for attending Board and committee meetings:

     - $1,000 for attending the first day of an in-person Board of Directors meeting ($1,500 in the case of the Chair);

     - $2,000 for attending the second day of an in-person Board of Directors meeting ($3,000 in the case of the Chair);

     - $1,000 for attending the third day of an in-person Board of Directors meeting ($1,500 in the case of the Chair), assuming the third day ends no later than early afternoon;

     - $500 for in-person attendance at any committee meeting ($750 in the case of the Chair of each committee);

     A Director who participates telephonically in any in-person Board or Committee meeting receives half of the fee that Director would have received for attending, in-person, the Board or Committee meeting. For telephonic Board and Committee meetings, the Chair and each Director and Committee Chair, as applicable, receive a fee equal to half the fee he or she would have received for attending an in-person meeting.

     Directors also receive $3,500 per day when traveling, on behalf of a Fund, out of town on Fund business which does not involve a Board or committee meeting. In addition, directors are reimbursed for their out-of-pocket expenses in traveling from their primary or secondary residence to Board and committee meetings, on Fund business and to attend mutual fund industry conferences or seminars. The amounts specified above are allocated evenly among the funds in the First American Family of Funds.

     The directors may elect to defer payment of up to 100% of the fees they receive in accordance with a Deferred Compensation Plan (the "Plan"). Under the Plan, a director may elect to have his or her deferred fees treated as if they had been invested in shares of one or more funds and the amount paid to the director under the Plan will be determined based on the performance of such investments. Distributions may be taken in a lump sum or over a period of years. The Plan will remain unfunded for federal income tax purposes under the Internal Revenue Code of 1986, as amended. Deferral of director fees in accordance with the Plan will have a negligible impact on Fund assets and liabilities and will not obligate the Funds to retain any director or pay any particular level of compensation. The Funds do not provide any other pension or retirement benefits to directors.

     Legal fees and expenses are also paid to Dorsey & Whitney LLP, the law firm of which James D. Alt, Assistant Secretary of FAIF, FAF, FASF, and FACEF, is a partner.

     The following table sets forth information concerning aggregate compensation paid to each director of FAIF (i) by FAIF (column 2), and (ii) by FAIF, FAF, FASF, Mount Vernon Trust, and FACEF collectively (column 5) during the fiscal year ended June 30, 2007. No executive officer or affiliated person of FAIF received any compensation from FAIF in excess of $60,000 during such fiscal year or fiscal period.

Compensation during Fiscal Year Ended June 30, 2007

                                           AGGREGATE                                              TOTAL COMPENSATION
                                         COMPENSATION   PENSION OR RETIREMENT  ESTIMATED ANNUAL   FROM REGISTRANT AND
                                             FROM        BENEFITS ACCRUED AS     BENEFITS UPON   FUND COMPLEX PAID TO
NAME OF PERSON, POSITION                REGISTRANT (1)  PART OF FUND EXPENSES      RETIREMENT        DIRECTORS (2)
------------------------                --------------  ---------------------  ----------------  --------------------
Benjamin R. Field III, Director                $77,106           -0-                  -0-                    $126,750
Roger A. Gibson, Director                       79,785           -0-                  -0-                     130,625
Victoria J. Herget, Director                    84,094           -0-                  -0-                     137,750
John P. Kayser                                  56,879           -0-                  -0-                      93,500
Leonard W. Kedrowski, Director                  82,077           -0-                  -0-                     132,250
Richard K. Riederer, Director                   71,631           -0-                  -0-                     117,750
Joseph D. Strauss, Director                     80,815           -0-                  -0-                     132,500
Virginia L. Stringer, Director & Chair         142,046           -0-                  -0-                     233,500
James M. Wade, Director                         75,890           -0-                  -0-                     124,750

----------
(1) Included in the Aggregate Compensation from Registrant are amounts deferred by Directors pursuant to the Deferred Compensation Plan discussed below. Pursuant to this Plan, compensation was deferred for the following directors: Roger A. Gibson, $16,214; Victoria J. Herget, $14,941; Leonard
     W. Kedrowski, $82,077; and Joseph D. Strauss, $10,647.

(2) Included in the Total Compensation are amounts deferred for the following directors pursuant to the Deferred Compensation Plan: Roger A. Gibson, $26,125; Victoria J. Herget, $24,075; Leonard W. Kedrowski, $132,250; and Joseph D. Strauss, $17,156.

SALES LOADS

     Directors of the Funds and certain other Fund affiliates may purchase the Funds' Class A shares at net asset value without a sales charge. See the Class A share prospectuses for details.

                                 CODE OF ETHICS

     First American Investment Funds, Inc., FAF Advisors, Inc., and Quasar Distributors, LLC have each adopted a Code of Ethics pursuant to Rule 17j-1 of the 1940 Act. Each of these Codes of Ethics permits personnel to invest in securities for their own accounts, including securities that may be purchased or held by the Funds. These Codes of Ethics are on public file with, and are available from, the SEC.

                              PROXY VOTING POLICIES

     The policies and procedures that the Funds use to determine how to vote proxies relating to their portfolio securities are set forth in Appendix B.

              INVESTMENT ADVISORY AND OTHER SERVICES FOR THE FUNDS

INVESTMENT ADVISOR

     FAF Advisors, Inc. (the "Advisor"), 800 Nicollet Mall, Minneapolis, Minnesota 55402, serves as the investment advisor and manager of the Funds. The Advisor is a wholly owned subsidiary of U.S. Bank National Association ("U.S. Bank"), 800 Nicollet Mall, Minneapolis, Minnesota 55402, a national banking association that has professionally managed accounts for individuals, insurance companies, foundations, commingled accounts, trust funds, and others for over 75 years. U.S. Bank is, in turn, a subsidiary of U.S. Bancorp, 800 Nicollet Mall, Minneapolis, Minnesota 55402, which is a regional multi-state bank holding company headquartered in Minneapolis, Minnesota that primarily serves the Midwestern, Rocky Mountain and Northwestern states. U.S. Bancorp operates four banks and eleven trust companies with banking offices in twenty-four contiguous states. U.S. Bancorp also has various other subsidiaries engaged in financial services. At September 30, 2007, U.S. Bancorp and its consolidated subsidiaries had consolidated assets of more than $227 billion, consolidated deposits of more than $122 billion and shareholders' equity of $20.7 billion.

     Pursuant to an Investment Advisory Agreement dated April 2, 1991 (the "Advisory Agreement"), as amended, the Funds engaged U.S. Bank, through its First American Asset Management division ("FAAM"), to act as investment Advisor for, and to manage the investment of, the series of FAIF then in existence. The Advisory Agreement was assigned to the Advisor on May 2, 2001. The monthly fees paid to the Advisor are calculated on an annual basis based on each Fund's average daily net assets (before any waivers), as set forth in the table below:

FUND                                    GROSS ADVISORY FEE %
----                                    --------------------
Core Bond Fund                                   0.50
High Income Bond Fund                            0.70
Inflation Protected Securities Fund              0.50
Intermediate Government Bond Fund                0.50
Intermediate Term Bond Fund                      0.50
Short Term Bond Fund                             0.50
Total Return Bond Fund                           0.60
U.S. Government Mortgage Fund                    0.50
Arizona Tax Free Fund                            0.50
California Intermediate Tax Free Fund            0.50
California Tax Free Fund                         0.50
Colorado Intermediate Tax Free Fund              0.50
Colorado Tax Free Fund                           0.50
Intermediate Tax Free Fund                       0.50
Minnesota Intermediate Tax Free Fund             0.50
Minnesota Tax Free Fund                          0.50
Missouri Tax Free Fund                           0.50
Nebraska Tax Free Fund                           0.50
Ohio Tax Free Fund                               0.50
Oregon Intermediate Tax Free Fund                0.50
Short Tax Free Fund                              0.50
Tax Free Fund                                    0.50

     The Advisory Agreement requires the Advisor to arrange, if requested by FAIF, for officers or employees of the Advisor to serve without compensation from the Funds as directors, officers, or employees of FAIF if duly elected to such positions by the shareholders or directors of FAIF. The Advisor has the authority and responsibility to make and execute investment decisions for the Funds within the framework of the Funds' investment policies, subject to review by the Board of Directors of FAIF. The Advisor is also responsible for monitoring the performance of the various organizations providing services to the Funds, including the Funds' distributor, shareholder services agent, custodian, and accounting agent, and for periodically reporting to FAIF's Board of Directors on the performance of such organizations. The Advisor will, at its own expense, furnish the Funds with the necessary personnel, office facilities, and equipment to service the Funds' investments and to discharge its duties as investment advisor of the Funds.

     In addition to the investment advisory fee, each Fund pays all of its expenses that are not expressly assumed by the Advisor or any other organization with which the Fund may enter into an agreement for the performance of services. Each Fund is liable for such nonrecurring expenses as may arise, including litigation to which the Fund may be a party. FAIF may have an obligation to indemnify its directors and officers with respect to such litigation. The Advisor will be liable to the Funds under the Advisory Agreement for any negligence or willful misconduct by the Advisor other than liability for investments made by the Advisor in accordance with the explicit direction of the Board of Directors or the investment objectives and policies of the Funds. The Advisor has agreed to indemnify the Funds with respect to any loss, liability, judgment, cost or penalty that a Fund may suffer due to a breach of the Advisory Agreement by the Advisor.

     The Advisor may agree to a voluntary fee waiver for each of the Funds, which will be set forth in the Funds' Prospectuses. Any such fee waiver (or reimbursement) may be discontinued at any time. The Advisor also may absorb or reimburse expenses of the Funds from time to time, in its discretion, while retaining the ability to be reimbursed by the Funds for such amounts prior to the end of the fiscal year. This practice would have the effect of lowering a Fund's overall expense ratio and of increasing yield to investors, or the converse, at the time such amounts are absorbed or reimbursed, as the case may be.

     The following table sets forth total advisory fees before waivers and after waivers for each of the Funds for the fiscal year ended September 30, 2005, the fiscal period ended June 30, 2006, and the fiscal year ended June 30, 2007:

                                         FISCAL YEAR ENDED             FISCAL PERIOD ENDED              FISCAL YEAR ENDED
                                        SEPTEMBER 30, 2005                JUNE 30, 2006                   JUNE 30, 2007
                                  -----------------------------  -----------------------------    -----------------------------
                                   ADVISORY FEE    ADVISORY FEE   ADVISORY FEE    ADVISORY FEE     ADVISORY FEE    ADVISORY FEE
FUND                              BEFORE WAIVERS  AFTER WAIVERS  BEFORE WAIVERS  AFTER WAIVERS    BEFORE WAIVERS  AFTER WAIVERS
----                              --------------  -------------  --------------  -------------    --------------  -------------
Core Bond Fund                      $9,589,647      $7,731,034     $7,017,650      $5,935,542       $8,798,340      $7,780,479
High Income Bond Fund                1,955,112       1,262,620      1,357,103         989,397        1,881,003       1,352,241
Inflation Protected Securities
   Fund                                851,001         429,427      1,131,338         622,109        1,647,597         957,956
Intermediate Government Bond
   Fund                                462,672         241,105        213,042          40,252          198,072              --(1)
Intermediate Term Bond Fund          6,090,578       3,700,307      3,821,013       2,458,961        4,288,699       3,805,205
Short Term Bond Fund                 4,629,727       2,792,901      2,360,705       1,466,158        2,314,192       1,439,839
Total Return Bond Fund               1,906,215       1,205,664      1,615,159       1,144,295        3,596,965       2,836,969
U.S. Government Mortgage Fund        1,045,505         778,959        683,727         460,952          816,259         476,605
Arizona Tax Free Fund                  111,211          14,587         98,606              --(1)       138,213              --(1)
California Intermediate Tax Free
   Fund                                260,853         185,049        209,430          96,198          296,787         116,028
California Tax Free Fund               148,437          30,415        131,244              --(1)       188,316              --(1)
Colorado Intermediate Tax Free
   Fund                                253,564         179,438        170,566          62,672          211,050          37,206
Colorado Tax Free Fund                 110,238          15,779         81,346              --(1)       117,350              --(1)
Intermediate Tax Free Fund           3,325,912       2,648,506      2,462,096       1,953,362        3,128,701       2,674,306
Minnesota Intermediate Tax Free
   Fund                              1,199,157         945,244        809,293         593,589          992,725         752,160
Minnesota Tax Free Fund                832,082         644,138        609,547         422,113          852,931         599,164
Missouri Tax Free Fund                 904,784         702,403        656,211         467,075          799,608         555,043
Nebraska Tax Free Fund                 192,813          49,742        152,530              --(1)       200,007              --(1)
Ohio Tax Free Fund                     212,384          59,208        155,376              --(1)       211,667              --(1)
Oregon Intermediate Tax Free
   Fund                                714,799         550,596        494,201         332,012          609,795         402,080
Short Tax Free Fund                  1,942,123       1,139,448      1,072,516         586,855        1,013,458         545,583
Tax Free Fund                        2,329,572       1,833,061      1,838,505       1,428,776        2,687,624       2,264,314

(1) Advisory and certain other fees for the period were waived by the Advisor to comply with total operating expense limitations that were agreed upon by the funds and the Advisor.

ADDITIONAL PAYMENTS TO FINANCIAL INTERMEDIARIES

     In addition to the sales charge payments and the distribution, service and transfer agency fees described in the prospectus and elsewhere in this Statement of Additional Information, the Advisor and/or the Distributor may make additional payments out of its own assets to selected intermediaries that sell shares of First American Funds (such as brokers, dealers, banks, registered investment advisors, retirement plan administrators and other intermediaries; hereinafter, individually, "Intermediary," and collectively, "Intermediaries") under the categories described below for the purposes of promoting the sale of Fund shares, maintaining share balances and/or for sub-accounting, administrative or shareholder processing services.

     The amounts of these payments could be significant and may create an incentive for an Intermediary or its representatives to recommend or offer shares of the Funds or other First American Funds to its customers. The Intermediary may elevate the prominence or profile of the Funds within the Intermediary's organization by, for example, placement on a list of preferred or recommended funds, and/or granting the Advisor and/or the Distributor preferential or enhanced opportunities to promote the Funds in various ways within the Intermediary's organization.

     These payments are made pursuant to agreements with Intermediaries and do not change the price paid by investors for the purchase of a share or the amount a Fund will receive as proceeds from such sales. Furthermore, these payments are not reflected in the fees and expenses listed in the fee table section of the Funds' prospectuses and described above because they are not paid by the Funds.

     The categories of payments described below are not mutually exclusive, and a single Intermediary may receive payments under all categories.

     Marketing Support Payments and Program Servicing Payments

     The Advisor and/or the Distributor may make payments for marketing support and/or program servicing to certain Intermediaries that are registered as holders or dealers of record for accounts in one or more of the First American Funds, or certain Intermediaries that sell First American Fund shares through retirement plans and other investment programs to compensate them for a variety of services they provide to such programs.

     Marketing Support Payments. Services for which an Intermediary receives marketing support payments may include business planning assistance, advertising, educating the Intermediary's personnel about the First American Funds and shareholder financial planning needs, placement on the Intermediary's preferred or recommended fund company list, and access to sales meetings, sales representatives and management representatives of the Intermediary. In addition, Intermediaries may be compensated for enabling Fund representatives to participate in and/or present at conferences or seminars, sales or training programs for invited registered representatives and other employees, client and investor events and other events sponsored by the Intermediary. The Advisor and/or the Distributor compensates Intermediaries differently depending upon, among other factors, sales and assets levels, redemption rates, ability to attract and retain assets, reputation in the industry and the level and/or type of marketing assistance and educational activities provided by the Intermediary.

     Marketing support payments typically apply to retail sales and assets but may apply to other specific types of sales or assets, such as to retirement plans or fee-based advisory programs, in certain situations. The payments are negotiated and may be based on such factors as the number or value of shares that the Intermediary sells or may sell, the value of the assets invested in the Funds by the Intermediary's customers and/or other measures as determined from time to time by the Advisor and/or the Distributor. In addition, payments may include the reimbursement of ticket or operational charges (fees that an Intermediary charges its representatives for effecting transactions in Fund shares) and/or the payment of a lump sum for services provided.

     Program Servicing Payments. Services for which an Intermediary receives program servicing payments typically include recordkeeping, reporting, or transaction processing, but may also include services rendered in connection with Fund/investment selection and monitoring, employee enrollment and education, plan balance rollover or separation, or other similar services. An Intermediary may perform program services itself or may arrange with a third party to perform program services.

     Program servicing payments typically apply to employee benefit plans, such as retirement plans, or fee-based advisory programs but may apply to retail sales and assets in certain situations. The payments are negotiated and are based on such factors as the type and nature of services or support furnished by the Intermediary. In addition, payments may include the reimbursement of ticket or operational charges (fees that an Intermediary charges its representatives for effecting transactions in Fund shares) and/or the payment of a lump sum for services provided.

     The Advisor and/or the Distributor may make one-time or periodic payments to selected Intermediaries receiving program servicing payments to reimburse printing and/or distribution costs for literature for participants, for account maintenance, for ticket charges of up to $25 per purchase or exchange order placed by an Intermediary, or for the establishment of First American Funds on the Intermediary 's trading system. In addition, the Advisor and/or the Distributor, at the direction of a retirement plan's sponsor, may reimburse or pay direct expenses of the plan that would otherwise be payable by the plan. These payments may cause the aggregate amount of the payments to an Intermediary on an annual basis to exceed the basis point amount set forth below.

     Except as described in the foregoing paragraph, in the case of any one Intermediary (other than U.S. Bank, N.A.), marketing support and program servicing payments are not expected, with certain limited exceptions, to exceed, in the aggregate, 0.35% of the average net assets of Fund shares attributable to that Intermediary on an annual basis. Such exceptions include instances in which an Intermediary is not receiving distribution fees with respect to a Fund share class which has a distribution fee, in which case such Intermediary may receive up to 0.50% of the average net assets of that Fund share class attributable to that Intermediary on an annual basis. In addition, in connection with the sale of a business by the Advisor's parent company, U.S. Bank, N.A., to Great-West Life & Annuity Insurance Company, the Advisor has entered into a services agreement with GWFS Equities, Inc., an affiliate of Great-West Life & Annuity Insurance Company, which provides for program servicing payments of up to 0.60% of the average net assets of Fund shares attributable to GWFS Equities, Inc. on an annual basis.

     Other Payments

     From time to time, the Advisor and/or the Distributor, at its expense, may provide compensation to Intermediaries that sell or arrange for the sale of shares of the Fund(s), in addition to marketing support and program servicing payments described above. In addition, certain Intermediaries may not receive marketing support payments or program servicing payments, but may receive other payments from the Advisor and/or the Distributor.

     The Advisor and/or the Distributor may compensate Intermediaries for National Securities Clearing Corporation networking system services (e.g., shareholder communication, account statements, trade confirmations, and tax reporting) on an asset based or per account basis. The Advisor and/or the Distributor may also compensate Intermediaries for providing Fund shareholder trading information.

     When not provided for in a marketing support or program servicing agreement, the Advisor and/or the Distributor may pay Intermediaries for enabling the Advisor and/or the Distributor to participate in and/or present at conferences or seminars, sales or training programs for invited registered representatives and other Intermediary employees, client and investor events and other Intermediary -sponsored events, and for travel expenses, including lodging incurred by registered representatives and other employees in connection with prospecting, asset retention and due diligence trips. These payments may vary depending upon the nature of the event. The Advisor and/or the Distributor makes payments for such events as it deems appropriate, subject to its internal guidelines and applicable law.

     The Advisor and/or the Distributor occasionally sponsors due diligence meetings for registered representatives during which they receive updates on various First American Funds and are afforded the opportunity to speak with portfolio managers. Invitations to these meetings are not conditioned on selling a specific number of shares. Those who have shown an interest in First American Funds, however, are more likely to be considered. To the extent permitted by their firm's policies and procedures, registered representatives' expenses in attending these meetings may be covered by the Advisor and/or the Distributor.

     Certain employees of the Advisor and its affiliates may receive cash compensation from the Advisor and/or the Distributor in connection with establishing new client relationships with the First American Funds. The total compensation of employees who have marketing and/or sales responsibilities is based in part on their generation of new client relationships, including new client relationships with the First American Funds. Other employees of the Advisor and its affiliates may receive a one-time referral fee from the Advisor and/or the Distributor for new business to the First American Funds based on a percentage of the annual revenue generated by the new client relationship. Such compensation will not exceed 10% of the annual revenue generated, up to a maximum of $10,000.

     Other compensation may be offered to the extent not prohibited by state laws or any self-regulatory agency, such as the NASD. Investors can ask their Intermediary for information about any payments it receives from the Advisor and/or the Distributor and the services it provides for those payments.

     Investors may wish to take such payment arrangements into account when considering and evaluating any recommendations relating to Fund shares.

     Intermediaries Receiving Additional Payments

     The following is a list of Intermediaries receiving one or more of the types of payments discussed above as of September 30, 2007:

401(k) Company (The)

A.G. Edwards & Sons, Inc.
Acclaim Benefits, Inc.
ADP Broker-Dealer, Inc.
American Stock Transfer & Trust Company
American United Life Insurance Company
Ameriprise Financial Services, Inc.
AST Capital Trust Company
Bisys Retirement Services, Inc.
Charles Schwab & Co., Inc.
Citigroup Global Markets Inc.
CitiStreet Advisors LLC / CitiStreet LLC
City National Bank
Commonwealth Equity Services, LLP, DBA Commonwealth Financial Network
CPI Qualified Plan Consultants, Inc.
D.A. Davidson & Co.
Dyatech, LLC
ExpertPlan, Inc.
Fidelity Brokerage Services LLC / National Financial Services LLC
Fidelity Investments Institutional Operations Company, Inc.
Fidelity Investments Institutional Services Company, Inc. / Fidelity Investments
   Institutional Operations Company, Inc.
Fintegra, LLC
Fiserv Trust Company
Genesis Employee Benefits, DBA America's VEBA Solution
GWFS Equities, Inc.
Hewitt Associates LLC
International Clearing Trust Company
J.P. Morgan Retirement Plan Services, LLC
Leggette Actuaries, Inc.
Lincoln Retirement Services Company LLC / AMG Service Corp.
Linsco/Private Ledger Corp.
Marshall & Ilsley Trust Company, N.A.
Massachusetts Mutual Life Insurance Company
McDonald Investments, Inc.
Mercer HR Outsourcing LLC
Merrill Lynch, Pierce, Fenner & Smith Inc.
MetLife Securities, Inc.
Mid Atlantic Capital Corporation
Morgan Stanley DW Inc
MSCS Financial Services, LLC
National Investor Services Corp.
Newport Retirement Services, Inc.
NYLife Distributors LLC
Pershing LLC
Planners Network, Inc.
Principal Life Insurance Company
Prudential Insurance Company of America (The)
Prudential Investment Management Services, LLC / Prudential Investments LLC Raymond James & Associates / Raymond James Financial Services, Inc.
RBC Dain Rauscher, Inc.
Reliance Trust Company
Retirement Plan Company, LLC (The)
Robert W. Baird & Co., Inc.
Stifel, Nicolaus & Co., Inc.
SunGard Institutional Brokerage Inc.
Symetra Life Insurance Company
T. Rowe Price Investment Services, Inc. / T. Rowe Price Retirement Plan Services, Inc.
TD Ameritrade, Inc.

U.S. Bancorp Investments, Inc.
U.S. Bank, N.A.
UBS Financial Services, Inc.
Unified Trust Company, N.A.
Vanguard Group, Inc.
Wachovia Bank, N.A.
Wachovia Securities, LLC
Wells Fargo Bank, N.A.
Wilmington Trust Company

     Any additions, modification or deletions to the list of Intermediaries identified above that have occurred since September 30, 2007 are not reflected.

ADMINISTRATOR

     FAF Advisors, Inc. (the "Administrator") serves as Administrator pursuant to an Administration Agreement between the Administrator and the Funds, dated July 1, 2006. U.S. Bancorp Fund Services, LLC ("USBFS"), 615 East Michigan Street, Milwaukee, WI 53202, serves as sub-administrator pursuant to a Sub-Administration Agreement between the Administrator and USBFS dated July 1, 2005. USBFS is a subsidiary of U.S. Bancorp. Under the Administration Agreement, the Administrator provides, or compensates others to provide, services to the Funds. These services include various legal, oversight, administrative, and accounting services. The Funds pay the Administrator fees which are calculated daily and paid monthly. Prior to July 1, 2006, such fees were equal to each Fund's pro rata share of an amount equal, on an annual basis, to 0.15% of the aggregate average daily net assets of all open-end mutual funds in the First American Family of Funds up to $8 billion, 0.135% on the next $17 billion of aggregate average daily net assets, 0.12% on the next $25 billion of aggregate average daily net assets, and 0.10% of the aggregate average daily net assets in excess of $50 billion. All fees paid to USBFS, as sub-administrator, are paid from the administration fee.

     Prior to July 1, 2006, as part of the transfer agent fee, the Funds paid USBFS a fee equal, on an annual basis, to 0.10% of each fund's average daily net assets, to compensate USBFS for providing certain shareholder services and reimbursed USBFS for its payments to financial intermediaries that establish and maintain omnibus accounts and provide customary services for such accounts. Effective July 1, 2006, this fee was incorporated into the administration fee which, as a result, on an annual basis, is 0.25% of the aggregate average daily net assets of all open-end mutual funds in the First American Family of Funds up to $8 billion, 0.235% on the next $17 billion of the aggregate average daily net assets, 0.22% on the next $25 billion of the aggregate average daily net assets, and 0.20% of the aggregate average daily net assets in excess of $50 billion. In addition to these fees, the Funds may reimburse the Administrator for any out-of-pocket expenses incurred in providing administration services.

     Prior to July 1, 2005, the Administrator and USBFS acted as Co-Administrators pursuant to a Co-Administration Agreement among the Funds, the Administrator and USBFS. The services provided by, and fees paid to, USBFS pursuant to the Co-Administration Agreement included transfer agency fees and services. As of July 1, 2005, transfer agency services and fees paid to USBFS are covered in a separate Transfer Agency and Shareholder Servicing Agreement between USBFS and the Funds. Under the Co-Administration Agreement the Funds paid the Administrator and USBFS fees which were calculated daily and paid monthly, equal to each Fund's pro rata share of an amount equal, on an annual basis, to 0.25% of the aggregate average daily net assets of all open-end mutual funds in the First American fund family up to $8 billion, 0.235% on the next $17 billion of aggregate average daily net assets, 0.22% on the next $25 billion of aggregate average daily net assets, and 0.20% of the aggregate average daily net assets of all open-end mutual funds in the First American fund family in excess of $50 billion. (For the purposes of the Co-Administration Agreement, the First American fund family included all series of FAF, FASF and FAIF.) In addition, the Funds paid annual fees of $18,500 per CUSIP, shareholder account maintenance fees of $9 to $15 per account, closed account fees of $3.50 per account, and Individual Retirement Account fees of $15 per account.

     The following table sets forth total administrative fees (including fees paid to USBFS through June 30, 2005 for transfer agency services provided under the Co-Administration Agreement), after waivers, paid by each of the Funds listed below to the Administrator and USBFS for the fiscal year ended September 30, 2005, the fiscal period ended June 30, 2006, and the fiscal year ended June 30, 2007:

                                           FISCAL YEAR ENDED   FISCAL PERIOD ENDED   FISCAL YEAR ENDED
FUND                                      SEPTEMBER 30, 2005      JUNE 30, 2006        JUNE 30, 2007
----                                      ------------------   -------------------   -----------------
Core Bond Fund                                $4,411,938            $1,773,007          $3,890,198
High Income Bond Fund                            648,863               244,896             595,479
Inflation Protected Securities Fund (1)          362,827               285,778             733,425
Intermediate Government Bond Fund                218,397                53,857              88,392
Intermediate Term Bond Fund                    2,825,698               965,643           1,908,661
Short Term Bond Fund                           2,179,352               596,629           1,026,892
Total Return Bond Fund                           647,144               339,926           1,293,655
U.S. Government Mortgage Fund                    483,435               172,779             362,655
Arizona Tax Free Fund                             50,403                24,907              61,522
California Intermediate Tax Free Fund            119,799                52,906             132,163
California Tax Free Fund                          67,124                33,157              83,980
Colorado Intermediate Tax Free Fund              117,264                43,100              93,948
Colorado Tax Free Fund                            51,194                20,550              52,117
Intermediate Tax Free Fund                     1,529,007               622,068           1,392,829
Minnesota Intermediate Tax Free Fund             554,596               204,496             442,655
Minnesota Tax Free Fund                          383,241               153,985             379,744
Missouri Tax Free Fund                           415,797               165,804             356,037
Nebraska Tax Free Fund                            88,360                38,535              88,906
Ohio Tax Free Fund                                97,493                39,253              94,319
Oregon Intermediate Tax Free Fund                329,060               124,892             271,584
Short Tax Free Fund                              906,393               271,073             451,236
Tax Free Fund                                  1,069,058               464,449           1,193,928

----------
(1)  Commenced operations on October 1, 2004.

TRANSFER AGENT

     USBFS serves as the Funds' transfer agent pursuant to a Transfer Agency and Shareholder Servicing Agreement (the "Transfer Agent Agreement") between USBFS and the Funds dated July 1, 2006. For the period July 1, 2005 to July 1, 2006, the Funds paid $18,500 per share class and additional per account fees for transfer agent services. These fees were allocated to each Fund based upon the fund's pro rata share of the aggregate average daily net assets of the funds that comprise FAIF. Under the Transfer Agent Agreement, the Funds also paid USBFS a fee equal, on an annual basis, to 0.10% of each Fund's average daily net assets as compensation for providing certain shareholder services and to reimburse USBFS for its payments to intermediaries with whom it has contracted to establish and service omnibus accounts. In addition, USBFS is reimbursed for its out-of-pocket expenses incurred while providing its services to the Funds. Prior to July 1, 2005, this 0.10% fee was included in the administration fee.

     Effective July 1, 2006, the Funds are charged transfer agent fees on a per shareholder account basis, subject to a minimum fee per share class. These fees will be charged to each fund based on the number of accounts within that fund. Effective July 1, 2006, the 0.10% fee for shareholder services and payments to financial intermediaries was incorporated into the administration fee. The $18,500 per share class fee that was charged in addition to per account fees has been eliminated. Funds will continue to reimburse USBFS for out-of-pocket expenses incurred in providing transfer agent services.

     The following table sets forth transfer agent fees paid by the Funds to USBFS for the fiscal year ended September 30, 2005, the fiscal period ended June 30, 2006, and the fiscal year ended June 30, 2007:

                                         FISCAL YEAR ENDED   FISCAL PERIOD ENDED   FISCAL YEAR ENDED
FUND                                    SEPTEMBER 30, 2005      JUNE 30, 2006        JUNE 30, 2007
----                                    ------------------   -------------------   -----------------
Core Bond Fund                                    $657,271            $1,904,710            $249,886
High Income Bond Fund                               88,869               263,075             118,170
Inflation Protected Securities Fund                 87,778               306,877              91,151
Intermediate Government Bond Fund                   25,677                57,906              53,824
Intermediate Term Bond Fund                        392,846             1,037,728              57,013
Short Term Bond Fund                               265,489               641,285             117,083
Total Return Bond Fund                             100,870               364,892             110,026
U.S. Government Mortgage Fund                       69,086               185,655             110,169
Arizona Tax Free Fund                                8,421                26,753              72,573
California Intermediate Tax Free Fund               18,133                56,822              54,104
California Tax Free Fund                            11,406                35,614              72,307
Colorado Intermediate Tax Free Fund                 16,759                46,307              54,075

                                         FISCAL YEAR ENDED   FISCAL PERIOD ENDED   FISCAL YEAR ENDED
FUND                                    SEPTEMBER 30, 2005      JUNE 30, 2006        JUNE 30, 2007
----                                    ------------------   -------------------   -----------------
Colorado Tax Free Fund                               7,053                22,069              72,576
Intermediate Tax Free Fund                         229,291               668,293              54,665
Minnesota Intermediate Tax Free Fund                79,144               219,726              54,682
Minnesota Tax Free Fund                             56,618               165,412              77,570
Missouri Tax Free Fund                              62,540               178,136              72,125
Nebraska Tax Free Fund                              13,604                41,396              72,390
Ohio Tax Free Fund                                  14,807                42,167              72,097
Oregon Intermediate Tax Free Fund                   48,791               134,205              53,961
Short Tax Free Fund                                119,633               291,362              53,227
Tax Free Fund                                      162,650               498,840              75,047

DISTRIBUTOR

     Quasar Distributors, LLC ("Quasar" or the "Distributor") serves as the distributor for the Funds' shares pursuant to a Distribution Agreement dated July 1, 2005 (the "Distribution Agreement"). The Distributor is a wholly owned subsidiary of U.S. Bancorp.

     Fund shares and other securities distributed by the Distributor are not deposits or obligations of, or endorsed or guaranteed by, U.S. Bank or its affiliates, and are not insured by the Bank Insurance Fund, which is administered by the Federal Deposit Insurance Corporation.

     Under the Distribution Agreement, the Funds have granted to the Distributor the exclusive right to sell shares of the Funds as agent and on behalf of the Funds. The Distributor pays compensation pursuant to the Distribution Agreement to securities firms, financial institutions (including, without limitation, banks) and other industry professionals (the "Participating Intermediaries") which enter into sales agreements with the Distributor. U.S. Bancorp Investment Services, Inc. ("USBI"), a broker-dealer affiliated with the Advisor, and U.S. Bank, are Participating Intermediaries.

     The Class A Shares pay to the Distributor a shareholder servicing fee at an annual rate of 0.25% of the average daily net assets of the Class A Shares. The fee may be used by the Distributor to provide compensation for shareholder servicing activities with respect to the Class A Shares. The shareholder servicing fee is intended to compensate the Distributor for ongoing servicing and/or maintenance of shareholder accounts and may be used by the Distributor to provide compensation to intermediaries through whom shareholders hold their shares for ongoing servicing and/or maintenance of shareholder accounts. This fee is calculated and paid each month based on average daily net assets of Class A Shares each Fund for that month.

     The Class B Shares pay to the Distributor a shareholder servicing fee at the annual rate of 0.25% of the average daily net assets of the Class B Shares. The fee may be used by the Distributor to provide compensation for shareholder servicing activities with respect to the Class B Shares beginning one year after purchase. The Class B Shares also pay to the Distributor a distribution fee at the annual rate of 0.75% of the average daily net assets of the Class B Shares. The distribution fee is intended to compensate the distributor for advancing a commission to intermediaries purchasing Class B Shares.

     The Class C Shares pay to the Distributor a shareholder servicing fee at the annual rate of 0.25% of the average daily net assets of the Class C Shares. The fee may be used by the Distributor to provide compensation for shareholder servicing activities with respect to the Class C Shares. This fee is calculated and paid each month based on average daily net assets of the Class C Shares. The Class C Shares also pay to the Distributor a distribution fee at the annual rate of 0.75% of the average daily net assets of the Class C Shares. The Distributor may use the distribution fee to provide compensation to intermediaries through which shareholders hold their shares beginning one year after purchase.

     The Class R Shares pay to the Distributor a distribution fee at the annual rate of 0.50% of the average daily net assets of Class R Shares. The fee may be used by the Distributor to provide initial and ongoing sales compensation to its investment executives and to Participating Intermediaries in connection with sales of Class R Shares and to pay for advertising and other promotional expenses in connection with the distribution of Class R shares. This fee is calculated and paid each month based on average daily net assets of the Class R Shares.

     The Distributor receives no compensation for distribution of the Class Y Shares.

     The Distribution Agreement provides that it will continue in effect for a period of more than one year from the date of its execution only so long as such continuance is specifically approved at least annually by the vote of a majority of the Board members of FAIF and by the vote of the majority of those Board members of FAIF who are not interested persons of FAIF and who have no direct or indirect financial interest in the operation of FAIF's Rule 12b-1 Distribution and Service Plan or in any agreement related to such plan.

     The following tables set forth the amount of underwriting commissions paid by certain Funds and the amount of such commissions retained by Quasar, during the fiscal year ended September 30, 2005, the fiscal period ended June 30, 2006, and the fiscal year ended June 30, 2007:

                                                         TOTAL UNDERWRITING COMMISSIONS
                                          ------------------------------------------------------------
                                           FISCAL YEAR ENDED   FISCAL PERIOD ENDED   FISCAL YEAR ENDED
FUND                                      SEPTEMBER 30, 2005      JUNE 30, 2006        JUNE 30, 2007
----                                      ------------------   -------------------   -----------------
Core Bond Fund                                 $113,366              $ 34,389            $ 41,491
High Income Bond Fund                            80,031                38,640              35,818
Inflation Protected Securities Fund (1)         141,133                 9,051               5,810
Intermediate Government Bond Fund                16,765                 1,430                 671
Intermediate Term Bond Fund                      30,413                11,326               7,064
Short Term Bond Fund                             42,687                10,466               5,976
Total Return Bond Fund                           35,383                23,549               8,437
U.S. Government Mortgage Fund                    78,171                 8,924              20,319
Arizona Tax Free Fund                             4,827                16,857              15,362
California Intermediate Tax Free Fund            21,788                 4,603              14,190
California Tax Free Fund                         52,675                48,900              48,994
Colorado Intermediate Tax Free Fund              26,885                   665               5,022
Colorado Tax Free Fund                            9,331                 3,223               6,000
Intermediate Tax Free Fund                       12,581                 4,619                 914
Minnesota Intermediate Tax Free Fund             62,004                25,247               6,123
Minnesota Tax Free Fund                         243,346               189,617             330,339
Missouri Tax Free Fund                           57,868                22,031              59,848
Nebraska Tax Free Fund                           24,069                 7,335               7,782
Ohio Tax Free Fund                                6,620                 4,958               1,275
Oregon Intermediate Tax Free Fund                28,714                15,532               1,439
Short Tax Free Fund                               7,124                    30               2,243
Tax Free Fund                                    42,426                29,586              48,169

----------
(1)  Commenced operations October 1, 2004.

                                                  UNDERWRITING COMMISSIONS RETAINED BY QUASAR
                                          ------------------------------------------------------------
                                           FISCAL YEAR ENDED   FISCAL PERIOD ENDED   FISCAL YEAR ENDED
FUND                                      SEPTEMBER 30, 2005      JUNE 30, 2006        JUNE 30, 2007
----                                      ------------------   -------------------   -----------------
Core Bond Fund                                 $ 8,100               $ 2,924             $ 3,895
High Income Bond Fund                            5,542                 5,630               4,993
Inflation Protected Securities Fund (1)         17,297                 1,380                 344
Intermediate Government Bond Fund                2,762                   292                 186
Intermediate Term Bond Fund                      5,090                 1,671               1,098
Short Term Bond Fund                             8,896                 2,741                 887
Total Return Bond Fund                           2,465                 2,053                 969
U.S. Government Mortgage Fund                    6,935                   689               1,935
Arizona Tax Free Fund                              289                 1,131                 998
California Intermediate Tax Free Fund            3,027                   572               2,001
California Tax Free Fund                         3,688                 3,890               4,588
Colorado Intermediate Tax Free Fund              3,848                    91                 708
Colorado Tax Free Fund                             977                   539                 451
Intermediate Tax Free Fund                       2,089                   781                 107
Minnesota Intermediate Tax Free Fund             9,038                 3,866                 777
Minnesota Tax Free Fund                         44,160                15,207              25,975
Missouri Tax Free Fund                           4,542                 1,825               5,594
Nebraska Tax Free Fund                           2,563                   490                 663
Ohio Tax Free Fund                                 576                   408                  71
Oregon Intermediate Tax Free Fund                4,509                 2,634                 205
Short Tax Free Fund                              1,203                     3                 582
Tax Free Fund                                    3,528                 2,323               4,229

----------
(1)  Commenced operations October 1, 2004.

     The Distributor received the following compensation from the Funds during the Funds' most recent fiscal year ended June 30, 2007:

                                        NET UNDERWRITING   COMPENSATION ON
                                          DISCOUNTS AND    REDEMPTIONS AND    BROKERAGE        OTHER
                                           COMMISSIONS       REPURCHASES     COMMISSIONS   COMPENSATION*
                                        ----------------   ---------------   -----------   -------------
Core Bond Fund                               $ 3,895           $23,086            --             --
High Income Bond Fund                          4,993            23,794            --             --
Inflation Protected Securities Fund              344               296            --             --
Intermediate Government Bond Fund                186                --            --             --
Intermediate Term Bond Fund                    1,098                --            --             --
Short Term Bond Fund                             887                --            --             --
Total Return Bond Fund                           969             7,841            --             --
U.S. Government Mortgage Fund                  1,935            25,382            --             --
Arizona Tax Free Fund                            998                --            --             --
California Intermediate Tax Free Fund          2,001                --            --             --
California Tax Free Fund                       4,588             8,429            --             --
Colorado Intermediate Tax Free Fund              708                --            --             --
Colorado Tax Free Fund                           451                68            --             --
Intermediate Tax Free Fund                       107                --            --             --
Minnesota Intermediate Tax Free Fund             777                --            --             --
Minnesota Tax Free Fund                       25,975            12,366            --             --
Missouri Tax Free Fund                         5,594                --            --             --
Nebraska Tax Free Fund                           663                 9            --             --
Ohio Tax Free Fund                                71                --            --             --
Oregon Intermediate Tax Free Fund                205                --            --             --
Short Tax Free Fund                              582                --            --             --
Tax Free Fund                                  4,229                94            --             --

* As disclosed below, the Funds also paid fees to the Distributor under FAIF's Rule 12b-1 Distribution and Service Plan. None of those fees were retained by the Distributor. The Distributor is compensated from fees earned by U.S. Bancorp Fund Services, LLC,under a separate arrangement as part of the Sub-Administration Agreement between FAF Advisors and U.S. Bancorp Fund Services, LLC.

     FAIF has also adopted a Distribution and Service Plan with respect to the Class A, Class B, Class C and Class R Shares of the Funds pursuant to Rule 12b-1 under the 1940 Act (the "Plan"). Rule 12b-1 provides in substance that a mutual fund may not engage directly or indirectly in financing any activity which is primarily intended to result in the sale of shares, except pursuant to a plan adopted under the Rule. The Plan authorizes the Distributor to retain the sales charges paid upon purchase of Class A, Class B and Class C Shares and authorize the Funds to pay the Distributor distribution and/or shareholder servicing fees. The Plan is a "compensation-type" plan under which the Distributor is entitled to receive the distribution and shareholder servicing fees regardless of whether its actual distribution and shareholder servicing expenses are more or less than the amount of the fees. The distribution fees under the Plan are used for primary purpose of compensating broker-dealers for their sales of the Funds. The shareholder servicing fees are used primarily for the purpose of providing compensation for the ongoing servicing and/or maintenance of shareholder accounts. The Plan authorizes the Distributor to retain the contingent deferred sales charge applied on redemptions of Class B and C Shares, except that portion which is reallowed to Participating Intermediaries. The Plan recognizes that the Distributor and the Advisor, in their discretion, may from time to time use their own assets to pay for certain additional costs of distributing Class A, Class B, Class C and Class R Shares. Any such arrangements to pay such additional costs may be commenced or discontinued by the Distributor or the Advisor at any time.

     The following table sets forth the total Rule 12b-1 fees, after waivers, paid by certain of the Funds for the fiscal year ended June 30, 2007 with respect to the Class A shares, Class B shares, Class C shares and Class R shares of the Funds. As noted above, no distribution fees are paid with respect to Class Y shares.

                                                            FISCAL YEAR ENDED JUNE 30, 2007
                                                                    RULE 12B-1 FEES
                                        -----------------------------------------------------------------
FUND                                    CLASS A SHARES   CLASS B SHARES   CLASS C SHARES   CLASS R SHARES
----                                    --------------   --------------   --------------   --------------
Core Bond Fund                             $293,083         $121,736          $46,418           $  259
High Income Bond Fund                        81,297           57,158           88,839              573
Inflation Protected Securities Fund          11,466                 *           4,351            3,303
Intermediate Government Bond Fund             2,497                 *                *                *
Intermediate Term Bond Fund                  52,307                 *                *                *
Short Term Bond Fund                        109,970                 *                *                *
Total Return Bond Fund                       35,557           30,645           23,003              935
U.S. Government Mortgage Fund                38,402           57,269           41,290              117
Arizona Tax Free Fund                        21,493                 *           9,270                 *
California Intermediate Tax Free Fund         7,900                 *                *                *
California Tax Free Fund                     27,538                 *          13,518                 *
Colorado Intermediate Tax Free Fund          11,880                 *                *                *
Colorado Tax Free Fund                       22,552                 *          19,584                 *
Intermediate Tax Free Fund                   46,963                 *                *                *
Minnesota Intermediate Tax Free Fund         36,329                 *                *                *
Minnesota Tax Free Fund                     262,908                 *          79,883                 *
Missouri Tax Free Fund                       66,383                 *           2,314                 *
Nebraska Tax Free Fund                       17,685                 *           9,429                 *
Ohio Tax Free Fund                            2,070                 *           1,261                 *
Oregon Intermediate Tax Free Fund            13,168                 *                *                *
Short Tax Free Fund                           4,781                 *                *                *
Tax Free Fund                                93,884                 *          14,533                 *

----------
*    Fund or class was not in operation during this fiscal period.

     The following table sets forth the Rule 12b-1 fees the Distributor paid to Participating Intermediaries for the fiscal year ended June 30, 2007 with respect to the Class A shares, Class B shares, Class C shares and Class R shares of the Funds.

                                                            FISCAL YEAR ENDED JUNE 30, 2007
                                        -----------------------------------------------------------------
FUND                                    CLASS A SHARES   CLASS B SHARES   CLASS C SHARES   CLASS R SHARES
----                                    --------------   --------------   --------------   --------------
Core Bond Fund                             $186,640         $25,602           $16,052           $ 12
High Income Bond Fund                        24,022           9,502            23,706            386
Inflation Protected Securities Fund           9,887                *            2,505              9
Intermediate Government Bond Fund             2,102                *                 *              *
Intermediate Term Bond Fund                  34,136                *                 *              *
Short Term Bond Fund                         59,347                *                 *              *
Total Return Bond Fund                       30,682           6,052             4,582            117
U.S. Government Mortgage Fund                34,131          12,736             7,951              6
Arizona Tax Free Fund                           767                *            1,428               *
California Intermediate Tax Free Fund         4,969                *                 *              *
California Tax Free Fund                     21,857                *            7,603               *
Colorado Intermediate Tax Free Fund           7,761                *                 *              *
Colorado Tax Free Fund                        9,403                *            1,928               *
Intermediate Tax Free Fund                   27,816                *                 *              *
Minnesota Intermediate Tax Free Fund         18,154                *                 *              *
Minnesota Tax Free Fund                      40,789                *           32,179               *
Missouri Tax Free Fund                       56,526                *            1,714               *
Nebraska Tax Free Fund                        4,581                *            2,935               *
Ohio Tax Free Fund                            1,689                *              651               *
Oregon Intermediate Tax Free Fund             9,921                *                 *              *
Short Tax Free Fund                           4,322                *                 *              *
Tax Free Fund                                32,444                *            2,444               *

----------
*    Fund or class was not in operation during this fiscal period.

CUSTODIAN AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     Custodian. U.S. Bank, 60 Livingston Avenue, St. Paul, MN 55101, acts as the custodian for each Fund (the "Custodian"). U.S. Bank is a subsidiary of U.S. Bancorp. The Custodian takes no part in determining the investment policies of the Funds or in deciding which securities are purchased or sold by the Funds. All of the instruments representing the investments of the Funds and all cash are held by the Custodian. The Custodian delivers securities against payment upon sale and pays for securities against delivery upon purchase. The Custodian also remits Fund assets in payment of Fund expenses, pursuant to instructions of FAIF's officers or resolutions of the Board of Directors.

     As compensation for its services as custodian to the Funds, the Custodian is paid a monthly fee calculated on an annual basis equal to 0.005% of each such Fund's average daily net assets. In addition, the Custodian is reimbursed for its out-of-pocket expenses incurred while providing services to the Funds. The Custodian continues to serve so long as its appointment is approved at least annually by the Board of Directors including a majority of the directors who are not interested persons (as defined under the 1940 Act) of FAIF.

     Independent Registered Public Accounting Firm. Ernst & Young LLP, 220 South Sixth Street, Suite 1400, Minneapolis, Minnesota 55402, serves as the Funds' independent registered public accounting firm, providing audit services, including audits of the annual financial statements.

                               PORTFOLIO MANAGERS

OTHER ACCOUNTS MANAGED

     The following table sets forth the number and total assets of the mutual funds and accounts managed by the Funds' portfolio managers as of June 30, 2007.

                                                        NUMBER OF                       AMOUNT SUBJECT TO
PORTFOLIO MANAGER         TYPE OF ACCOUNT MANAGED        ACCOUNTS      ASSETS         PERFORMANCE-BASED FEE
-----------------     --------------------------------  ---------  --------------  --------------------------
Christopher L. Drahn  Registered Investment Company          3     $255.5 million                           0
                      Other Pooled Investment Vehicles       0                  0                           0
                      Other Accounts                         4     $193.3 million                           0

Jeffrey J. Ebert      Registered Investment Company          0                  0                           0
                      Other Pooled Investment Vehicles       0                  0                           0
                      Other Accounts                        13     $701.0 million  1 account - $163.0 million

John T. Fruit         Registered Investment Company          1      $82.4 million                           0
                      Other Pooled Investment Vehicles       0                  0                           0
                      Other Accounts                         0                  0                           0

Michael S. Hamilton   Registered Investment Company          1     $417.5 million                           0
                      Other Pooled Investment Vehicles       0                  0                           0
                      Other Accounts                         2     $191.9 million                           0

Gregory A. Hanson     Registered Investment Company          0                  0                           0
                      Other Pooled Investment Vehicles       0                  0                           0
                      Other Accounts                        16       $1.3 billion                           0

Wan-Chong Kung        Registered Investment Company          0                  0                           0
                      Other Pooled Investment Vehicles       0                  0                           0
                      Other Accounts                        13     $452.0 million                           0

Chris J. Neuharth     Registered Investment Company          5     $731.4 million                           0
                      Other Pooled Investment Vehicles       1       $1.1 billion                           0
                      Other Accounts                        12       $1.3 billion  1 account - $163.0 million

Marie A. Newcome      Registered Investment Company          0                  0                           0
                      Other Pooled Investment Vehicles       1       $1.1 billion                           0
                      Other Accounts                        35     $410.0 million                           0

Jason J. O'Brien      Registered Investment Company          0                  0                           0

                                                        NUMBER OF                       AMOUNT SUBJECT TO
PORTFOLIO MANAGER         TYPE OF ACCOUNT MANAGED        ACCOUNTS      ASSETS         PERFORMANCE-BASED FEE
-----------------     --------------------------------  ---------  --------------  --------------------------
                      Other Pooled Investment Vehicles       0                  0                           0
                      Other Accounts                         0                  0                           0

Timothy A. Palmer     Registered Investment Company          0                  0                           0
                      Other Pooled Investment Vehicles       1     $136.0 million                           0
                      Other Accounts                        13     $518.0 million                           0

Linda M. Sauber       Registered Investment Company          0                  0                           0
                      Other Pooled Investment Vehicles       0                  0                           0
                      Other Accounts                         0                  0                           0

Michael L. Welle      Registered Investment Company          0                  0                           0
                      Other Pooled Investment Vehicles       0                  0                           0
                      Other Accounts                         1       $2.5 million                           0

Douglas J. White      Registered Investment Company          4     $673.0 million                           0
                      Other Pooled Investment Vehicles       0                  0                           0
                      Other Accounts                        10     $151.6 million                           0

     SIMILAR ACCOUNTS. The Funds' portfolio managers often manage multiple accounts. The Advisor has adopted policies and procedures regarding brokerage and trade allocation and allocation of investment opportunities that it believes are reasonably designed to address potential conflicts of interest associated with managing multiple accounts for multiple clients.

COMPENSATION

     Portfolio manager compensation consists primarily of base pay, an annual cash incentive and long term incentive payments.

     Base pay is determined based upon an analysis of the portfolio manager's general performance, experience, and market levels of base pay for such position.

     Portfolio managers are paid an annual incentive based upon investment performance, generally over the past one- and three-year periods unless the portfolio manager's tenure is shorter. The maximum potential annual cash incentive is equal to a multiple of base pay, determined based upon the particular portfolio manager's performance and experience, and market levels of base pay for such position.

     For managers of the Bond Funds, the portion of the maximum potential annual cash incentive that is paid out is based upon performance relative to the portfolio's benchmark and performance relative to an appropriate Lipper industry peer group. Generally, the threshold for payment of an annual cash incentive is
(i) benchmark performance and (ii) median performance versus the peer group, and the maximum annual cash incentive is attained at (i) a spread over the benchmark which the Advisor believes will, over time, deliver top quartile performance and
(ii) top quartile performance versus the Lipper industry peer group.

     For managers of the Tax Free Funds, the portion of the maximum potential annual cash incentive that is paid out is based upon performance relative to an appropriate Lipper industry peer group, and for certain portfolio managers is also based on a subjective component. Generally, the threshold for payment of an annual cash incentive is median performance versus the peer group, and the maximum annual cash incentive is attained at top quartile performance versus the Lipper industry peer group.

     Investment performance is measured on a pre-tax basis, gross of fees for Fund results and for the Lipper industry peer group.

     Long term incentive payments are paid to portfolio managers on an annual basis based upon general performance and expected contributions to the success of the Advisor. Long-term incentive payments are comprised of two components:
(i) performance equity units of the Advisor and (ii) U.S. Bancorp options and restricted stock.

     There are generally no differences between the methods used to determine compensation with respect to the Funds and the Other Accounts shown in the table below.

OWNERSHIP OF FUND SHARES

     The following table indicates as of June 30, 2007 the value, within the indicated range, of shares beneficially owned by the portfolio managers in each Fund they manage. For purposes of this table, the following letters indicate the range listed next to each letter:

     A - $0
     B - $1 - $10,000
     C - $10,001 - $50,000
     D - $50,001 - $100,000
     E - $100,001 - $500,000
     F - $500,001 - $1,000,000
     G - More than $1 million

                                                                                OWNERSHIP IN FUND
PORTFOLIO MANAGER     FUND                                   OWNERSHIP IN FUND       COMPLEX
-----------------     -------------------------------------  -----------------  -----------------
Christopher L. Drahn  California Intermediate Tax Free Fund          A                  F
                      California Tax Free Fund                       A
                      Colorado Intermediate Tax Free Fund            A
                      Colorado Tax Free Fund                         A
                      Intermediate Tax Free Fund                     A
                      Minnesota Intermediate Tax Free Fund           A
                      Minnesota Tax Free Fund                        A
                      Missouri Tax Free Fund                         A
                      Nebraska Tax Free Fund                         A
                      Ohio Tax Free Fund                             A
                      Oregon Intermediate Tax Free Fund              A
                      Short Tax Free Fund                            A
                      Tax Free Fund                                  A

Jeffrey J. Ebert      Core Bond Fund                                 C                  D
                      Intermediate Term Bond Fund                    A
                      Total Return Bond Fund                         A

John T. Fruit         High Income Bond Fund                          D                  E

Michael S. Hamilton   Arizona Tax Free Fund                          A                  D
                      California Intermediate Tax Free Fund          A
                      California Tax Free Fund                       A
                      Ohio Tax Free Fund                             A
                      Oregon Intermediate Tax Free Fund              A

Gregory A. Hanson     High Income Bond Fund                          A                  E

Wan-Chong Kung        Core Bond Fund                                 D                  E
                      Inflation Protected Securities Fund            A
                      Intermediate Government Bond Fund              A
                      Intermediate Term Bond Fund                    A
                      Total Return Bond Fund                         A

Chris J. Neuharth     Core Bond Fund                                 D                  E
                      Short Term Bond Fund                           A
                      Total Return Bond Fund                         A
                      U.S. Government Mortgage Fund                  A

Marie A. Newcome      Short Term Bond Fund                           A                  C

Jason J. O'Brien      U.S. Government Mortgage Fund                  A                  E

Timothy A. Palmer     Core Bond Fund                                 A                  A
                      Total Return Bond Fund                         A

Linda M. Sauber       Inflation Protected Securities Fund            A                  D
                      Intermediate Government Bond Fund              A

Michael L. Welle      Colorado Intermediate Tax Free Fund            A                  B

                                                                                OWNERSHIP IN FUND
PORTFOLIO MANAGER     FUND                                   OWNERSHIP IN FUND       COMPLEX
-----------------     -------------------------------------  -----------------  -----------------
                      Colorado Tax Free Fund                         A
                      Nebraska Tax Free Fund                         A
                      Short Tax Free Fund                            A

Douglas J. White      Arizona Tax Free Fund                          A                  E
                      Intermediate Tax Free Fund                     A
                      Minnesota Intermediate Tax Free Fund           A
                      Minnesota Tax Free Fund                        A
                      Missouri Tax Free Fund                         A
                      Tax Free Fund                                  A

               PORTFOLIO TRANSACTIONS AND ALLOCATION OF BROKERAGE

     Decisions with respect to which securities are to be bought or sold, the total amount of securities to be bought or sold, the broker-dealer with or through which the securities transactions are to be effected and the commission rates applicable to the trades are made by the Advisor.

     In selecting a broker-dealer to execute securities transactions, the Advisor considers a variety of factors, including the execution capability, financial responsibility and responsiveness of the broker-dealer in seeking best price and execution. Subject to the satisfaction of its obligation to seek best execution, other factors the Advisor may consider include a broker-dealer's access to initial public offerings and the nature and quality of any brokerage and research products and services the broker-dealer provides. However, the Advisor may cause the Funds to pay a broker-dealer a commission in excess of that which another broker-dealer might have charged for effecting the same transaction (a practice commonly referred to as "paying up"). However, the Advisor may cause the Funds to pay up in recognition of the value of brokerage and research products and services provided to the Advisor by the broker-dealer. The broker-dealer may directly provide such products or services to the Advisor or purchase them form a third party and provide them to the Advisor. In such cases, the Funds are in effect paying for the brokerage and research products and services in so-called "soft-dollars". However, the Advisor will authorize the Funds to pay an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged only if the Advisor determined in good faith that the amount of such commission was reasonable in relation to the value of the brokerage and research products and services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Advisor with respect to the managing its accounts.

     The types of research products and services the Advisor receives include economic analysis and forecasts, financial market analysis and forecasts, industry and company specific analysis, interest rate forecasts, and other services that assist in the investment decision making process. Research products and services are received primarily in the form of written reports, computer-generated services, telephone contacts and personal meetings with security analysts. Research services may also be provided in the form of meetings arranged with corporate and industry spokespersons or may be generated by third parties but are provided to the Advisor by, or through, broker-dealers.

     The research products and services the Advisor receives from broker-dealers are supplemental to, and do not necessarily reduce, the Advisor's own normal research activities. As a practical matter, however, it would be impossible for the Advisor to generate all of the information presently provided by broker-dealers. The expenses of the Advisor would be materially increased if they attempted to generate such additional information through their own staffs. To the extent that the Advisor could use cash to purchase many of the brokerage and research products and services received for allocating securities transactions to broker-dealers, the Advisor are relieved of expenses that they might otherwise bear when such services are provided by broker-dealers.

     As a general matter, the brokerage and research products and services the Advisor receive from broker-dealers are used to service all of their respective accounts. However, any particular brokerage and research product or service may not be used to service each and every client account, and may not benefit the particular accounts that generated the brokerage commissions. For example, equity commissions may pay for brokerage and research products and services utilized in managing fixed income accounts.

     In some cases, the Advisor may receive brokerage or research products or services that are used for both brokerage or research purposes and other purposes, such as accounting, record keeping, administration or marketing. In such cases, the Advisor will make a good faith effort to decide the relative proportion of the cost of such products or services used for non-brokerage or research purposes and will pay for such portion from its own funds. In such circumstance, the Advisor has a conflict of interest in making such decisions.

     Many of the Funds' portfolio transactions involve payment of a brokerage commission by the appropriate Fund. In some cases, transactions are with dealers or issuers who act as principal for their own accounts and not as brokers. Transactions effected on a principal basis, other than certain transactions effected on a so-called riskless principal basis, are made without the payment of brokerage commissions but at net prices which usually include a spread or markup. In effecting transactions in over-the-counter securities, the Funds typically deal with market makers unless it appears that better price and execution are available elsewhere.

     It is expected that International Fund will purchase most foreign equity securities in the over-the-counter markets or stock exchanges located in the countries in which the respective principal offices of the issuers of the various securities are located if that is the best available market. The fixed commission paid in connection with most such foreign stock transactions generally is higher than negotiated commissions on United States transactions. There generally is less governmental supervision and regulation of foreign stock exchanges than in the United States. Foreign securities settlements may in some instances be subject to delays and related administrative uncertainties.

     Foreign equity securities may be held in the form of American Depositary Receipts, or ADRs, European Depositary Receipts, or EDRs, or securities convertible into foreign equity securities. ADRs and EDRs may be listed on stock exchanges or traded in the over-the-counter markets in the United States or overseas. The foreign and domestic debt securities and money market instruments in which the Funds may invest are generally traded in the over-the-counter markets.

     The Funds do not effect any brokerage transactions in their portfolio securities with any broker or dealer affiliated directly or indirectly with the Advisor or Distributor unless such transactions, including the frequency thereof, the receipt of commission payable in connection therewith, and the selection of the affiliated broker or dealer effecting such transactions are not unfair or unreasonable to the shareholders of the Funds, as determined by the Board of Directors. Any transactions with an affiliated broker or dealer must be on terms that are both at least as favorable to the Funds as the Funds can obtain elsewhere and at least as favorable as such affiliated broker or dealer normally gives to others.

     When two or more clients of the Advisor are simultaneously engaged in the purchase or sale of the same security, the prices and amounts are allocated in a manner considered by the Advisor to be equitable to each client. In some cases, this system could have a detrimental effect on the price or volume of the security as far as each client is concerned. In other cases, however, the ability of the clients to participate in volume transactions may produce better executions for each client.

     The following table sets forth the aggregate brokerage commissions paid by certain of the Funds during the fiscal year ended September 30, 2005, the fiscal period ended June 30, 2006, and the fiscal year ended June 30, 2007:

                                              FISCAL YEAR         FISCAL PERIOD      FISCAL YEAR
                                                 ENDED                ENDED             ENDED
                                          SEPTEMBER 30, 2005      JUNE 30, 2006     JUNE 30, 2007
                                          ------------------   ------------------   -------------
Core Bond Fund                                   $9,126              $ 3,545           $ 1,352
High Income Bond Fund                                26               15,449            36,147
Inflation Protected Securities Fund (1)             335                  331             8,805
Intermediate Government Bond Fund                   172                   --                --
Intermediate Term Bond Fund                       6,001                2,029             1,775
Short Term Bond Fund                                  0                   --             1,131
Total Return Bond Fund                              309                6,363            37,148
U.S. Government Mortgage Fund                     1,010                   --               342
Arizona Tax Free Fund                                --                   --                --
California Intermediate Tax Free Fund                --                   --                --
California Tax Free Fund                             --                   --                --
Colorado Intermediate Tax Free Fund                  --                   --                --
Colorado Tax Free Fund                               --                   --                --
Intermediate Tax Free Fund                           --                   --                --
Minnesota Intermediate Tax Free Fund                 --                   --                --
Minnesota Tax Free Fund                              --                   --                --

Missouri Tax Free Fund                               --                   --                --
Nebraska Tax Free Fund                               --                   --                --
Ohio Tax Free Fund                                   --                   --                --

                                              FISCAL YEAR          FISCAL YEAR      FISCAL PERIOD
                                                 ENDED                ENDED             ENDED
                                          SEPTEMBER 30, 2004   SEPTEMBER 30, 2005   JUNE 30, 2006
                                          ------------------   ------------------   -------------
Oregon Intermediate Tax Free Fund                    --                   --                --
Short Tax Free Fund                                  --                   --                --
Tax Free Fund                                        --                   --                --

----------
--   No commissions paid.

(1)  Commenced operations October 1, 2004.

     At June 30, 2007, certain Funds held the securities of their "regular brokers or dealers" as follows:

                                 REGULAR BROKER OR DEALER   AMOUNT OF SECURITIES HELD
FUND                                ISSUING SECURITIES            BY FUND (000)          TYPE OF SECURITIES
----                             ------------------------   -------------------------   ---------------------
Core Bond                        Merrill Lynch                      $ 9,491             Corporate Obligations
                                 Morgan Stanley                      15,119             Corporate Obligations

Inflation Protected Securities   Merrill Lynch                      $ 1,477             Corporate Obligations

Intermediate Term Bond           CS First Boston                    $ 6,112             Corporate Obligations
                                 Merrill Lynch                        4,859             Corporate Obligations
                                 Morgan Stanley                       6,491             Corporate Obligations

Short Term Bond                  Goldman Sachs                      $ 2,637             Corporate Obligations
                                 Morgan Stanley                       3,871             Corporate Obligations

Total Return Bond                Merrill Lynch                      $ 2,448             Corporate Obligations
                                 Morgan Stanley                       5,330             Corporate Obligations

                                  CAPITAL STOCK

     Each share of each Fund's $.01 par value common stock is fully paid, nonassessable, and transferable. Shares may be issued as either full or fractional shares. Fractional shares have pro rata the same rights and privileges as full shares. Shares of the Funds have no preemptive or conversion rights.

     Each share of a Fund has one vote. On some issues, such as the election of directors, all shares of all FAIF Funds vote together as one series. The shares do not have cumulative voting rights. On issues affecting only a particular Fund, the shares of that Fund will vote as a separate series. Examples of such issues would be proposals to alter a fundamental investment restriction pertaining to a Fund or to approve, disapprove or alter a distribution plan.

     The Bylaws of FAIF provide that annual shareholders meetings are not required and that meetings of shareholders need only be held with such frequency as required under Minnesota law and the 1940 Act.

     As of October 8, 2007, the directors and officers of FAIF as a group owned less than 1% of each Fund's outstanding shares and the Funds were aware that the following persons owned of record 5% or more of the outstanding shares of each class of stock of the Funds:

                                             PERCENTAGE OF OUTSTANDING SHARES
                                      -----------------------------------------------
                                      CLASS A   CLASS B   CLASS C   CLASS Y   CLASS R
                                      -------   -------   -------   -------   -------
ARIZONA TAX FREE

UBS FINANCIAL SERVICES INC. FBO        13.23%
ROBERT W MOORE MGR
TAYLOR TRUST FARMS LLC
A PARTNERSHIP
PO BOX 128
WADDELL AZ 85355-0128

RAMESH C PATRI                          5.15%
4733 E QUARTZ MOUNTAIN RD
PARADISE VLY AZ 85253-3202

WILLIAM BLAIR & CO LLC                                     15.83%
LEE H BROWN
222 WEST ADAMS STREET
CHICAGO IL 60606-5312

UBS FINANCIAL SERVICES INC. FBO                            13.68%
SARABELLE B STEELE TTEE
THOMAS A STEELE III TTEE
U/A DTD 4/24/2001
10015 W ROYAL OAK RD APT 123
SUN CITY AZ 85351-3115

UBS FINANCIAL SERVICES INC. FBO                            10.04%
LOIS ANNE DOYLE TTEE
LOIS ANNE DOYLE TRUST
U/A DTD 07/21/94
9608 W PINERIDGE DR
SUN CITY AZ 85351-2443

WELLS FARGO INVESTMENTS LLC                                 8.09%
625 MARQUETTE AVE S 13TH FLOOR
MINNEAPOLIS MN 55402-2308

LPL FINANCIAL SERVICES                                      7.95%
9785 TOWNE CENTRE DRIVE
SAN DIEGO CA 92121-1968

FIRST CLEARING, LLC                                         6.90%
DONALD L FLAMM REV TRUST TRUST
DONALD L FLAMM TTEE
6115 LINCOLN DR APT 355
EDINA MN  55436-1630

BAND & CO                                                            60.57%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

WASHINGTON & CO                                                      23.33%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

CAPINCO                                                              15.65%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

CALIFORNIA INTERMEDIATE TAX FREE

                                             PERCENTAGE OF OUTSTANDING SHARES
                                      -----------------------------------------------
                                      CLASS A   CLASS B   CLASS C   CLASS Y   CLASS R
                                      -------   -------   -------   -------   -------
MERRILL LYNCH PIERCE FENNER            39.63%
& SMITH SAFEKEEPING
ATTN PHYSICAL TEAM
4800 DEER LAKE DR E
JACKSONVILLE FL 32246-6484

US BANCORP INVESTMENTS INC.             6.70%
60 LIVINGSTON AVENUE
SAINT PAUL MN 55107-2292

US BANCORP INVESTMENTS INC.             5.90%
60 LIVINGSTON AVENUE
SAINT PAUL MN 55107-2292

BAND & CO                                                            83.21%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

WASHINGTON & CO                                                      16.59%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

CALIFORNIA TAX FREE

US BANCORP INVESTMENTS INC             13.45%
60 LIVINGSTON AVE
SAINT PAUL MN 55107-2292

US BANCORP INVESTMENTS INC              7.49%
60 LIVINGSTON AVE
SAINT PAUL MN 55107-2292

US BANCORP INVESTMENTS INC                                 21.80%
60 LIVINGSTON AVE
SAINT PAUL MN 55107-2292

US BANCORP INVESTMENTS INC                                 21.46%
60 LIVINGSTON AVE
SAINT PAUL MN 55107-2292

CHARLES SCHWAB & CO INC                                     9.06%
SPECIAL CUSTODY ACCT
FBO CUSTOMERS
ATTN MUTUAL FUNDS
101 MONTGOMERY ST
SAN FRANCISCO CA 94104-4151

PERSHING LLC                                                7.25%
PO BOX 2052
JERSEY CITY NJ 07303-2052

LPL FINANCIAL SERVICES                                      7.25%
9785 TOWNE CENTRE DR
SAN DIEGO CA 92121-1968

H&R BLOCK FINANCIAL ADVISORS                                5.79%
DIME BUILDING
719 GRISWOLD ST STE 1700
DETROIT MI 48226-3318

                                             PERCENTAGE OF OUTSTANDING SHARES
                                      -----------------------------------------------
                                      CLASS A   CLASS B   CLASS C   CLASS Y   CLASS R
                                      -------   -------   -------   -------   -------
BAND & CO                                                            75.45%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

WASHINGTON & CO                                                      14.16%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

CAPINCO                                                               9.35%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

COLORADO INTERMEDIATE TAX FREE

U.S. BANCORP INVESTMENTS INC.           9.22%
60 LIVINGSTON AVENUE
ST PAUL MN 55107-2292

U.S. BANCORP INVESTMENTS INC.           8.02%
60 LIVINGSTON AVENUE
ST PAUL MN 55107-2292

BAND & CO                                                            79.69%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

WASHINGTON & CO                                                      17.77%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

COLORADO TAX FREE

UBS FINANCIAL SERVICES INC.             7.90%
RICHARD L MONFORT TTEE
WALKER LEE MONFORT TRUST I
U/A DTD 10/17/86
3519 HOLMAN CT
GREELEY CO 80631-9428

UBS FINANCIAL SERVICES INC. FBO         7.56%
RICHARD L MONFORT TTEE
LYNDSEY MEEKER TRUST I
U/A DTD 04/20/86
3519 HOLMAN CT
GREELEY CO 80631-9428

US BANCORP INVESTMENTS INC              5.35%
60 LIVINGSTON AVE
SAINT PAUL MN 55107-2292

UBS FINANCIAL SERVICES INC FBO                              8.19%
M B E LIMITED PARTNERSHIP
C/O DON DITMARS
A PARTNERSHIP
PO BOX 126
CASTLE ROCK CO 80104-0126

UBS FINANCIAL SERVICES INC. FBO                             7.09%
ESTATE OF GOLDYE RADETSKY
7425 E PEAKVIEW AVE
C/O SUSAN H MOORE
ENGLEWOOD CO 80111-6703

                                             PERCENTAGE OF OUTSTANDING SHARES
                                      -----------------------------------------------
                                      CLASS A   CLASS B   CLASS C   CLASS Y   CLASS R
                                      -------   -------   -------   -------   -------
BAND & CO                                                            67.78%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

NFS LLC FEBO                                                         19.00%
ALLIANCE BANK NA
ALLIANCE BANK TRUST DEPARTMENT
160 MAIN ST
ONEIDA NY 13421-1629

WASHINGTON & CO                                                       6.82%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

CAPINCO                                                               6.39%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

CORE BOND

ORCHARD TRUST CO LLC TRUSTEE/C          8.54%
FBO RETIREMENT PLANS
8515 E ORCHARD RD 2T2
GREENWOOD VLG CO 80111-5002

ORCHARD TRUST CO LLC TRUSTEE/C                             13.36%
FBO RETIREMENT PLANS
8515 E ORCHARD RD 2T2
GREENWOOD VLG CO 80111-5002

MERRILL LYNCH PIERCE FENNER                                 6.28%
& SMITH SAFEKEEPING
ATTN PHYSICAL TEAM
4800 DEER LAKE DR E
JACKSONVILLE FL 32246-6484

BAND & CO                                                            61.88%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

WASHINGTON & CO                                                      11.36%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

CAPINCO                                                              10.98%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

ORCHARD TRUST CO LLC TRUSTEE/C                                        7.70%
FBO RETIREMENT PLANS
8515 E ORCHARD RD 2T2
GREENWOOD VLG CO 80111-5002

US BANK CUST                                                          5.87%
US BANCORP CAP
U/A 01-01-1984
60 LIVINGSTON AVE
SAINT PAUL MN 55107-2575

                                             PERCENTAGE OF OUTSTANDING SHARES
                                      -----------------------------------------------
                                      CLASS A   CLASS B   CLASS C   CLASS Y   CLASS R
                                      -------   -------   -------   -------   -------
MG TRUST CO TTEE                                                               50.52%
CSP MANAGEMENT INC
700 17TH ST STE 300
DENVER CO 80202-3531

MG TRUST                                                                       21.18%
SHUMATE TRI-CITY LLC
700 17TH ST STE 300
DENVER CO 80202-3531

INTERNATIONAL CLEARING TRUST CO                                                14.36%
TR AMERICAN MEDICAL
IDENTIFICATIONS LTD LLP PSP
6940 COLUMBIA GATEWAY DR STE 200
COLUMBIA MD 21046-2876

MG TRUST CO CUST FBO                                                            7.27%
JACK BALLARD
700 17TH ST STE 300
DENVER CO 80202-3531

HIGH INCOME BOND

BAND & CO                                                            73.46%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

WASHINGTON & CO                                                      14.86%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

CAPINCO                                                              10.51%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

KEN D WRUK                                                                     54.59%
W4278 SOUTHLAND RD
LAKE GENEVA WI 53147-3957

U S BANCORP INVESTMENTS INC                                                    34.59%
60 LIVINGSTON AVE
SAINT PAUL MN 55107-2292

MG TRUST CO CUST FBO                                                            7.89%
JOHNSON-QUAID VENTURES LLC DB
700 17TH ST STE 300
DENVER CO 80202-3531

INFLATION PROTECTED SECURITIES

US BANCORP INVESTMENTS INC             10.90%
60 LIVINGSTON AVE
SAINT PAUL MN 55107-2292

US BANCORP INVESTMENTS INC              6.02%
60 LIVINGSTON AVE
SAINT PAUL MN 55107-2292

                                             PERCENTAGE OF OUTSTANDING SHARES
                                      -----------------------------------------------
                                      CLASS A   CLASS B   CLASS C   CLASS Y   CLASS R
                                      -------   -------   -------   -------   -------
JOYCE M LIBRA TRUST                                        20.62%
JOYCE M LIBRA TR
U/A 01/22/1997
515 7TH AVE NE
PINE CITY MN 55063-1167

US BANCORP INVESTMENTS INC                                 17.01%
60 LIVINGSTON AVE
SAINT PAUL MN 55107-2292

US BANCORP INVESTMENTS INC                                 14.28%
60 LIVINGSTON AVE
SAINT PAUL MN 55107-2292

US BANCORP INVESTMENTS INC                                 12.14%
60 LIVINGSTON AVE
SAINT PAUL MN 55107-2292

MERRILL LYNCH PIERCE FENNER                                 7.68%
& SMITH SAFEKEEPING
ATTN PHYSICAL TEAM
4800 DEER LAKE DR E
JACKSONVILLE FL 32246-6484

BAND & CO                                                            67.49%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

WASHINGTON & CO                                                      15.25%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

CAPINCO                                                              13.39%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

PIMS/PRUDENTIAL RETIREMENT                                                     99.88%
AS NOMINEE FOR THE TTEE/CUST PL 007
PBC MANAGEMENT, INC.
1148 BROADWAY
3RD FLOOR MAIN OFFICE
COLUMBUS GA 31901

INTERMEDIATE GOVERNMENT BOND

LPL FINANCIAL SERVICES                 38.01%
9785 TOWNE CENTRE DR
SAN DIEGO CA 92121-1968

US BANCORP INVESTMENTS INC             11.99%
60 LIVINGSTON AVE
SAINT PAUL MN 55107-2292

US BANCORP INVESTMENTS INC             10.22%
60 LIVINGSTON AVE
SAINT PAUL MN 55107-2292

NFS LLC FEBO                            5.69%
NOELCO CO
A PARTNERSHIP
PO BOX 380
EL DORADO AR 71731-0380

                                             PERCENTAGE OF OUTSTANDING SHARES
                                      -----------------------------------------------
                                      CLASS A   CLASS B   CLASS C   CLASS Y   CLASS R
                                      -------   -------   -------   -------   -------
US BANK CUST                                                         33.56%
US BANCORP CAP
U/A 01-01-1984
60 LIVINGSTON AVE
SAINT PAUL MN 55101-2672

BAND & CO                                                            30.28%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

WASHINGTON & CO                                                      19.60%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

CAPINCO                                                              15.71%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

INTERMEDIATE TAX FREE

UNIFIED TRUST COMPANY NA                7.35%
OMNIBUS TRUST
2353 ALEXANDRIA DR STE 100
LEXINGTON KY 40504-3208

ROBERT W BAIRD & CO. INC.               5.52%
777 EAST WISCONSIN AVENUE
MILWAUKEE WI 53202-5300

BAND & CO                                                            60.84%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

WASHINGTON & CO                                                      31.45%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

CAPINCO                                                               7.30%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

INTERMEDIATE TERM BOND

ORCHARD TRUST CO LLC TRUSTEE/C         12.93%
FBO RETIREMENT PLANS
8515 E ORCHARD RD 2T2
GREENWOOD VLG CO 80111-5002

BAND & CO                                                            51.00%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

CAPINCO                                                              23.23%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

WASHINGTON & CO                                                      15.87%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

                                             PERCENTAGE OF OUTSTANDING SHARES
                                      -----------------------------------------------
                                      CLASS A   CLASS B   CLASS C   CLASS Y   CLASS R
                                      -------   -------   -------   -------   -------
MINNESOTA INTERMEDIATE TAX FREE

ALFRED P GALE                           7.24%
2350 HIGHLAND RD
MAPLE PLAIN, MN 55359-9570

BAND & CO                                                            92.04%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

MINNESOTA TAX FREE

MERRILL LYNCH PIERCE FENNER                                 6.96%
& SMITH SAFEKEEPING
ATTN PHYSICAL TEAM
4800 DEER LAKE DR E
JACKSONVILLE FL 32246-6484

BAND & CO                                                            87.51%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

UBS FINANCIAL SERVICES INC.                                           5.51%
FBO JANE N MOOTY & JOHN W MOOTY
TR JANE N MOOTY REV TRUST
U/A DTD 02/18/91
8106 HIGHWOOD DR, APT Y232
BLOOMINGTON MN 55438-1054

MISSOURI TAX FREE

PERSHING LLC                                               38.23%
P O BOX 2052
JERSEY CITY NJ 07303-2052

U.S. BANCORP INVESTMENTS INC.                              21.60%
100 SOUTH FIFTH STREET SUITE 1400
MINNEAPOLIS MN 55402-1217

U.S. BANCORP INVESTMENTS INC.                              16.29%
60 LIVINGSTON AVE
SAINT PAUL MN 55107-2292

CO FBO                                                      7.43%
MILDRED W ROBERTS
512 E 109TH TER
KANSAS CITY MO 64131-4003

U.S. BANCORP INVESTMENTS INC.                               5.40%
60 LIVINGSTON AVE
SAINT PAUL MN 55107-2292

BAND & CO                                                            81.91%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

WASHINGTON & CO                                                      15.95%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

                                             PERCENTAGE OF OUTSTANDING SHARES
                                      -----------------------------------------------
                                      CLASS A   CLASS B   CLASS C   CLASS Y   CLASS R
                                      -------   -------   -------   -------   -------
NEBRASKA TAX FREE

RICHARD H WARMAN                       15.24%
TOD
4641 N 56TH ST
LINCOLN NE 68504-1716

RBC DAIN RAUSCHER FBO                  13.87%
J. JOHN GRAINGER
2929 VAN DORN ST
LINCOLN NE 68502-4261

UBATCO & CO                            13.31%
ATTN TRUST OPERATIONS
PO BOX 82535
LINCOLN NE 68501-2535

UBS FINANCIAL SERVICES INC.             5.26%
FBO    LUDIE JACOBBERGER TTEE
FBO JACOBBERGER LVG TRUST
391015112 N 33RD ST
OMAHA NE 68111-1627

A G EDWARDS & SONS INC                                     15.83%
W J & S A MOHANNA TTEE
WILLIAM J MOHANNA TR
1 N JEFFERSON AVE
SAINT LOUIS MO 63103-2287

U.S. BANCORP INVESTMENTS INC.                              14.21%
60 LIVINGSTON AVE
SAINT PAUL MN 55107-2292

MERRILL LYNCH PIERCE FENNER                                10.18%
& SMITH SAFEKEEPING
ATTN PHYSICAL TEAM
4800 DEER LAKE DR E
JACKSONVILLE FL 32246-6484

PERSHING LLC                                                8.43%
PO BOX 2052
JERSEY CITY NJ 07303-2052

WELLS FARGO INVESTMENTS LLC                                 6.56%
625 MARQUETTE AVE S 13TH FLOOR
MINNEAPOLIS MN 55402-2308

BAND & CO                                                            82.05%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

WASHINGTON & CO                                                       9.79%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

CAPINCO                                                               6.25%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

OHIO TAX FREE

                                             PERCENTAGE OF OUTSTANDING SHARES
                                      -----------------------------------------------
                                      CLASS A   CLASS B   CLASS C   CLASS Y   CLASS R
                                      -------   -------   -------   -------   -------
U.S. BANCORP INVESTMENTS INC.          30.80%
60 LIVINGSTON AVE
SAINT PAUL MN 55107-2292

NFS LLC FEBO                           25.37%
FIRST FINANCIAL BANK
TRUST OPERATIONS
300 HIGH ST FL 2
HAMILTON OH 45011-6078

U.S. BANCORP INVESTMENTS INC.           8.08%
60 LIVINGSTON AVE
SAINT PAUL MN 55107-2292

U.S. BANCORP INVESTMENTS INC.           6.69%
60 LIVINGSTON AVE
SAINT PAUL MN 55107-2292

U.S. BANCORP INVESTMENTS INC.           5.85%
60 LIVINGSTON AVE
SAINT PAUL MN 55107-2292

U.S. BANCORP INVESTMENTS INC.                              67.17%
60 LIVINGSTON AVE
SAINT PAUL MN 55107-2292

PERSHING LLC                                               27.92%
PO BOX 2052
JERSEY CITY NJ 07303-2052

BAND & CO                                                            82.61%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

CAPINCO                                                              15.86%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

OREGON INTERMEDIATE TAX FREE
U.S. BANCORP INVESTMENTS INC.          10.72%
60 LIVINGSTON AVE
SAINT PAUL MN 55107-2292

WILLIAM L MAINWARING                    7.92%
1090 SOUTHRIDGE PL S
SALEM OR 97302-5947

U.S. BANCORP INVESTMENTS INC.           6.46%
60 LIVINGSTON AVE
SAINT PAUL MN 55107-2292

BAND & CO                                                            49.69%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

WASHINGTON & CO                                                      47.81%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

SHORT TAX FREE

U.S. BANCORP INVESTMENTS INC.          26.23%
60 LIVINGSTON AVE
SAINT PAUL MN 55107-2292

                                             PERCENTAGE OF OUTSTANDING SHARES
                                      -----------------------------------------------
                                      CLASS A   CLASS B   CLASS C   CLASS Y   CLASS R
                                      -------   -------   -------   -------   -------
U.S. BANCORP INVESTMENTS INC.          17.04%
60 LIVINGSTON AVE
SAINT PAUL MN 55107-2292

U.S. BANCORP INVESTMENTS INC.           6.27%
60 LIVINGSTON AVE
SAINT PAUL MN 55107-2292

U.S. BANCORP INVESTMENTS INC.           5.52%
60 LIVINGSTON AVE
SAINT PAUL MN 55107-2292

BAND & CO                                                            52.44%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

WASHINGTON & CO                                                      41.67%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

CAPINCO                                                               5.56%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

SHORT TERM BOND

BAND & CO                                                            52.81%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

CAPINCO                                                              26.43%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

WASHINGTON & CO                                                      13.96%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

TAX FREE

NFS LLC FEBO                                                8.15%
IONE R DILLEY TTEE
KENNETH P DILLEY REVOC TRUST
U/A 4/8/97
13731 HICKMAN RD #3202
URBANDALE IA 50323-2197

RAYMOND JAMES & ASSOC INC                                   8.12%
FBO STEVENS-WHALEY
880 CARILLON PKWY
ST PETERSBURG FL 33716-1100

FIRST CLEARING LLC                                          6.20%
ETHEL PEDERSON TRUST
ETHEL PEDERSON TTEE
3710 PROVIDENCE POINT DR SE APT 206
ISSAQUAH WA 98029-7231

BAND & CO                                                            78.87%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

                                             PERCENTAGE OF OUTSTANDING SHARES
                                      -----------------------------------------------
                                      CLASS A   CLASS B   CLASS C   CLASS Y   CLASS R
                                      -------   -------   -------   -------   -------
WASHINGTON & CO                                                      13.80%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

CAPINCO                                                               6.60%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

TOTAL RETURN BOND

RBC DAIN RAUSCHER FBO                             5.80%
TONY GOODMAN
3 CEDRO PL
DALLAS TX 75230-3000

U.S. BANCORP INVESTMENTS INC.                     5.56%
60 LIVINGSTON AVE
SAINT PAUL MN 55107-2292

CHARLES SCHWAB & CO INC                                     8.40%
SPECIAL CUSTODY ACCT FBO
CUSTOMERS ATTN MUTUAL FUNDS
101 MONTGOMERY ST
SAN FRANCISCO CA 94104-4151

U.S. BANCORP INVESTMENTS INC.                               6.43%
60 LIVINGSTON AVE
SAINT PAUL MN 55107-2292

BAND & CO                                                            52.38%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

CAPINCO                                                              34.83%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

WASHINGTON & CO                                                      11.05%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

MG TRUST CO CUST FBO                                                           69.65%
OMAHA NEON SIGN INC
700 17TH ST STE 300
DENVER CO 80202-3531

MG TRUST CO CUST FBO                                                            8.84%
WATERMAN EXECUTIVE SEARCH
700 17TH ST STE 300
DENVER CO 80202-3531

MG TRUST CO CUST FBO                                                            7.76%
MARACOM CORP
700 17TH ST STE 300
DENVER CO 80202-3531

U.S. GOVERNMENT MORTGAGE

                                             PERCENTAGE OF OUTSTANDING SHARES
                                      -----------------------------------------------
                                      CLASS A   CLASS B   CLASS C   CLASS Y   CLASS R
                                      -------   -------   -------   -------   -------
ORCHARD TRUST CO LLC TRUSTEE/C          5.91%
FBO RETIREMENT PLANS
8515 E ORCHARD RD 2T2
GREENWOOD VLG CO 80111-5002

BAND & CO                                                            67.21%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

CAPINCO                                                              17.12%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

WASHINGTON & CO                                                      11.43%
C/O US BANK
PO BOX 1787
MILWAUKEE WI 53201-1787

JOSEPH ZENGER FBO                                                              27.15%
ZENGER GROUP INC 401K PSP
& TRUST
525 HERTEL AVE
BUFFALO NY 14207-2305

STEVE BARNES FBO                                                               20.73%
BARNES FIRM 401K PSP
& TRUST
17 COURT STREET SUITE 700
BUFFALO NY 14202-3204

MICHAEL J NEARY FBO                                                            14.48%
PICTOMETRY INTERNATIONAL CORP
401 K PROFIT SHARING PLAN & TRUST
100 TOWN CENTER DRIVE SUITE A
ROCHESTER NY 14623-4260

COUNSEL TRUST DBA MID ATLANTIC                                                  5.49%
TRUST COMPANY FBO
CONCRETE PRODUCTS OF THE PALM
401 K PROFIT SHARING PLAN & TRUST
336 FOURTH AVENUE
PITTSBURGH PA 15222-2011

                    NET ASSET VALUE AND PUBLIC OFFERING PRICE

     The public offering price of the shares of a Fund generally equals the Fund's net asset value plus any applicable sales charge. A summary of any applicable sales charge assessed on Fund share purchases is set forth in the Funds' Prospectuses. The public offering price of the Class A Shares of the Bond Funds and Tax Free Funds as of June 30, 2007 was as set forth below. Please note that the public offering prices of Class B, Class C, Class Y and Class R Shares are the same as net asset value since no sales charges are imposed on the purchase of such shares.

                                        PUBLIC OFFERING PRICE
FUND                                           CLASS A
----                                    ---------------------
Core Bond Fund                                  $11.27
High Income Bond Fund                            10.04
Inflation Protected Securities Fund               9.85

                                        PUBLIC OFFERING PRICE
FUND                                           CLASS A
----                                    ---------------------
Intermediate Government Bond Fund                 8.18
Intermediate Term Bond Fund                       9.95
Short Term Bond Fund                             10.13
Total Return Bond Fund                           10.27
U.S. Government Mortgage Fund                    10.67
Arizona Tax Free Fund                            11.27
California Intermediate Tax Free Fund            10.30
California Tax Free Fund                         11.47
Colorado Intermediate Tax Free Fund              10.57
Colorado Tax Free Fund                           11.08
Intermediate Tax Free Fund                       10.87
Minnesota Intermediate Tax Free Fund             10.06
Minnesota Tax Free Fund                          11.42
Missouri Tax Free Fund                           12.24
Nebraska Tax Free Fund                           10.76
Ohio Tax Free Fund                               10.65
Oregon Intermediate Tax Free Fund                 9.94
Short Tax Free Fund                               9.92
Tax Free Fund                                    11.25

     The net asset value of each Fund's shares is determined on each day during which the New York Stock Exchange (the "NYSE") is open for business. The NYSE is not open for business on the following holidays (or on the nearest Monday or Friday if the holiday falls on a weekend): New Year's Day, Martin Luther King, Jr. Day, Washington's Birthday (observed), Good Friday, Memorial Day (observed), Independence Day, Labor Day, Thanksgiving Day and Christmas Day. Each year the NYSE may designate different dates for the observance of these holidays as well as designate other holidays for closing in the future. To the extent that the securities held by a Fund are traded on days that the Fund is not open for business, such Fund's net asset value per share may be affected on days when investors may not purchase or redeem shares. This may occur, for example, where a Fund holds securities which are traded in foreign markets.

     On June 30, 2007, the net asset values per share for each class of shares of the Bond Funds and the Tax Free Funds were calculated as follows.

                                                            SHARES        NET ASSET
                                          NET ASSETS     OUTSTANDING   VALUE PER SHARE
                                        --------------   -----------   ---------------
CORE BOND FUND
   Class A                              $  102,723,550     9,524,202            $10.79
   Class B                                   9,634,195       900,219             10.70
   Class C                                   4,566,943       424,689             10.75
   Class R                                      65,039         6,018             10.81
   Class Y                               1,530,749,574   141,968,548             10.78

HIGH INCOME BOND FUND
   Class A                                  28,931,897     3,009,091              9.61
   Class B                                   4,814,553       503,044              9.57
   Class C                                   8,521,853       889,693              9.58
   Class R                                     186,049        19,077              9.75
   Class Y                                 232,998,041    24,219,685              9.62

INFLATION PROTECTED SECURITIES FUND
   Class A                                   2,711,831       287,496              9.43
   Class C                                     348,481        37,026              9.41
   Class R                                     822,028        87,158              9.43
   Class Y                                 273,311,495    28,978,987              9.43

INTERMEDIATE GOVERNMENT BOND FUND
   Class A                                   1,619,568       202,379              8.00
   Class Y                                  37,704,652     4,712,247              8.00

INTERMEDIATE TERM BOND FUND
   Class A                                  30,655,343     3,150,204              9.73
   Class Y                                 752,983,938    77,642,119              9.70

                                                            SHARES        NET ASSET
                                          NET ASSETS     OUTSTANDING   VALUE PER SHARE
                                        --------------   -----------   ---------------
SHORT TERM BOND FUND
   Class A                                  66,721,933     6,738,130              9.90
   Class Y                                 311,131,467    31,406,911              9.91

TOTAL RETURN BOND FUND
   Class A                                  13,198,150     1,342,623              9.83
   Class B                                   2,272,161       231,859              9.80
   Class C                                   1,792,400       183,338              9.78
   Class R                                     218,913        22,158              9.88
   Class Y                                 851,513,565    86,658,723              9.83

U.S. GOVERNMENT MORTGAGE FUND
   Class A                                  13,785,228     1,348,587             10.22
   Class B                                   4,920,249       480,489             10.24
   Class C                                   3,077,415       302,231             10.18
   Class R                                     203,796        19,963             10.21
   Class Y                                 133,959,508    13,102,765             10.22

ARIZONA TAX FREE FUND
   Class A                                   8,359,584       774,688             10.79
   Class C                                   1,540,812       142,951             10.78
   Class Y                                  19,328,808     1,790,177             10.80

CALIFORNIA INTERMEDIATE TAX FREE FUND
   Class A                                   6,226,596       618,485             10.07
   Class Y                                  52,965,701     5,249,891             10.09

CALIFORNIA TAX FREE FUND
   Class A                                  11,375,264     1,036,379             10.98
   Class C                                   1,506,553       137,100             10.99
   Class Y                                  24,835,543     2,262,070             10.98

COLORADO INTERMEDIATE TAX FREE FUND
   Class A                                   6,783,419       656,961             10.33
   Class Y                                  34,446,577     3,344,797             10.30

COLORADO TAX FREE FUND
   Class A                                   8,787,813       828,079             10.61
   Class C                                   2,888,492       272,697             10.59
   Class Y                                  13,476,432     1,267,677             10.63

INTERMEDIATE TAX FREE FUND
   Class A                                  29,687,088     2,793,885             10.63
   Class Y                                 554,617,520    52,297,502             10.61

MINNESOTA INTERMEDIATE TAX FREE FUND
   Class A                                  21,152,976     2,150,867              9.83
   Class Y                                 168,920,377    17,267,092              9.78

MINNESOTA TAX FREE FUND
   Class A                                 106,732,366     9,762,057             10.93
   Class C                                  14,220,871     1,305,971             10.89
   Class Y                                  56,181,239     5,145,096             10.92

MISSOURI TAX FREE FUND
   Class A                                  24,944,324     2,128,164             11.72
   Class C                                     517,923        44,310             11.69
   Class Y                                 130,644,357    11,140,891             11.73

NEBRASKA TAX FREE FUND
   Class A                                   7,090,931       688,320             10.30
   Class C                                   1,559,368       152,441             10.23
   Class Y                                  32,501,654     3,155,725             10.30

OHIO TAX FREE FUND
   Class A                                     808,103        79,246             10.20
   Class C                                     186,690        18,537             10.07
   Class Y                                  42,223,547     4,142,519             10.19

                                                            SHARES        NET ASSET
                                          NET ASSETS     OUTSTANDING   VALUE PER SHARE
                                        --------------   -----------   ---------------
OREGON INTERMEDIATE TAX FREE FUND
   Class A                                   7,895,534       812,309              9.72
   Class Y                                 109,356,759    11,246,465              9.72

SHORT TAX FREE FUND
   Class A                                   2,410,101       248,405              9.70
   Class Y                                 161,467,683    16,640,706              9.70

TAX FREE FUND
   Class A                                  37,760,229     3,506,512             10.77
   Class C                                   2,495,143       232,749             10.72
   Class Y                                 539,360,125    50,032,449             10.78

                                    TAXATION

     Each Fund intends to fulfill the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), to qualify as a regulated investment company. If so qualified, each Fund will not be liable for federal income taxes to the extent it distributes its taxable income to its shareholders.

     With respect to a Fund's investments in U.S. Treasury inflation protected securities and other inflation protected securities that accrue inflation into their principal value, the Fund will be required to treat as original issue discount any increase in the principal amount of the securities that occurs during the course of its taxable year. If the Fund purchases such inflation protected securities that are issued in stripped form either as stripped bonds or coupons, it will be treated as if it had purchased a newly issued debt instrument having original issue discount. Generally, the original issue discount equals the difference between the "stated redemption price at maturity" of the obligation and its "issue price" as those terms are defined in the Code. The Fund will be required to accrue as ordinary income a portion of such original issue discount even though it receives no cash currently as interest payment corresponding to the amount of the original issue discount. Because the Fund is required to distribute substantially all of its net investment income (including accrued original issue discount) in order to be taxed as a regulated investment company, it may be required to distribute an amount greater than the total cash income it actually receives. Accordingly, in order to make the required distributions, the Fund may be required to borrow or liquidate securities.

     If one of the Tax Free Funds disposes of a municipal obligation that it acquired after April 30, 1993 at a market discount, it must recognize any gain it realizes on the disposition as ordinary income (and not as capital gain) to the extent of the accrued market discount.

     Some of the investment practices that may be employed by the Funds will be subject to special provisions that, among other things, may defer the use of certain losses of such Funds, affect the holding period of the securities held by the Funds and, particularly in the case of transactions in or with respect to foreign currencies, affect the character of the gains or losses realized. These provisions may also require the Funds to mark-to-market some of the positions in their respective portfolios (i.e., treat them as closed out) or to accrue original discount, both of which may cause such Funds to recognize income without receiving cash with which to make distributions in amounts necessary to satisfy the distribution requirements for qualification as a regulated investment company and for avoiding income and excise taxes. Accordingly, in order to make the required distributions, a Fund may be required to borrow or liquidate securities. Each Fund will monitor its transactions and may make certain elections in order to mitigate the effect of these rules and prevent disqualification of the Funds as regulated investment companies.

     When a Fund lends portfolio securities to a borrower as described above in "Lending of Portfolio Securities," payments in lieu of dividends made by the borrower to the Fund will not constitute "qualified dividends" taxable at the same rate as long-term capital gains, even if the actual dividends would have constituted qualified dividends had the Fund held the securities. Such payments in lieu of dividends are taxable as ordinary income.

     It is expected that any net gain realized from the closing out of futures contracts, options, or forward currency contracts will be considered gain from the sale of securities or currencies and therefore qualifying income for purposes of the requirement that a regulated investment company derive at least 90% of gross income from investment securities.

     Any loss on the sale or exchange of shares of a Fund generally will be disallowed to the extent that a shareholder acquires or contracts to acquire shares of the same Fund within 30 days before or after such sale or exchange. Furthermore, if Fund shares with respect to which a long-term capital gain distribution has been made are held for less than six months, any loss on the sale of exchange of such shares will be treated as a long-term capital loss to the extent of such long-term capital gain distribution. Furthermore, if a shareholder of any of the Tax-Free Funds receives an exempt-interest dividend from such fund and then disposes of his or her shares in such fund within six months after acquiring them, any loss on the sale or exchange of such shares will be disallowed to the extent of the exempt-interest dividend.

     For federal tax purposes, if a shareholder exchanges shares of a Fund for shares of any other FAIF Fund pursuant to the exchange privilege (see "Purchasing, Redeeming, and Exchanging Shares" in the Prospectuses), such exchange will be considered a taxable sale of the shares being exchanged. Furthermore, if a shareholder of Class A, Class B or Class C Shares carries out the exchange within 90 days of purchasing shares in a fund on which he or she has incurred a sales charge, the sales charge cannot be taken into account in determining the shareholder's gain or loss on the sale of those shares to the extent that the sales charge that would have been applicable to the purchase of the later-acquired shares in the other Fund is reduced because of the exchange privilege. However, the amount of any sales charge that may not be taken into account in determining the shareholder's gain or loss on the sale of the first-acquired shares may be taken into account in determining gain or loss on the eventual sale or exchange of the later-acquired shares.

     Pursuant to the Code, distributions of net investment income by a Fund to a shareholder who is a foreign shareholder (as defined below) will be subject to U.S. withholding tax (at a rate of 30% or lower treaty rate). Withholding will not apply if a dividend paid by a Fund to a foreign shareholder is "effectively connected" with a U.S. trade or business of such shareholder, in which case the reporting and withholding requirements applicable to U.S. citizens or domestic corporations will apply. Distributions of net long-term capital gains are not subject to tax withholding but, in the case of a foreign shareholder who is a nonresident alien individual, such distributions ordinarily will be subject to U.S. income tax at a rate of 30% if the individual is physically present in the U.S. for more than 182 days during the taxable year. Each Fund will report annually to its shareholders the amount of any withholding.

     A foreign shareholder is any person who is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity organized in the United States or under the laws of the Untied States or a political subdivision thereof, (iii) an estate whose income is includible in gross income for U.S. federal income tax purposes or (iv) a trust whose administration is subject to the primary supervision of the U.S. court and which has one or more U.S. fiduciaries who have authority to control all substantial decisions of the trust.

     The foregoing relates only to federal income taxation and is a general summary of the federal tax law in effect as of the date of this Statement of Additional Information.

     Most states generally tax interest on obligations of governmental issuers in other states, but do not tax interest on obligations of governmental issuers within the state. In January 2006, the Kentucky Court of Appeals, in Davis v. Department of Revenue, held that the state's exemption of interest on its own bonds and those of its political subdivisions and its taxation of interest on the bonds of other states and their political subdivisions unlawfully discriminates against interstate commerce. The Kentucky Supreme Court declined to review this decision. Kentucky tax officials petitioned the United States Supreme Court to review the Davis decision, and on May 21, 2007, the petition was granted. Oral argument is scheduled for November 5, 2007. In 1994, the Ohio Court of Appeals had reached the opposite conclusion on this legal issue, upholding a similar Ohio statute, in Shaper v. Tracy. The Funds cannot predict the impact that the pending case or its outcome will have on the exemption of interest on the bonds held by the Funds under state laws or on the market value of the bonds.

     With respect to the Minnesota Intermediate Tax Free Fund and the Minnesota Tax Free Fund, the 1995 Minnesota Legislature enacted a statement of intent (codified at Minn. Stat. Section 289A.50, subdivision 10) that interest on obligations of Minnesota governmental units and Indian tribes be included in the net income of individuals, estates and trusts for Minnesota income tax purposes if a court determines that Minnesota's exemption of such interest unlawfully discriminates against interstate commerce because interest on obligations of governmental issuers located in other states is so included. This provision applies to taxable years that begin during or after the calendar year in which any such court decision becomes final, irrespective of the date on which the obligations were issued. If the United States Supreme Court were to affirm the Davis decision, it is likely that Minnesota's tax treatment of state and local government bonds would also be held to be unconstitutional. If Minnesota's treatment of state and local government bonds were held to


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unlawfully discriminate against interstate commerce, the court would have to decide upon a remedy for the tax years at issue in the case. Even if the remedy applied to those and other years preceding the decision were to exempt other states' bond interest rather than to tax Minnesota bond interest, application of the 1995 statute to subsequent years could cause interest on the bonds held by the Funds to become taxable by Minnesota and the market value of such bonds to decline.

            ADDITIONAL INFORMATION ABOUT CERTAIN SHAREHOLDER SERVICES

REDUCING CLASS A SALES CHARGES

     Sales charges on the purchase of Class A shares can be reduced through (i) quantity discounts and accumulated purchases, or (ii) signing a 13-month letter of intent.

     QUANTITY DISCOUNTS AND ACCUMULATED PURCHASES: Each Fund will combine purchases made by an investor, the investor's spouse or domestic partner, and the investor's dependent children when it calculates the sales charge.

     For each Fund, the sales charge discount will be determined by adding (i) the purchase price (including sales charge) of the Fund shares that are being purchased, plus (ii) the purchase price of the Class A, Class B and Class C shares of any other First American fund (other than a money market fund) that you are concurrently purchasing, plus (iii) the current net asset value of Class A, Class B and Class C shares of the Fund or any other First American fund (other than a money market fund) that you already own. In order for an investor to receive the sales charge reduction on Class A Shares, the Fund must be notified by the investor in writing or by his or her financial intermediary at the time the purchase is made that Fund shares are already owned or that purchases are being combined. If the purchase price of shares that the investor owns is higher than their current net asset value, the investor may receive credit for this higher purchase price instead, but only if the investor notifies the Fund of this request in advance in writing and provides written records of the original purchase price.

     LETTER OF INTENT: If an investor intends to purchase, in the aggregate, at least $50,000 of Class A, Class B or Class C shares in the Funds or other First American funds (other than money market funds) over the next 13 months, the sales charge may be reduced by signing a letter of intent to that effect. This letter of intent includes a provision for a sales charge adjustment depending on the amount actually purchased within the 13-month period and a provision for the Funds' custodian to hold a percentage equal to the Funds' maximum sales charge rate of the total amount intended to be purchased in escrow (in shares) until the purchase is completed.

     The amount held in escrow for all FAIF Funds will be applied to the investor's account at the end of the 13-month period after deduction of the sales load applicable to the dollar value of shares actually purchased. In this event, an appropriate number of escrowed shares may be redeemed in order to realize the difference in the sales charge.

     A letter of intent will not obligate the investor to purchase shares, but if he or she does, each purchase during the period will be at the sales charge applicable to the total amount intended to be purchased. This letter may be dated as of a prior date to include any purchases made within the past 90 days. Absent complete and current notification from the investor or from his or financial intermediary to the Fund, the investor may not realize the benefit of a reduced sales charge.

SALES OF CLASS A SHARES AT NET ASSET VALUE

     General. The Class A, B and C share prospectuses for the Funds set forth the categories of investors eligible to purchase Class A shares without a sales charge.

     Purchases of $1 Million or More. Class A shares may be purchased without a sales charge by non-retirement accounts if the purchase, when aggregated with certain Class A, B and C share purchases as described in the Funds' Class A, B and C share prospectuses, totals $1 million or more. Your investment professional or financial intermediary may receive a commission equal to 1.00% on purchases of $1 million to $3 million, 0.50% on purchases in excess of $3 million up to $10 million, and 0.25% on purchases in excess of $10 million. Note that your investment professional or financial intermediary will only receive a commission equal to the rate required by the actual investment (without taking into account aggregation). For example, if your aggregated investments, including your current investment, total $6 million, but your current investment equals $2 million, your investment professional or financial intermediary may


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

receive a commission equal to 1.00% of $2 million. If such a commission is paid, you will be assessed a contingent deferred sales charge (CDSC) of 1% if you sell your shares within 18 months.

     Class A Shares may also be purchased without a sales charge by 401(k), 403(b) and 457 plans, and profit sharing and pension plans, which invest $1 million or more. Your representative must notify the Fund if your retirement/deferred compensation plan is eligible for the sales load waiver. Securities firms, financial institutions and other industry professionals that enter into sales agreements with the Funds' distributor to perform share distribution services may receive a commission on such sales of the Funds equal to 0.25% on purchases in excess of $10 million. If such a commission is paid, the plan will be assessed a contingent deferred sales charge (CDSC) of 0.25% if it sells the shares within 18 months. A commission is paid only on Class A shares of First American Funds.

CLASS A SHARES REINVESTMENT RIGHT

     If Class A Shares of a Fund have been redeemed, the shareholder has a one-time right, within 180 days, to reinvest the redemption proceeds in Class A Shares of any First American fund at the next-determined net asset value without any sales charge. The Fund must be notified by the shareholder in writing or by his or her financial intermediary of the reinvestment in order to eliminate a sales charge. If the shareholder redeems his or her shares of a Fund, there may be tax consequences.

REDEEMING SHARES BY TELEPHONE

     A shareholder may redeem shares of a Fund, if he or she elects the privilege on the initial shareholder application, by calling his or her financial intermediary to request the redemption. Shares will be redeemed at the net asset value next determined after the Fund receives the redemption request from the financial intermediary (less the amount of any applicable contingent deferred sales charge). Redemption requests must be received by the financial intermediary by the time specified by the intermediary in order for shares to be redeemed at that day's net asset value, and redemption requests must be transmitted to and received by the Funds as of the close of regular trading on the New York Stock Exchange (usually by 3:00 p.m. Central time) in order for shares to be redeemed at that day's net asset value unless the financial intermediary has been authorized to accept redemption requests on behalf of the Funds. Pursuant to instructions received from the financial institution, redemptions will be made by check or by wire transfer. It is the financial institution's responsibility to transmit redemption requests promptly. Certain financial intermediaries are authorized to act as the Funds' agent for the purpose of accepting redemption requests, and the Funds will be deemed to have received a redemption request upon receipt of the request by the financial intermediary.

     Shareholders who did not purchase their shares of a Fund through a financial intermediary may redeem their shares by telephoning Investor Services at 800 677-FUND. At the shareholder's request, redemption proceeds will be paid by check mailed to the shareholder's address of record or wire transferred to the shareholder's account at a domestic commercial bank that is a member of the Federal Reserve System, normally within one business day, but in no event more than seven days after the request. Wire instructions must be previously established on the account or provided in writing. The minimum amount for a wire transfer is $1,000. If at any time the Funds determine it necessary to terminate or modify this method of redemption, shareholders will be promptly notified. The Funds may limit telephone redemption requests to an aggregate of $50,000 per day across the First American Fund family.

     In the event of drastic economic or market changes, a shareholder may experience difficulty in redeeming shares by telephone. If this should occur, another method of redemption should be considered. Neither the Administrator nor any Fund will be responsible for any loss, liability, cost or expense for acting upon wire transfer instructions or telephone instructions that they reasonably believe to be genuine. The Administrator and the Funds will each employ reasonable procedures to confirm that instructions communicated are genuine. These procedures may include taping of telephone conversations. To ensure authenticity of redemption or exchange instructions received by telephone, the Administrator examines each shareholder request by verifying the account number and/or tax identification number at the time such request is made. The Administrator subsequently sends confirmation of both exchange sales and exchange purchases to the shareholder for verification. If reasonable procedures are not employed, the Administrator and the Funds may be liable for any losses due to unauthorized or fraudulent telephone transactions.

REDEEMING SHARES BY MAIL

     Any shareholder may redeem Fund shares by sending a written request to the Administrator, shareholder servicing agent, financial intermediary or USBFS. The written request should include the shareholder's name, the Fund


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

name, the account number, and the share or dollar amount requested to be redeemed, and should be signed exactly as the shares are registered. Shareholders should call the Fund, shareholder servicing agent or financial intermediary for assistance in redeeming by mail. Unless another form of payment is requested, a check for redemption proceeds normally is mailed within three days, but in no event more than seven days, after receipt of a proper written redemption request.

     Shareholders requesting a redemption of $50,000 or more, a redemption of any amount to be sent to an address other than that on record with the Fund, or a redemption payable other than to the shareholder of record, must have signatures on written redemption requests guaranteed by:

     - a trust company or commercial bank the deposits of which are insured by the Bank Insurance Fund, which is administered by the Federal Deposit Insurance Corporation ("FDIC");

     - a member firm of the New York, American, Boston, Midwest, or Pacific Stock Exchanges or of the National Association of Securities Dealers;

     - a savings bank or savings and loan association the deposits of which are insured by the Savings Association;

     - any other "eligible guarantor institution," as defined in the Securities Exchange Act of 1934.

     The Funds do not accept signatures guaranteed by a notary public.

     The Funds, the Administrator and USBFS have adopted standards for accepting signature from the above institutions. The Funds may elect in the future to limit eligible signature guarantees to institutions that are members of a signature guarantee program. The Funds, the Administrator and USBFS reserve the right to amend these standards at any time without notice.

RECEIPT OF ORDERS BY FINANCIAL INTERMEDIARIES

     The Funds have authorized one or more Intermediaries to receive purchase and redemption orders on the Funds' behalf. Intermediaries are authorized to designate other intermediaries to receive purchase and redemption orders on the Funds' behalf. A Fund will be deemed to have received a purchase or redemption order when an authorized Intermediary or, if applicable, an Intermediary's authorized designee, receives the order. An order will be priced at the applicable Fund's net asset value next computed after the order is received by an authorized Intermediary or the Intermediary's authorized designee and accepted by the Fund.

REDEMPTIONS BEFORE PURCHASE INSTRUMENTS CLEAR

     When shares are purchased by check or with funds transmitted through the Automated Clearing House, the proceeds of redemptions of those shares are not available until the Administrator or USBFS is reasonably certain that the purchase payment has cleared, which could take up to fifteen calendar days from the purchase date.

RESEARCH REQUESTS

     The Funds reserve the right, upon notice, to charge you a fee to cover the costs of special requests for information that require extensive research or employee resources. Such requests could include a request for historical account transcripts or the retrieval of a significant number of documents.

                              FINANCIAL STATEMENTS

     The financial statements of FAIF included in its Annual Report to shareholders for the fiscal year ended June 30, 2007 are incorporated herein by reference.


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                                   APPENDIX A

                                     RATINGS

     A rating of a rating service represents that service's opinion as to the credit quality of the rated security. However, such ratings are general and cannot be considered absolute standards of quality or guarantees as to the creditworthiness of an issuer. A rating is not a recommendation to purchase, sell or hold a security, because it does not take into account market value or suitability for a particular investor. Market values of debt securities may change as a result of a variety of factors unrelated to credit quality, including changes in market interest rates.

     When a security has been rated by more than one service, the ratings may not coincide, and each rating should be evaluated independently. Ratings are based on current information furnished by the issuer or obtained by the rating services from other sources which they consider reliable. Ratings may be changed, suspended or withdrawn as a result of changes in or unavailability of such information, or for other reasons. In general, the Funds are not required to dispose of a security if its rating declines after it is purchased, although they may consider doing so.

RATINGS OF LONG-TERM CORPORATE DEBT OBLIGATIONS AND MUNICIPAL BONDS

     STANDARD & POOR'S

     AAA: An obligation rated AAA has the highest rating assigned by Standard & Poor's. The obligor's capacity to meet its financial commitment on the obligation is extremely strong.

     AA: An obligation rated AA differs from the highest rated obligations only in small degree. The obligor's capacity to meet its financial commitment on the obligation is very strong.

     A: An obligation rated A is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than bonds in higher rated categories. However, the obligor's capacity to meet its financial commitment on the obligation is still strong.

     BBB: An obligation rated BBB exhibits adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation.

     Obligations rated BB, B, CCC, CC, and C are regarded as having significant speculative characteristics. BB indicates the least degree of speculation and C the highest. While such obligations will likely have some quality and protective characteristics, these may be outweighed by large uncertainties or major exposures to adverse conditions.

     BB: An obligation rated BB is less vulnerable to nonpayment than other speculative issues. However, it faces major ongoing uncertainties or exposure to adverse business, financial or economic conditions which could lead to the obligor's inadequate capacity to meet its financial commitment on the obligation.

     B: An obligation rated B is more vulnerable to nonpayment than obligations rated BB, but the obligor currently has the capacity to meet its financial commitment on the obligation. Adverse business, financial, or economic conditions will likely impair the obligor's capacity or willingness to meet its financial commitment on the obligation.

     CCC: An obligation rated CCC is currently vulnerable to nonpayment, and is dependent upon favorable business, financial, and economic conditions for the obligor to meet its financial commitment on the obligation. In the event of adverse business, financial, or economic conditions, the obligor is not likely to have the capacity to meet its financial commitment on the obligation.

     CC: An obligation rated CC is currently highly vulnerable to nonpayment.

     C: A subordinated debt or preferred stock obligation rated C is currently highly vulnerable to nonpayment. The C rating may be used to cover a situation where a bankruptcy petition has been filed or similar action taken, but payments on this obligation are being continued. A C also will be assigned to a preferred stock issue in arrears on dividends or sinking fund payments, but that is currently paying.

     D: An obligation rated D is in payment default. The D rating category is used when payments on an obligation are not made on the date due even if the applicable grace period has not expired, unless Standard & Poor's believes that such payments will be made during such grace period. The D rating also will be used upon the filing of a bankruptcy petition or the taking of a similar action if payments on an obligation are jeopardized.

     The ratings from AA to CCC may be modified by the addition of a plus (+) or minus (-) sign to show relative standing within the major rating categories.

     MOODY'S

     AAA: Bonds and preferred stock that are rated Aaa are judged to be of the best quality. They carry the smallest degree of investment risk and are generally referred to as "gilt edge." Interest payments are protected by a large or exceptionally stable margin and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.

     AA: Bonds and preferred stock that are rated Aa are judged to be of high quality by all standards. Together with the Aaa group, they comprise what are generally known as high-grade bonds. They are rated lower than the best bonds because margins of protection may not be as large as in Aaa securities, or fluctuation of protective elements may be of greater amplitude, or there may be other elements present which make the long-term risks appear somewhat greater than in Aaa securities.

     A: Bonds and preferred stock that are rated A possess many favorable investment attributes and are to be considered as upper-medium-grade obligations. Factors giving security to principal and interest are considered adequate, but elements may be present which suggest a susceptibility to impairment some time in the future.

     BAA: Bonds and preferred stock that are rated Baa are considered as medium-grade obligations (i.e., they are neither highly protected nor poorly secured). Interest payments and principal security appear adequate for the present, but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such securities lack outstanding investment characteristics, and in fact have speculative characteristics as well.

     BA: Bonds and preferred stock that are rated Ba are judged to have speculative elements; their future cannot be considered as well assured. Often the protection of interest and principal payments may be very moderate, and thereby not well safeguarded during both good and bad times over the future. Uncertainty of position characterizes issues in this class.

     B: Bonds and preferred stock that are rated B generally lack characteristics of the desirable investment. Assurance of interest and principal payments or of maintenance of other terms of the contract over any long period of time may be small.

     CAA: Bonds and preferred stock that are rated Caa are of poor standing. Such issues may be in default or there may be present elements of danger with respect to principal or interest.

     CA: Bonds and preferred stock that are rated Ca represent obligations that are speculative in a high degree. Such issues are often in default or have other marked shortcomings.

     C: Bonds and preferred stock that are rated C are the lowest rated class of bonds, and issues so rated can be regarded as having extremely poor prospects of ever attaining any real investment standing.

     Moody's applies numerical modifiers 1, 2, and 3 in each generic rating classification from Aa through Caa. The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and the modifier 3 indicates a ranking in the lower end of that generic rating category.

     FITCH

     AAA: Securities considered to be investment grade and of the highest credit quality. These ratings denote the lowest expectation of credit risk and are assigned only in case of exceptionally strong capacity for timely payment of financial commitments. This capacity is highly unlikely to be adversely affected by foreseeable events.

     AA: Securities considered to be investment grade and of very high credit quality. These ratings denote a very low expectation of credit risk and indicate very strong capacity for timely payment of financial commitments. This capacity is not significantly vulnerable to foreseeable events.

     A: Securities considered to be investment grade and of high credit quality. These ratings denote a low expectation of credit risk and indicate strong capacity for timely payment of financial commitments. This capacity may, nevertheless, be more vulnerable to changes in circumstances or in economic conditions than is the case for higher ratings.

     BBB: Securities considered to be investment grade and of good credit quality. These ratings denote that there is currently a low expectation of credit risk. The capacity for timely payment of financial commitments is considered adequate, but adverse changes in circumstances and in economic conditions are more likely to impair this capacity. This is the lowest investments grade category.

     BB: Securities considered to be speculative. These ratings indicate that there is a possibility of credit risk developing, particularly as the result of adverse economic change over time; however, business or financial alternatives may be available to allow financial commitments to be met. Securities rated in this category are not investment grade.

     B: Securities are considered highly speculative. These ratings indicate that significant credit risk is present, but a limited margin of safety remains. Financial commitments are currently being met; however, capacity for continued payment is contingent upon a sustained, favorable business and economic environment.

     CCC, CC AND C: Securities have high default risk. Default is a real possibility, and capacity for meeting financial commitments is solely reliant upon sustained, favorable business or economic developments. CC ratings indicate that default of some kind appears probable, and C ratings signal imminent default.

     DDD, DD AND D: Securities are in default. The ratings of obligations in this category are based on their prospects for achieving partial or full recovery in a reorganization or liquidation of the obligor. While expected recovery values are highly speculative and cannot be estimated with any precision, the following serve as general guidelines. DDD obligations have the highest potential for recovery, around 90%-100% of outstanding amounts and accrued interest. DD indicates potential recoveries in the range of 50%-90%, and D the lowest recovery potential, i.e., below 50%.

     Entities rated in this category have defaulted on some or all of their obligations. Entities rated DDD have the highest prospect for resumption of performance or continued operation with or without a formal reorganization process. Entities rated DD and D are generally undergoing a formal reorganization or liquidation process; those rated DD are likely to satisfy a higher portion of their outstanding obligations, while entities rated D have a poor prospect for repaying all obligations.

     The ratings from AA to CCC may be modified by the addition of a plus (+) or minus (-) sign to show the relative standing within the major rating categories.

RATINGS OF MUNICIPAL NOTES

     STANDARD & POOR'S

     SP-1: Strong capacity to pay principal and interest. An issue determined to possess a very strong capacity to pay debt service is given a plus (+) designation.

     SP-2: Satisfactory capacity to pay principal and interest, with some vulnerability to adverse financial and economic changes over the term of the notes.

     SP-3: Speculative capacity to pay principal and interest.

None of the Funds will purchase SP-3 municipal notes.

     MOODY'S. Generally, Moody's ratings for state and municipal short-term obligations are designated Moody's Investment Grade ("MIG"); however, where an issue has a demand feature which makes the issue a variable rate demand obligation, the applicable Moody's rating is "VMIG."

     MIG 1/VMIG 1: This designation denotes the superior credit quality. Excellent protection is afforded by established cash flows, highly reliable liquidity support, or demonstrated broad-based access to the market for refinancing.

     MIG 2/VMIG 2: This designation denotes strong credit quality. Margins of protection are ample although not as large as in the preceding group.

     MIG 3/VMIG 3: This designation denotes acceptable credit quality. Liquidity and cash flow protection may be narrow and market access for refinancing is likely to be less well established.

None of the Funds will purchase MIG 2/VMIG 3 municipal notes.

RATINGS OF COMMERCIAL PAPER

     STANDARD & POOR'S

     Commercial paper ratings are graded into four categories, ranging from A for the highest quality obligations to D for the lowest. None of the Funds will purchase commercial paper rated A-3 or lower.

     A-1: A short-term obligation rated A-1 is rated in the highest category by Standard & Poor's. The obligor's capacity to meet its financial commitment on the obligation is strong. Within this category, certain obligations are designated with a plus sign (+). This indicates that the obligor's capacity to meet its financial commitment on these obligations is extremely strong.

     A-2: A short-term obligation rated A-2 is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligations in higher rating categories. However, the obligor's capacity to meet its financial commitment on the obligation is satisfactory.

     A-3: A short-term obligation rated A-3 exhibits adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation.

     MOODY'S

     Moody's employs the following three designations, all judged to be investment grade, to indicate the relative repayment capacity of rated issuers. None of the Funds will purchase Prime-3 commercial paper.

     PRIME-1: Issuers rated Prime-1 (or supporting institutions) have a superior ability for repayment of senior short-term debt obligations. Prime-1 repayment ability will often be evidenced by many of the following characteristics:

     -    Leading market positions in well-established industries.

     -    High rates of return on funds employed.

     - Conservative capitalization structure with moderate reliance on debt and ample asset protection.

     - Broad margins in earnings coverage of fixed financial charges and high internal cash generation.

     - Well-established access to a range of financial markets and assured sources of alternate liquidity.

     PRIME-2: Issuers rated Prime-2 (or supporting institutions) have a strong ability for repayment of senior short-term debt obligations. This will normally be evidenced by many of the characteristics cited above but to a lesser degree. Earnings trends and coverage ratios, while sound, may be more subject to variation. Capitalization characteristics, while still appropriate, may be more affected by external conditions. Ample alternate liquidity is maintained.

     PRIME-3: Issuers (or supporting institutions) rated Prime-3 have an acceptable ability for repayment of senior short-term obligations. The effect of industry characteristics and market compositions may be more pronounced. Variability in earnings and profitability may result in changes in the level of debt-protection measurements and may require relatively high financial leverage. Adequate alternate liquidity is maintained.

     FITCH

     Fitch employs the following three designations, all judged to be investment grade, to indicate the relative repayment capacity of rated issuers. None of the Funds will purchase F3 commercial paper.

     F1: Securities possess the highest credit quality. This designation indicates the strongest capacity for timely payment of financial commitments and may have an added "+" to denote any exceptionally strong credit feature.

     F2: Securities possess good credit quality. This designation indicates a satisfactory capacity for timely payment of financial commitments, but the margin of safety is not as great as in the case of the higher ratings.

     F3: Securities possess fair credit quality. This designation indicates that the capacity for timely payments of financial commitments is adequate; however, near-term adverse changes could result in a reduction to non-investment grade.

                                   APPENDIX B

                               FAF ADVISORS, INC.

                      PROXY VOTING POLICIES AND PROCEDURES

GENERAL PRINCIPLES

FAF Advisors, Inc. ("FAF Advisors") is the investment adviser for the First American family of mutual funds (the "Funds") and for institutional and other separately managed accounts (collectively, with the Funds, "Client Accounts"). As such, Client Accounts may confer upon FAF Advisors complete discretion to vote proxies. It is FAF Advisors' duty to vote proxies in the best interests of its clients. In voting proxies, FAF Advisors also seeks to maximize total investment return for its clients.

In the event that FAF Advisors contracts with another investment adviser to act as a sub-adviser for a Client Account, FAF Advisors may delegate proxy voting responsibility to the sub-adviser. Where FAF has delegated proxy voting responsibility, the sub-adviser will be responsible for developing and adhering to its own proxy voting policies. FAF Advisors will approve a sub-adviser's proxy voting policies, and will review these policies at least annually.

FAF Advisors' Investment Policy Committee ("IPC"), comprised of the firm's most senior investment professionals, is charged with oversight of the proxy voting policies and procedures. The IPC is responsible for (1) approving the proxy voting policies and procedures, and (2) oversight of the activities of FAF Advisors' Proxy Voting Administration Committee ("PVAC"). The PVAC is responsible for providing an administrative framework to facilitate and monitor FAF Advisors' exercise of its fiduciary duty to vote client proxies and fulfill the obligations of reporting and recordkeeping under the federal securities laws.

POLICIES

The IPC, after reviewing and concluding that such policies are reasonably designed to vote proxies in the best interests of clients, has approved and adopted the proxy voting policies of Institutional Shareholder Services, Inc. ("ISS"), a leading national provider of proxy voting administrative and research services. As a result, such policies set forth FAF Advisors' positions on recurring proxy issues and criteria for addressing non-recurring issues. These policies are reviewed periodically by ISS, and therefore are subject to change. Even though it has adopted ISS' policies, FAF Advisors maintains the fiduciary responsibility for all proxy voting decisions.

PROCEDURES

A. Supervision of Proxy Voting Service

The PVAC shall supervise the relationship with FAF Advisors' proxy voting service, ISS. ISS apprises FAF Advisors of shareholder meeting dates, provides research on proxy proposals and voting recommendations, and casts the actual proxy votes. ISS also serves as FAF Advisors' proxy voting record keeper and generates reports on how proxies were voted.

B. Conflicts of Interest

As an affiliate of U.S. Bancorp, a large multi-service financial institution, FAF Advisors recognizes that there are circumstances wherein it may have a perceived or real conflict of interest in voting the proxies of issuers or proxy proponents (e.g., a special interest group) who are clients or potential clients of some part of the U.S. Bancorp enterprise. Directors and officers of such companies may have personal or familial relationships with the U.S. Bancorp enterprise and/or its employees that could give rise to potential conflicts of interest.

FAF Advisors will vote proxies in the best interest of its clients regardless of such real or perceived conflicts of interest. By adopting ISS' policies, FAF Advisors believes the risk related to conflicts will be minimized.


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

To further minimize this risk, the IPC will review ISS' conflict avoidance policy at least annually to ensure that it adequately addresses both the actual and perceived conflicts of interest the proxy voting service may face.

In the event that ISS faces a material conflict of interest with respect to a specific vote, the PVAC shall direct ISS how to vote. The PVAC shall receive voting direction from the Head of Equity Research, who will seek voting direction from appropriate investment personnel. Before doing so, however, the PVAC will confirm that FAF Advisors faces no material conflicts of its own with respect to the specific proxy vote.

If the PVAC concludes that a material conflict does exist, it will recommend to the IPC a course of action designed to address the conflict. Such actions could include, but are not limited to:

     1. Obtaining instructions from the affected client(s) on how to vote the proxy;

     2. Disclosing the conflict to the affected client(s) and seeking their consent to permit FAF Advisors to vote the proxy;

     3.   Voting in proportion to the other shareholders;

     4. Recusing an IPC member from all discussion or consideration of the matter, if the material conflict is due to such person's actual or potential conflict of interest; or

     5.   Following the recommendation of a different independent third party.

In addition to all of the above, members of the IPC and the PVAC must notify FAF Advisors' Chief Compliance Officer of any direct, indirect or perceived improper influence exerted by any employee, officer or director within the U.S. Bancorp enterprise or First American Fund complex with regard to how FAF Advisors should vote proxies. The Chief Compliance Officer will investigate the allegations and will report the findings to FAF Advisors' Chief Executive Officer and the General Counsel. If it is determined that improper influence was attempted, appropriate action shall be taken. Such appropriate action may include disciplinary action, notification of the appropriate senior managers within the U.S. Bancorp enterprise, or notification of the appropriate regulatory authorities. In all cases, the IPC shall not consider any improper influence in determining how to vote proxies, and will vote in the best interests of clients.

C. Proxy Vote Override

From time to time, a Portfolio Manager may initiate action to override the ISS recommendation for a particular vote. Any such override shall be reviewed by FAF Advisors' Legal Department for material conflicts. If the Legal Department determines that no material conflicts exist, the approval of one investment professional on the IPC or the Head of Equity Research shall authorize the override. If a material conflict exists then the override will not be effectuated.

D. Securities Lending

In order to generate incremental revenue, some clients may participate in U.S. Bank's securities lending program. If a client has elected to participate in the lending program then it will not have the right to vote the proxies of any securities that are on loan as of the shareholder meeting record date. A client, or a Portfolio Manager, may place restrictions on loaning securities and/or recall a security on loan at any time. Such actions must be affected prior to the record date for a meeting if the purpose for the restriction or recall is to secure the vote.

Portfolio Managers and/or Analysts who become aware of upcoming proxy issues relating to any securities in portfolios they manage, or issuers they follow, will consider the desirability of recalling the affected securities that are on loan or restricting the affected securities prior to the record date for the matter. If the proxy issue is determined to be material, and the determination is made prior to the shareholder meeting record date the Portfolio Manager(s) will contact the Securities Lending Department to recall securities on loan or restrict the loaning of any security held in any portfolio they manage, if they determine that it is in the best interest of shareholders to do so. Training regarding the process to recall securities on loan or restrict the loaning of securities is given to all Portfolio Managers and Analysts.


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

E. Proxy Voting for ERISA Clients

In the event that a proxy voting issue arises for an ERISA client, FAF Advisors is prohibited from voting shares with respect to any issue advanced by a party in interest, such as U.S. Bancorp or any of the First American Funds.

F. Proxy Voting Records

As required by Rule 204-2 of the Investment Company Act of 1940, FAF Advisors shall make and retain five types of records relating to proxy voting; (1) proxy voting policies and procedures; (2) proxy statements received for client and fund securities; (3) records of votes cast on behalf of clients and funds; (4) records of written requests for proxy voting information and written responses from the advisor to either a written or oral request; and (5) any documents prepared by the advisor that were material to making a proxy voting decision or that memorialized the basis for the decision. FAF Advisors may rely on ISS to make and retain on our behalf records pertaining to the rule.

Each sub-advisor shall be responsible for making and retaining all proxy voting records required by the rule and shall provide them to FAF Advisors upon request.

G. Fund of Funds Provision

In instances where FAF Advisors provides investment advice to a fund of funds that acquires shares of affiliated funds or three percent or more of the outstanding voting securities of an unaffiliated fund, the acquiring fund shall seek instructions from its shareholders as to how to vote shares of those acquired funds, or to vote the shares in the same proportion as the vote of all other shareholders of the acquired fund. If compliance with this policy results in a vote of any shares in a manner different than the ISS recommendation, such vote will not require compliance with the Proxy Vote Override procedures set forth above.

H. Review and Reports

The PVAC shall maintain a review schedule. The schedule shall include reviews for the proxy voting policy, the proxy voting record, account maintenance, and other reviews as deemed appropriate by the PVAC. The PVAC shall review the schedule at least annually.

The PVAC will report to the IPC with respect to all identified conflicts and how they were addressed. These reports will include all Client Accounts, including those that are sub-advised. With respect to the review of votes cast on behalf of investments by the Funds, such review will also be reported to the Board of Directors of the Funds at each of their regularly scheduled meetings.

I. Vote Disclosure to Shareholders

FAF Advisors shall disclose its proxy voting record on the Funds' website at www.firstamericanfunds.com and/or on the SEC's website at www.sec.gov. Additionally, shareholders can receive, on request, the voting records for the Funds by calling a toll free number (1-800-677-3863).

FAF Advisors' institutional and separately managed account clients can contact their relationship manager for more information on FAF Advisors' policies and the proxy voting record for their account. The information available includes name of issuer, ticker/CUSIP, shareholder meeting date, description of item and FAF Advisors' vote.

J. Form N-PX

FAF Advisors will cause Form N-PX to be filed with the Securities and Exchange Commission, and ensure that any other proxy vote related filings as required by regulation or contract are timely made.


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ISS PROXY VOTING GUIDELINES SUMMARY

The following is a concise summary of ISS's proxy voting policy guidelines.

1. AUDITORS

AUDITOR RATIFICATION

Vote FOR proposals to ratify auditors, unless any of the following apply:

     - An auditor has a financial interest in or association with the company, and is therefore not independent,

     - There is reason to believe that the independent auditor has rendered an opinion which is neither accurate nor indicative of the company's financial position; or

     -    Fees for non-audit services ("Other" fees) are excessive.

2. BOARD OF DIRECTORS

VOTING ON DIRECTOR NOMINEES IN UNCONTESTED ELECTIONS

Vote CASE-BY-CASE on director nominees, examining, but not limited to, the following factors:

     -    Composition of the board and key board committees;

     -    Attendance at board and committee meetings;

     -    Corporate governance provisions and takeover activity;

     -    Disclosures under Section 404 of Sarbanes-Oxley Act;

     -    Long-term company performance relative to a market and peer index;

     -    Extent of the director's investment in the company;

     -    Existence of related party transactions;

     -    Whether the chairman is also serving as CEO;

     -    Whether a retired CEO sits on the board;

     -    Number of outside boards at which a director serves;

     - Majority vote standard for director elections without a provision to allow for plurality voting when there are more nominees than seats.

WITHHOLD from individual directors who:

     - Attend less than 75 percent of the board and committee meetings without a valid excuse (such as illness, service to the nation, work on behalf of the company);

     -    Sit on more than six public company boards;

     - Are CEOs of public companies who sit on the boards of more than two public companies besides their own-- withhold only at their outside boards.

WITHHOLD from the entire board of directors, (except from new nominees, who should be considered on a CASE-BY-CASE basis) if:

     - The company's proxy indicates that not all directors attended 75% of the aggregate of their board and committee meetings, but fails to provide the required disclosure of the names of the directors involved. If this information cannot be obtained, withhold from all incumbent directors;

     - The company's poison pill has a dead-hand or modified dead-hand feature. Withhold every year until this feature is removed;

     - The board adopts or renews a poison pill without shareholder approval since the beginning of 2005, does not commit to putting it to shareholder vote within 12 months of adoption, or reneges on a commitment to put the pill to a vote, and has not yet received a withhold recommendation for this issue;

     - The board failed to act on a shareholder proposal that received approval by a majority of the shares outstanding the previous year;

     - The board failed to act on a shareholder proposal that received approval of the majority of shares cast for the previous two consecutive years;


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

     - The board failed to act on takeover offers where the majority of the shareholders tendered their shares;

     - At the previous board election, any director received more than 50 percent withhold votes of the shares cast and the company has failed to address the issue(s) that caused the high withhold rate;

     - The company is a Russell 3000 company that underperformed its industry group (GICS group) under the criteria discussed in the section "Performance Test for Directors".

WITHHOLD from Inside Directors and Affiliated Outside Directors (per the Classification of Directors below) when:

     - The inside or affiliated outside director serves on any of the three key committees: audit, compensation, or nominating;

     - The company lacks an audit, compensation, or nominating committee so that the full board functions as that committee;

     - The company lacks a formal nominating committee, even if board attests that the independent directors fulfill the functions of such a committee;

     -    The full board is less than majority independent.

WITHHOLD from the members of the Audit Committee if:

     - The non - audit fees paid to the auditor are excessive (see discussion under Auditor Ratification);

     - A material weakness identified in the Section 404 Sarbanes-Oxley Act disclosures rises to a level of serious concern; there are chronic internal control issues and an absence of established effective control mechanisms;

     - There is persuasive evidence that the audit committee entered into an inappropriate indemnification agreement with its auditor that limits the ability of the company, or its shareholders, to pursue legitimate legal recourse against the audit firm.

WITHHOLD from the members of the Compensation Committee if:

     - There is a negative correlation between the chief executive's pay and company performance (see discussion under Equity Compensation Plans);

     - The company reprices underwater options for stock, cash or other consideration without prior shareholder approval, even if allowed in their equity plan;

     - The company fails to submit one-time transfers of stock options to a shareholder vote;

     - The company fails to fulfill the terms of a burn rate commitment they made to shareholders;

     -    The company has backdated options (see "Options Backdating" policy);

     - The company has poor compensation practices (see "Poor Pay Practices" policy). Poor pay practices may warrant withholding votes from the CEO and potentially the entire board as well.

WITHHOLD from directors, individually or the entire board, for egregious actions or failure to replace management as appropriate.

CLASSIFICATION/DECLASSIFICATION OF THE BOARD

Vote AGAINST proposals to classify the board. Vote FOR proposals to repeal classified boards, and to elect all directors annually.

INDEPENDENT CHAIR (SEPARATE CHAIR/CEO)

Generally vote FOR shareholder proposals requiring an independent director fill the position of chair, unless there are compelling reasons to recommend against the proposal, such as a counterbalancing governance structure. This should include all of the following:

     - Has a designated lead director, elected by and from the independent board members with clearly delineated and comprehensive duties. (The role may alternatively reside with a presiding director, vice chairman, or rotating lead director; however the director must serve a minimum of one year in order to qualify as a lead director.) At a minimum these should include:

               - Presiding at all meetings of the board at which the chairman is not present, including executive sessions of the independent directors,

               - Serving as liaison between the chairman and the independent directors,

               -    Approving information sent to the board,


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

               -    Approving meeting agendas for the board,

               - Approves meetings schedules to assure that there is sufficient time for discussion of all agenda items,

               - Having the authority to call meetings of the independent directors,

               - If requested by major shareholders, ensuring that he is available for consultation and direct communication;

     -    Two-thirds independent board;

     -    All-independent key committees;

     -    Established governance guidelines;

     -    The company does not under-perform its peers*.

* Starting in 2007, the industry peer group used for this evaluation will change from the 4-digit GICS group to the average of the 12 companies in the same 6-digit GICS group that are closest in revenue to the company, and identified on the executive compensation page of proxy analyses. To fail, the company must under-perform its index and industry group on all 4 measures (1 and 3 year performance, industry peers, and index).

MAJORITY VOTE SHAREHOLDER PROPOSALS

Generally vote FOR precatory and binding resolutions requesting that the board change the company's bylaws to stipulate that directors need to be elected with an affirmative majority of votes cast, provided it does not conflict with the state law where the company is incorporated. Binding resolutions need to allow for a carve-out for a plurality vote standard when there are more nominees than board seats. Companies are strongly encouraged to also adopt a post-election policy (also know as a director resignation policy) that will provide guidelines so that the company will promptly address the situation of a holdover director.

3. PROXY CONTESTS

VOTING FOR DIRECTOR NOMINEES IN CONTESTED ELECTIONS

Vote CASE-BY-CASE on the election of directors in contested elections, considering the following factors:

     - Long-term financial performance of the target company relative to its industry;

     -    Management's track record;

     -    Background to the proxy contest;

     -    Qualifications of director nominees (both slates);

     - Strategic plan of dissident slate and quality of critique against management;

     - Likelihood that the proposed goals and objectives can be achieved (both slates);

     -    Stock ownership positions.

REIMBURSING PROXY SOLICITATION EXPENSES

Vote CASE-BY-CASE on proposals to reimburse proxy solicitation expenses. When voting in conjunction with support of a dissident slate, vote FOR the reimbursement of all appropriate proxy solicitation expenses associated with the election.

4. TAKEOVER DEFENSES

POISON PILLS

Vote FOR shareholder proposals requesting that the company submit its poison pill to a shareholder vote or redeem it UNLESS the company has: (1) A shareholder approved poison pill in place; or (2) The company has adopted a policy concerning the adoption of a pill in the future specifying that the board will only adopt a shareholder rights plan if either:

     -    Shareholders have approved the adoption of the plan; or

     - The board, in its exercise of its fiduciary responsibilities, determines that it is in the best interest of shareholders under the circumstances to adopt a pill without the delay in adoption that would result from seeking stockholder approval (i.e. the "fiduciary out" provision). A poison pill adopted under this fiduciary out


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

          will be put to a shareholder ratification vote within twelve months of adoption or expire. If the pill is not approved by a majority of the votes cast on this issue, the plan will immediately terminate.

Vote FOR shareholder proposals calling for poison pills to be put to a vote within a time period of less than one year after adoption. If the company has no non-shareholder approved poison pill in place and has adopted a policy with the provisions outlined above, vote AGAINST the proposal. If these conditions are not met, vote FOR the proposal, but with the caveat that a vote within twelve months would be considered sufficient.

Vote CASE-by-CASE on management proposals on poison pill ratification, focusing on the features of the shareholder rights plan. Rights plans should contain the following attributes:

     -    No lower than a 20% trigger, flip-in or flip-over;

     -    A term of no more than three years;

     - No dead-hand, slow-hand, no-hand or similar feature that limits the ability of a future board to redeem the pill;

     - Shareholder redemption feature (qualifying offer clause); if the board refuses to redeem the pill 90 days after a qualifying offer is announced, ten percent of the shares may call a special meeting or seek a written consent to vote on rescinding the pill.

SUPERMAJORITY VOTE REQUIREMENTS

Vote AGAINST proposals to require a supermajority shareholder vote.

Vote FOR proposals to lower supermajority vote requirements.

5. MERGERS AND CORPORATE RESTRUCTURINGS

For mergers and acquisitions, review and evaluate the merits and drawbacks of the proposed transaction, balancing various and sometimes countervailing factors including:

     - Valuation - Is the value to be received by the target shareholders (or paid by the acquirer) reasonable? While the fairness opinion may provide an initial starting point for assessing valuation reasonableness, emphasis is placed on the offer premium, market reaction and strategic rationale.

     - Market reaction - How has the market responded to the proposed deal? A negative market reaction should cause closer scrutiny of a deal.

     - Strategic rationale - Does the deal make sense strategically? From where is the value derived? Cost and revenue synergies should not be overly aggressive or optimistic, but reasonably achievable. Management should also have a favorable track record of successful integration of historical acquisitions.

     - Negotiations and process - Were the terms of the transaction negotiated at arm's-length? Was the process fair and equitable? A fair process helps to ensure the best price for shareholders. Significant negotiation "wins" can also signify the deal makers' competency. The comprehensiveness of the sales process (e.g., full auction, partial auction, no auction) can also affect shareholder value.

     - Conflicts of interest - Are insiders benefiting from the transaction disproportionately and inappropriately as compared to non-insider shareholders? As the result of potential conflicts, the directors and officers of the company may be more likely to vote to approve a merger than if they did not hold these interests. Consider whether these interests may have influenced these directors and officers to support or recommend the merger. The CIC figure presented in the "ISS Transaction Summary" section of this report is an aggregate figure that can in certain cases be a misleading indicator of the true value transfer from shareholders to insiders. Where such figure appears to be excessive, analyze the underlying assumptions to determine whether a potential conflict exists.

     - Governance - Will the combined company have a better or worse governance profile than the current governance profiles of the respective parties to the transaction? If the governance profile is to change for the worse, the burden is on the company to prove that other issues (such as valuation) outweigh any deterioration in governance.


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6. STATE OF INCORPORATION

REINCORPORATION PROPOSALS

Vote CASE-BY-CASE on proposals to change a company's state of incorporation, taking into consideration both financial and corporate governance concerns, including the reasons for reincorporating, a comparison of the governance provisions, comparative economic benefits, and a comparison of the jurisdictional laws. Vote FOR re-incorporation when the economic factors outweigh any neutral or negative governance changes.

7. CAPITAL STRUCTURE

COMMON STOCK AUTHORIZATION

Vote CASE-BY-CASE on proposals to increase the number of shares of common stock authorized for issuance using a model developed by ISS. Vote FOR proposals to approve increases beyond the allowable increase when a company's shares are in danger of being de-listed or if a company's ability to continue to operate as a going concern is uncertain.

In addition, for capital requests that are less than or equal to 300 percent of the current authorized shares and marginally fail the calculated allowable cap (i.e., exceed the allowable cap by no more than 5 percent) vote on a CASE-BY-CASE basis, In this situation, vote FOR the increase based on the company's performance, and whether the company's ongoing use of shares has shown prudence.

ISSUE STOCK FOR USE WITH RIGHTS PLAN

Vote AGAINST proposals that increase authorized common stock for the explicit purpose of implementing a non-shareholder approved shareholder rights plan (poison pill).

PREFERRED STOCK

Vote AGAINST proposals authorizing the creation of new classes of preferred stock with unspecified voting, conversion, dividend distribution, and other rights ("blank check" preferred stock). Vote FOR proposals to create "de-clawed" blank check preferred stock (stock that cannot be used as a takeover defense). Vote FOR proposals to authorize preferred stock in cases where the company specifies the voting, dividend, conversion, and other rights of such stock and the terms of the preferred stock appear reasonable. Vote AGAINST proposals to increase the number of blank check preferred stock authorized for issuance when no shares have been issued or reserved for a specific purpose. Vote CASE-BY-CASE on proposals to increase the number of blank check preferred shares after analyzing the number of preferred shares available for issue given a company's industry and performance in terms of shareholder returns.

8. EXECUTIVE AND DIRECTOR COMPENSATION

POOR PAY PRACTICES

WITHHOLD from compensation committee members, CEO, and potentially the entire board, if the company has poor compensation practices, such as:

     - Egregious employment contracts (e.g., those containing multi-year guarantees for bonuses and grants);

     - Excessive perks that dominate compensation (e.g., tax gross-ups for personal use of corporate aircraft);

     - Huge bonus payouts without justifiable performance linkage or proper disclosure;

     - Performance metrics that are changed (e.g., canceled or replaced during the performance period without adequate explanation of the action and the link to performance);

     - Egregious pension/SERP (supplemental executive retirement plan) payouts (e.g., the inclusion of additional years of service not worked or inclusion of performance-based equity awards in the pension calculation);

     - New CEO awarded an overly generous new hire package (e.g., including excessive "make whole" provisions or any of the poor pay practices listed in this policy);

     - Excessive severance provisions (e.g., including excessive change in control payments);

     - Change in control payouts without loss of job or substantial diminution of job duties;


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

     -    Internal pay disparity;

     -    Options backdating (covered in a separate policy); and

EQUITY COMPENSATION PLANS

Vote CASE-BY-CASE on equity-based compensation plans. Vote AGAINST the equity plan if any of the following factors apply:

     -    The total cost of the company's equity plans is unreasonable;

     - The plan expressly permits the repricing of stock options without prior shareholder approval;

     -    There is a disconnect between CEO pay and the company's performance;

     - The company's three year burn rate exceeds the greater of 2% and the mean plus 1 standard deviation of its industry group; or

     -    The plan is a vehicle for poor pay practices.

DIRECTOR COMPENSATION

Vote CASE-BY-CASE on compensation plans for non-employee directors, based on the cost of the plans against the company's allowable cap.

On occasion, director stock plans that set aside a relatively small number of shares when combined with employee or executive stock compensation plans exceed the allowable cap. Vote for the plan if ALL of the following qualitative factors in the board's compensation are met and disclosed in the proxy statement:

     - Director stock ownership guidelines with a minimum of three times the annual cash retainer.

     -    Vesting schedule or mandatory holding/deferral period:

               - A minimum vesting of three years for stock options or restricted stock; or

               - Deferred stock payable at the end of a three-year deferral period.

     -    Mix between cash and equity:

               - A balanced mix of cash and equity, for example 40% cash/60% equity or 50% cash/50% equity; or

               - If the mix is heavier on the equity component, the vesting schedule or deferral period should be more stringent, with the lesser of five years or the term of directorship.

     - No retirement/benefits and perquisites provided to non-employee directors; and

     - Detailed disclosure provided on cash and equity compensation delivered to each non-employee director for the most recent fiscal year in a table. The column headers for the table may include the following: name of each non-employee director, annual retainer, board meeting fees, committee retainer, committee-meeting fees, and equity grants.

EMPLOYEE STOCK PURCHASE PLANS--QUALIFIED PLANS

Vote CASE-BY-CASE on qualified employee stock purchase plans. Vote FOR employee stock purchase plans where all of the following apply:

     -    Purchase price is at least 85% of fair market value;

     -    Offering period is 27 months or less; and

     - The number of shares allocated to the plan is ten percent or less of the outstanding shares.

EMPLOYEE STOCK PURCHASE PLANS--NON-QUALIFIED PLANS

Vote CASE-by-CASE on nonqualified employee stock purchase plans. Vote FOR nonqualified employee stock purchase plans with all the following features:

     - Broad-based participation (i.e., all employees of the company with the exclusion of individuals with 5% or more of beneficial ownership of the company);

     - Limits on employee contribution, which may be a fixed dollar amount or expressed as a percent of base salary;

     - Company matching contribution up to 25% of employee's contribution, which is effectively a discount of 20% from market value;

     - No discount on the stock price on the date of purchase, since there is a company matching contribution.


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

OPTIONS BACKDATING

In cases where a company has practiced options backdating, WITHHOLD on a CASE-BY-CASE basis from the members of the compensation committee, depending on the severity of the practices and the subsequent corrective actions on the part of the board. WITHHOLD from the compensation committee members who oversaw the questionable options grant practices or from current compensation committee members who fail to respond to the issue proactively, depending on several factors, including, but not limited to:

     - Reason and motive for the options backdating issue, such as inadvertent vs. deliberate grant date changes;

     -    Length of time of options backdating;

     -    Size of restatement due to options backdating;

     - Corrective actions taken by the board or compensation committee, such as canceling or repricing backdated options, or recouping option gains on backdated grants;

     - Adoption of a grant policy that prohibits backdating, and creation of a fixed grant schedule or window period for equity grants going forward.

SEVERANCE AGREEMENTS FOR EXECUTIVES/GOLDEN PARACHUTES

Vote FOR shareholder proposals to require golden parachutes or executive severance agreements to be submitted for shareholder ratification, unless the proposal requires shareholder approval prior to entering into employment contracts. Vote on a CASE-BY-CASE basis on proposals to ratify or cancel golden parachutes. An acceptable parachute should include, but is not limited to, the following:

     -    The triggering mechanism should be beyond the control of management;

     - The amount should not exceed three times base amount (defined as the average annual taxable W-2 compensation) during the five years prior to the year in which the change of control occurs;

     - Change-in-control payments should be double-triggered, i.e., (1) after a change in control has taken place, and (2) termination of the executive as a result of the change in control. Change in control is defined as a change in the company ownership structure.

9. CORPORATE RESPONSIBILITY

ANIMAL RIGHTS

Generally vote AGAINST proposals to phase out the use of animals in product testing unless:

     - The company is conducting animal testing programs that are unnecessary or not required by regulation;

     - The company is conducting animal testing when suitable alternatives are accepted and used at peer firms;

     - The company has been the subject of recent, significant controversy related to its testing programs.

DRUG PRICING AND RE-IMPORTATION

Generally vote AGAINST proposals requesting that companies implement specific price restraints on pharmaceutical products, unless the company fails to adhere to legislative guidelines or industry norms in its product pricing. Vote CASE-BY-CASE on proposals requesting that the company evaluate their product pricing considering:

     -    The existing level of disclosure on pricing policies;

     -    Deviation from established industry pricing norms;

     - The company's existing initiatives to provide its products to needy consumers;

     - Whether the proposal focuses on specific products or geographic regions.

Generally vote FOR proposals requesting that companies report on the financial and legal impact of their policies regarding prescription drug re-importation unless such information is already publicly disclosed. Generally vote AGAINST proposals requesting that companies adopt specific policies to encourage or constrain prescription drug re-importation.


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GENETICALLY MODIFIED FOODS

Vote AGAINST proposals asking companies to voluntarily label genetically engineered (GE) ingredients in their products, or alternatively to provide interim labeling and eventually eliminate GE ingredients due to the costs and feasibility of labeling and/or phasing out the use of GE ingredients.

TOBACCO

Most tobacco-related proposals (such as on second-hand smoke, advertising to youth, and spin-offs of tobacco-related business) should be evaluated on a CASE-BY-CASE basis.

TOXIC CHEMICALS

Generally vote FOR resolutions requesting that a company discloses its policies related to toxic chemicals. Vote CASE-BY-CASE on resolutions requesting that companies evaluate and disclose the potential financial and legal risks associated with utilizing certain chemicals.

Generally vote AGAINST resolutions requiring that a company reformulate its products within a certain timeframe, unless such actions are required by law in specific markets.

ARCTIC NATIONAL WILDLIFE REFUGE

Generally vote AGAINST request for reports outlining potential environmental damage from drilling in the Arctic National Wildlife Refuge (ANWR) unless:

     - New legislation is adopted allowing development and drilling in the ANWR region;

     -    The company intends to pursue operations in the ANWR; and

     - The company has not disclosed an environmental risk report for its ANWR operations.

CONCENTRATED AREA FEEDING OPERATIONS (CAFOS)

Vote FOR resolutions requesting that companies report to shareholders on the risks and liabilities associated with CAFOs, unless:

     - The company has publicly disclosed guidelines for its corporate and contract farming operations, including compliance monitoring; or

     -    The company does not directly source from CAFOs.

GLOBAL WARMING AND KYOTO PROTOCOL COMPLIANCE

Generally vote FOR proposals requesting a report on greenhouse gas emissions from company operations and/or products unless this information is already publicly disclosed or such factors are not integral to the company's line of business. Generally vote AGAINST proposals that call for reduction in greenhouse gas emissions by specified amounts or within a restrictive time frame unless the company lags industry standards and has been the subject of recent, significant fines or litigation resulting from greenhouse gas emissions.

Generally vote FOR resolutions requesting that companies outline their preparations to comply with standards established by Kyoto Protocol signatory markets unless:

     -    The company does not maintain operations in Kyoto signatory markets;

     - The company already evaluates and substantially discloses such information; or,

     - Greenhouse gas emissions do not significantly impact the company's core businesses.

POLITICAL CONTRIBUTIONS

Vote CASE-BY-CASE on proposals to improve the disclosure of a company's political contributions considering: recent significant controversy or litigation related to the company's political contributions or governmental affairs; and the public availability of a policy on political contributions. Vote AGAINST proposals barring the company from making political contributions.


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LINK EXECUTIVE COMPENSATION TO SOCIAL PERFORMANCE

Vote CASE-BY-CASE on proposals to review ways of linking executive compensation to social factors, such as corporate downsizings, customer or employee satisfaction, community involvement, human rights, environmental performance, predatory lending, and executive/employee pay disparities.

OUTSOURCING/OFF-SHORING

Vote CASE-BY-CASE on proposals calling for companies to report on the risks associated with outsourcing, considering: the risks associated with certain international markets; the utility of such a report to shareholders; the existence of a publicly available code of corporate conduct that applies to international operations.

COUNTRY-SPECIFIC HUMAN RIGHTS REPORTS

Vote CASE-BY-CASE on requests for reports detailing the company's operations in a particular country and on proposals to implement certain human rights standards at company facilities or those of its suppliers and to commit to outside, independent monitoring.

10. MUTUAL FUND PROXIES

ELECTION OF DIRECTORS

Vote CASE-BY-CASE on the election of directors and trustees, following the same guidelines for uncontested directors for public company shareholder meetings. However, mutual fund boards do not usually have compensation committees, so do not withhold for the lack of this committee.

CONVERTING CLOSED-END FUND TO OPEN-END FUND

Vote CASE-BY-CASE on conversion proposals, considering the following factors:

     -    Past performance as a closed-end fund;

     -    Market in which the fund invests;

     -    Measures taken by the board to address the discount; and

     - Past shareholder activism, board activity, and votes on related proposals.

ESTABLISH DIRECTOR OWNERSHIP REQUIREMENT

Generally vote AGAINST shareholder proposals that mandate a specific minimum amount of stock that directors must own in order to qualify as a director or to remain on the board.

REIMBURSE SHAREHOLDER FOR EXPENSES INCURRED

Vote CASE-BY-CASE on shareholder proposals to reimburse proxy solicitation expenses. When supporting the dissidents, vote FOR the reimbursement of the proxy solicitation expenses.


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